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The Scotts Miracle-Gro Company

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The Scotts Miracle-Gro Company
Proxy Statement for 2013 Annual Meeting of Shareholders

14111 Scottslawn Road
Marysville, Ohio 43041

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on Thursday, January 17, 2013

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of The Scotts Miracle-Gro Company (the “Company”) will be held at The Berger Learning Center, 14111 Scottslawn Road, Marysville, Ohio 43041, on Thursday, January 17, 2013, at 9:00 A.M. Eastern Time (the “Annual Meeting”), for the following purposes:

1.    To elect four directors, each to serve for a three-year term expiring at the 2016 Annual Meeting of Shareholders.

2.    To conduct an advisory vote on the compensation of the Company’s named executive officers.

3.    To approve an amendment and restatement of The Scotts Miracle-Gro Company Amended and Restated 2006 Long-Term Incentive Plan to, among other things, increase the maximum number of common shares available for grant to participants under the plan.

4.    To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2013.

5.    To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Proxy Statement accompanying this Notice of Annual Meeting of Shareholders describes each of these items in detail. The Company has not received notice of any other matters that may be properly presented at the Annual Meeting.

Only shareholders of record at the close of business on Wednesday, November 21, 2012, the date established by the Company’s Board of Directors as the record date, are entitled to receive notice of, and to vote at, the Annual Meeting.

On or about December 7, 2012, the Company is first mailing to shareholders either: (1) a copy of the accompanying Proxy Statement, a form of proxy and the Company’s 2012 Annual Report or (2) a Notice of Internet Availability of Proxy Materials, which indicates how to access the Company’s proxy materials on the Internet.

Your vote is very important. Please vote as soon as possible even if you plan to attend the Annual Meeting.

By Order of the Board of Directors,

JAMES HAGEDORN
Chief Executive Officer
and Chairman of the Board
December 7, 2012

Proxy Statement for
Annual Meeting of Shareholders of
THE SCOTTS MIRACLE-GRO COMPANY
To Be Held on Thursday, January 17, 2013

Page
Our Compensation Practices	28
Determining Executive Officer Compensation	28
Role of Outside Consultants	28
Compensation Peer Group	29
Use of Tally Sheets	29
Role of Management in Compensation Decisions	29
Setting Compensation Levels for CEO	30
Setting Compensation Levels for Other NEOs	31
Other Executive Compensation Policies, Practices and Guidelines	32
Practices Regarding Equity-Based Awards	32
Stock Ownership Guidelines	33
Recoupment/Clawback Policies	33
Guidelines with Respect to Tax Deductibility and Accounting Treatment	34
Risk Assessment in Compensation Programs	34
Compensation Committee Report	35
Executive Compensation Tables	36
Summary Compensation Table	36
All Other Compensation Table	38
Grants of Plan-Based Awards Table	41
Outstanding Equity Awards Table	42
Option Exercises and Stock Vested Table	44
Pension Benefits Table	44
Non-Qualified Deferred Compensation Table	45
Employment Agreements and Termination of Employment and Change in Control (CIC) Arrangements	46
Employment Agreements	46
Executive Severance Plan	47
Payments on Termination of Employment and/or Change in Control	48
Termination of Employment and Change in Control — James Hagedorn	50
Termination of Employment and Change in Control — Mr. Evans, Mr. Sanders, Mr. Brockman and Ms. Stump	51
Employee Confidentiality, Noncompetition, Nonsolicitation Agreements	54
Proposal Number 2 — Advisory Vote on the Compensation of the Company’s Named Executive Officers (“Say-on-Pay”)	55
Proposal Number 3 — Approval of Amendment and Restatement of The Scotts Miracle-Gro Company Amended and Restated 2006 Long-Term Incentive Plan to Increase the Maximum Number of Common Shares Available for Grant to Participants Under the Plan	56
Proposal Number 4 — Ratification of the Selection of the Independent Registered Public Accounting Firm	70
Audit Committee Matters	71
Report of the Audit Committee for the 2012 fiscal year	71
Role of the Audit Committee, Independent Registered Public Accounting Firm and Management	71
Audit Committee Recommendation	71
Fees of the Independent Registered Public Accounting Firm	72
Audit Fees	72
Audit-Related Fees	72
Tax Fees	72
All Other Fees	72
Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm	72

14111 Scottslawn Road
Marysville, Ohio 43041

PROXY STATEMENT
for
Annual Meeting of Shareholders
To Be Held on Thursday, January 17, 2013

GENERAL INFORMATION ABOUT VOTING

This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of The Scotts Miracle-Gro Company (the “Company”) for use at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at The Berger Learning Center, 14111 Scottslawn Road, Marysville, Ohio 43041, on Thursday, January 17, 2013, at 9:00 A.M. Eastern Time, and at any adjournment or postponement thereof. Should you wish to obtain directions to our corporate offices in order to attend the Annual Meeting and vote in person, please call us at (937) 644-0011. Directions to our corporate offices can also be found on the outside back cover page of this Proxy Statement.

Only holders of record of the Company’s common shares (the “Common Shares”) at the close of business on Wednesday, November 21, 2012 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, there were 61,366,518 Common Shares outstanding. Holders of Common Shares as of the Record Date are entitled to one vote for each Common Share held. There are no cumulative voting rights.

Again this year, the Company is furnishing proxy materials over the Internet as permitted under the rules of the Securities and Exchange Commission (the “SEC”). Under these rules, many of the Company’s shareholders will receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Notice of Annual Meeting of Shareholders, this Proxy Statement and the Company’s 2012 Annual Report. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the proxy materials over the Internet and how shareholders can receive a paper copy of such materials. Shareholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper copy of the proxy materials by mail. The Company believes this process will conserve natural resources and reduce the costs of printing and distributing proxy materials. Shareholders who receive a Notice of Internet Availability of Proxy Materials are reminded that the Notice itself is not a proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on January 17, 2013: The Notice of Annual Meeting of Shareholders, this Proxy Statement and the Company’s 2012 Annual Report are available at www.proxyvote.com. At www.proxyvote.com, shareholders can view the proxy materials, cast their vote and request to receive proxy materials in printed form by mail or electronically by e-mail on a going-forward basis.

If you received a copy of the proxy materials by mail, a form of proxy for use at the Annual Meeting was included. You may ensure your representation at the Annual Meeting by completing, signing, dating and promptly returning the form of proxy. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, you may transmit your voting instructions electronically at www.proxyvote.com or by using the toll-free telephone number stated on the form of proxy or the Notice of Internet Availability of Proxy Materials. The deadline for transmitting voting instructions electronically or telephonically is 11:59 P.M. Eastern Time on January 16, 2013. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give voting instructions and confirm that such voting instructions have been properly recorded.

If you are a registered shareholder, you may revoke your proxy at any time before it is voted at the Annual Meeting by giving written notice of revocation to the Corporate Secretary of the Company, by revoking via the Internet site, by using the toll-free telephone number stated on the form of proxy or the Notice of Internet Availability of Proxy Materials and electing “revocation” as instructed or by attending the Annual Meeting and giving notice of revocation in person. You may also change your vote by: (1) executing and returning to the Company a later-dated form of proxy; (2) voting in person at the Annual

Meeting; (3) submitting a later-dated electronic vote through the Internet site; or (4) voting by telephone at a later date. Attending the Annual Meeting will not, in and of itself, constitute revocation of a previously-appointed proxy.

If you hold your Common Shares in “street name” with a broker/dealer, financial institution or other nominee or holder of record, you are urged to carefully review the information provided to you by the holder of record. This information will describe the procedures you must follow in order to instruct the holder of record how to vote the “street name” Common Shares and how to revoke any previously-given voting instructions. If you do not provide voting instructions to your broker/dealer within the required time frame before the Annual Meeting, your Common Shares will not be voted by the broker/dealer on any matters considered non-routine, including the election of directors, the advisory vote on the compensation of the Company’s named executive officers, and the vote to amend and restate the Company’s Amended and Restated 2006 Long-Term Incentive Plan. The broker/dealer will have discretion to vote your Common Shares on routine matters, such as the ratification of the selection of the Company’s independent registered public accounting firm.

The Company will bear the costs of soliciting proxies on behalf of the Board and tabulating your votes. The Company has retained Broadridge Financial Solutions, Inc. to assist in distributing the proxy materials. Directors, officers and certain employees of the Company may solicit your votes personally, by telephone, by e-mail or otherwise, in each case without additional compensation. If you provide voting instructions through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which the Company will not reimburse. The Company will reimburse its transfer agent, Wells Fargo Shareowner Services, as well as broker/dealers, financial institutions and other custodians, nominees and fiduciaries for forwarding proxy materials to shareholders, according to certain regulatory fee schedules.

If you participate in The Scotts Company LLC Retirement Savings Plan (the “Retirement Savings Plan” or “RSP”) and Common Shares have been allocated to your account in the RSP, you are entitled to instruct the trustee of the RSP how to vote such Common Shares. You may receive your form of proxy with respect to your RSP Common Shares separately. If you do not give the trustee of the RSP voting instructions, the trustee will not vote such Common Shares at the Annual Meeting.

If you participate in The Scotts Miracle-Gro Company Discounted Stock Purchase Plan (the “Discounted Stock Purchase Plan”), you are entitled to vote the number of Common Shares credited to your custodial account. If you do not vote, the custodian under the Discounted Stock Purchase Plan will vote the Common Shares credited to your custodial account in accordance with any stock exchange or other rules governing the custodian in the voting of Common Shares held for customer accounts.

Under the Company’s Code of Regulations, the presence, in person or by proxy, of the holders of a majority of the outstanding Common Shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Common Shares represented by properly executed forms of proxy, including proxies reflecting abstentions, which are returned to the Company prior to the Annual Meeting or represented by properly authenticated voting instructions timely recorded through the Internet or by telephone will be counted toward the establishment of a quorum. Broker non-votes, where broker/dealers who hold their customers’ Common Shares in “street name” sign and submit proxies for such Common Shares but fail to vote on non-routine matters because they were not given instructions from their customers, are also counted for the purpose of establishing a quorum.

The results of shareholder voting at the Annual Meeting will be tabulated by or under the direction of the inspector of election appointed by the Board for the Annual Meeting.

Common Shares represented by properly executed forms of proxy returned to the Company prior to the Annual Meeting or represented by properly authenticated voting instructions timely recorded through the Internet or by telephone will be voted as specified by the shareholder. Common Shares represented by valid proxies timely received prior to the Annual Meeting that do not specify how the Common Shares should be voted will, to the extent permitted by applicable law, be voted FOR the election as directors of the Company of each of the four nominees of the Board listed below under the caption “PROPOSAL NUMBER 1 — ELECTION OF DIRECTORS”; FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as proposed below under the caption “PROPOSAL NUMBER 2 — ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)”; FOR the approval of an amendment and restatement of The Scotts Miracle-Gro Company Amended and Restated 2006 Long-Term Incentive Plan to, among other things, increase the maximum number of common shares available for grant to participants under the plan as proposed below under the caption “PROPOSAL NUMBER 3 — APPROVAL OF AMENDMENT AND RESTATEMENT OF THE SCOTTS MIRACLE-GRO COMPANY AMENDED AND RESTATED 2006 LONG-TERM INCENTIVE PLAN”; and FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2013 as described below under the caption

“PROPOSAL NUMBER 4 — RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.” No appraisal rights exist for any action proposed to be taken at the Annual Meeting.

THE BOARD OF DIRECTORS

Current Composition

There are currently 12 individuals serving on the Board, which is divided into three staggered classes, with each class serving three-year terms. The Class III directors hold office for terms expiring at the Annual Meeting, the Class I directors hold office for terms expiring in 2014 and the Class II directors hold office for terms expiring in 2015.

Diversity

The Board believes that diversity is one of many important considerations in board composition. When considering candidates for the Board, the Governance and Nominating Committee (the “Governance Committee”) evaluates the entirety of each candidate’s credentials, including factors such as diversity of background, experience, skill, age, race and gender, as well as each candidate’s judgment, strength of character and specialized knowledge. Although the Board does not have a specific diversity policy, the Governance Committee evaluates the current composition of the Board to ensure that the directors reflect a diverse mix of skills, experiences, backgrounds and opinions. Depending on the current composition of the Board, the Governance Committee may weigh certain factors, including those relating to diversity, more or less heavily when evaluating a potential candidate.

The Governance Committee believes that the Company’s current directors, as a group, reflect the diverse mix of skills, experiences, backgrounds and opinions necessary to foster an effective decision-making environment and promote the Company’s culture. Board member experiences cover a wide range of industries, including consumer products, manufacturing, technology, financial services, media, insurance, regulatory and consulting. Three of the twelve current directors are women, each of whom chairs one of the Board’s standing committees — the Audit Committee (Stephanie M. Shern), the Finance Committee (Nancy G. Mistretta) and the Innovation & Technology Committee (Katherine Hagedorn Littlefield).

Experiences, Skills and Qualifications

The Governance Committee is responsible for identifying candidates qualified to become directors and recommending director nominees to the Board. As noted above, when considering candidates for the Board, the Governance Committee evaluates the entirety of each candidate’s credentials and does not have any specific eligibility requirements or minimum qualifications that candidates must meet. In general, as the Company’s Corporate Governance Guidelines indicate, directors are expected to have the education, business experience and current insight necessary to contribute to the Board’s performance of its functions, the interest and time available to be adequately involved with the Company over a period of years, and the functional skills, corporate leadership, diversity, international experience and other attributes that the Board believes will contribute to the development and expansion of the Board’s knowledge and capabilities.

Set forth below is a general description of the types of experiences the Board and the Governance Committee believe to be particularly relevant to the Company:

•
Leadership Experience — Directors who have demonstrated significant leadership experience over an extended period of time, especially current and former chief executive officers, provide the Company with valuable insights that can only be gained through years of managing complex organizations. These individuals understand both the day-to-day operational responsibilities facing senior management and the role directors play in overseeing the affairs of large organizations. Eight of the current twelve members of the Board are current or former chief executive officers, and nearly every current director has significant leadership experience.

•
Innovation and Technology Experience — Given the Company’s continued focus on driving innovation, directors with innovation and technology experience add significant value to the Board. As one of the few companies with an Innovation & Technology Committee, this is particularly important to the Company’s overall success.

•	International Experience — Directors with experience in markets outside the United States bring valuable knowledge to the Company as it expands its footprint in international markets.

•
Marketing/Consumer Industry Experience — Directors with experience identifying, developing and marketing new and existing consumer products bring valuable skills that can have a positive impact on the Company’s operational results. Directors with experience dealing with consumers understand consumer needs and wants, recognize products and marketing/advertising campaigns that are most likely to resonate with consumers and are able to identify potential changes in consumer trends and buying habits.

•	Retail Experience — Directors with significant retail experience bring valuable insights that can greatly assist the Company in managing its relationships with its largest retail customers.

•
Financial Experience — Directors with an understanding of accounting, finance and financial reporting processes, particularly as they relate to a large, complex business, are critical to the Company. Accurate financial reporting is a cornerstone of the Company’s success, and directors with financial expertise help to provide effective oversight of the Company’s financial measures and processes.

A description of the most relevant experiences, skills, attributes and qualifications that qualify each director to serve as a member of the Board is included in his or her biography.

Leadership Structure

The Company’s governance documents provide the Board with flexibility to select the leadership structure that is most appropriate for the Company and its shareholders. The Board regularly evaluates the Company’s leadership structure and has concluded that the Company and its shareholders are best served by not having a formal policy regarding whether the same individual should serve as both Chairman of the Board and Chief Executive Officer (“CEO”). This approach allows the Board to elect the most qualified director as Chairman of the Board, while maintaining the ability to separate the Chairman of the Board and CEO roles when necessary.

Currently, the Company is led by James Hagedorn, who has served as CEO since May 2001 and as Chairman of the Board since January 2003. The Board believes that combining the roles of Chairman of the Board and CEO is in the best interests of the Company and its shareholders at this time as it takes advantage of the talent and experience of Mr. Hagedorn. The Board’s decision to appoint Mr. Hagedorn to lead the Company is supported by the Company’s success and track record of innovation since the time of Mr. Hagedorn’s appointment.

In addition to Mr. Hagedorn, the Board is currently comprised of 11 non-employee directors, 10 of whom also qualify as independent. In accordance with the Company’s Corporate Governance Guidelines and applicable sections of the New York Stock Exchange (“NYSE”) Listed Company Manual (the “NYSE Rules”), the non-employee directors of the Company regularly meet in executive session. These meetings allow non-employee directors to discuss issues of importance to the Company, including the business and affairs of the Company as well as matters concerning management, without any member of management present. In addition, the independent directors of the Company meet in executive session at least once a year and more frequently as matters appropriate for their consideration arise.

The directors have elected Carl F. Kohrt, Ph.D. to serve as the Company’s Lead Independent Director each year since 2009. As Lead Independent Director, Dr. Kohrt:

•	has the ability to call meetings of independent and/or non-employee directors;

•	presides at all meetings of non-employee and/or independent directors;

•	consults with the Chairman of the Board and CEO with respect to appropriate agenda items for meetings of the Board;

•	serves as a liaison between the Chairman of the Board and the independent directors;

•	approves the retention of outside advisors and consultants who report directly to the Board on critical issues;

•	can be contacted directly by shareholders; and

•	performs such other duties as the Board may delegate from time to time.

Finally, the Board has established five standing committees to assist with its oversight responsibilities: (1) the Audit Committee; (2) the Compensation and Organization Committee (the “Compensation Committee”); (3) the Finance Committee; (4) the Governance and Nominating Committee; and (5) the Innovation & Technology Committee. Each of the Audit, Compensation and Governance Committees is comprised entirely of independent directors, and all of the Board’s committees, with the exception of the Innovation & Technology Committee, are chaired by independent directors.

The Board believes that its current leadership structure — including combined Chairman of the Board and CEO roles, 10 out of 12 independent directors, a Lead Independent Director, key committees comprised solely of independent directors and committees chaired primarily by independent directors — provides an appropriate balance among strategy development, operational execution and independent oversight and is therefore in the best interests of the Company and its shareholders.

Board Role in Risk Oversight

It is management’s responsibility to develop and implement the Company’s strategic plans and to identify, evaluate, manage and mitigate the risks inherent in those plans. It is the Board’s responsibility to oversee the Company’s strategic plans and to ensure that management is taking appropriate action to identify, manage and mitigate the associated risks. The Board administers its risk oversight responsibilities both through active review and discussion of enterprise-wide risks and by delegating certain risk oversight responsibilities to committees for further consideration and evaluation. The decision to administer the Board’s oversight responsibilities in this manner has a key effect on the Board’s leadership and committee structure.

Because the roles of Chairman of the Board and CEO are currently combined, to ensure proper oversight of management and the potential risks facing the Company, the directors annually elect a Lead Independent Director. In addition, the Board is comprised of predominantly independent directors and all members of the Board’s key committees — the Audit, Compensation and Governance Committees — are independent. This system of checks and balances helps to ensure that key decisions made by the Company’s most senior management, up to and including the CEO, are reviewed and overseen by independent directors of the Board.

In some cases, risk oversight is addressed by the full Board as part of its engagement with the CEO and other members of senior management. For example, the full Board conducts a comprehensive annual review of the Company’s overall strategic plan and the plans for each of the Company’s business units, including associated risks. To that end, management provides the Board with periodic reports regarding the significant risks facing the Company and how the Company is seeking to control or mitigate those risks. The Board also has responsibility for ensuring that the Company maintains appropriate succession plans for its senior officers and conducts an annual review of succession planning.

In other cases, the Board has delegated risk management oversight responsibilities to certain committees, each of which reports regularly to the full Board. The Audit Committee oversees the Company’s compliance with legal and regulatory requirements and its overall risk management process. It also shares oversight responsibility for financial risks with the Finance Committee. As part of its oversight role, the Audit Committee regularly reviews risks relating to the Company’s key accounting policies and receives reports regarding the Company’s most significant internal controls and compliance risks from the Company’s Chief Financial Officer as well as its internal auditors. Representatives of the Company’s independent registered public accounting firm attend each Audit Committee meeting, regularly make presentations to the Audit Committee and comment on management presentations. In addition, the Company’s Chief Financial Officer and internal auditors, as well as representatives of the Company’s independent registered public accounting firm, individually meet in private session with the Audit Committee on a regular basis, affording ample opportunity to raise any concerns with respect to the Company’s risk management practices.

The Compensation Committee oversees risks relating to the Company’s compensation programs and practices. As discussed in more detail in the section captioned “Our Compensation Practices — Role of Outside Consultants” within the Compensation Discussion and Analysis, the Compensation Committee employs an independent compensation consultant to assist it in reviewing the Company’s compensation programs, including the potential risks created by and other impacts of these programs.

Finally, the Governance Committee oversees issues related to the Company’s governance structure and other corporate governance matters and processes, as well as non-financial risks and compliance matters. In addition, the Governance Committee is charged with overseeing compliance with the Company’s Related Person Transaction Policy. The Governance Committee regularly reviews the Company’s key corporate governance documents, including the Corporate Governance Guidelines, the Related Person Transaction Policy and the Insider Trading Policy, to ensure they remain in compliance with the changing legal and regulatory environment and appropriately enable the Board to fulfill its oversight responsibilities.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

At the Annual Meeting, four Class III directors will be elected. Three of the four individuals nominated by the Board for election as directors at the Annual Meeting are currently serving as Class III directors — Adam Hanft, Stephen L. Johnson and Katherine Hagedorn Littlefield. Joseph P. Flannery, the fourth Class III director, has decided to retire from the Board, effective as of December 11, 2012. The Board has nominated Michael E. Porter, Ph.D. for election as a Class III director. The nomination of each individual was recommended to the Board by the Governance Committee.

The individuals elected as Class III directors at the Annual Meeting will hold office for a three-year term expiring at the 2016 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal. The individuals designated as proxy holders in the form of proxy intend to vote the Common Shares represented by the proxies received under this solicitation for the Board’s nominees, unless otherwise instructed on the form of proxy or through the telephone or Internet voting procedures. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve as a director of the Company if elected. If any nominee becomes unable to serve or for good cause will not serve as a candidate for election as a director, then the individuals designated as proxy holders reserve full discretion to vote the Common Shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board following recommendation by the Governance Committee. The individuals designated as proxy holders cannot vote for more than four nominees for election as Class III directors at the Annual Meeting.

The following information, as of November 21, 2012, with respect to the age, principal occupation or employment, other affiliations and business experience of each director or nominee for election as a director, has been furnished to the Company by each such director or nominee.

Nominees Standing for Election to the Board of Directors

Class III — Terms to Expire at the 2016 Annual Meeting

Adam Hanft, age 62, Director of the Company since 2010

Mr. Hanft is the founder and Chief Executive Officer of Hanft Projects LLC, a strategic consultancy that provides marketing advice and insight to leading consumer and business-to-business companies as well as many leading digital brands. He writes broadly about the consumer culture for numerous publications and is the co-author of “Dictionary of the Future.” He is also a frequent commentator on marketing and branding issues. Prior to starting Hanft Projects LLC, Mr. Hanft served as founder and Chief Executive Officer of Hanft Unlimited, Inc., a marketing organization created in 2004 that included an advertising agency, strategic consultancy and custom-publishing operation.

As the Chief Executive Officer of Hanft Projects LLC, Mr. Hanft brings his extensive leadership, marketing/consumer industry and innovation and technology experience to the Board. His knowledge of the consumer marketplace, media and current branding initiatives has proven particularly valuable.

Committee Memberships: Governance; Innovation & Technology

Stephen L. Johnson, age 61, Director of the Company since 2010

Mr. Johnson is the President and Chief Executive Officer of Stephen L. Johnson and Associates Strategic Consulting, LLC (“Johnson and Associates”), a strategic provider of business, research and financial management and consulting services formed in 2009. Prior to forming Johnson and Associates, Mr. Johnson worked for the U.S. Environmental Protection Agency for 30 years, where he became the first career employee and scientist to serve as Administrator, a position he held from January 2005 through January 2009. Mr. Johnson serves as a director of M2 Renewables, Inc. and as a Trustee of Taylor University.

As President and Chief Executive Officer of Johnson and Associates and the former Administrator of the U.S. Environmental Protection Agency, as well as a lifelong scientist, Mr. Johnson brings considerable leadership and innovation and technology experience to the Board. His appointment also filled a need for both regulatory and environmental expertise that was identified by the Governance Committee.

Committee Memberships: Governance; Innovation & Technology

Katherine Hagedorn Littlefield, age 57, Director of the Company since 2000

Ms. Littlefield is the Chair of Hagedorn Partnership, L.P. She also serves on the board for the Hagedorn Family Foundation, Inc., a charitable organization. She is the sister of James Hagedorn, the Company’s CEO and Chairman of the Board.

As the Chair of Hagedorn Partnership, L.P., the Company’s largest shareholder, Ms. Littlefield brings a strong shareholder voice to the boardroom. She also has significant innovation and technology experience, having served on the Company’s Innovation & Technology Committee since its formation in May 2004.

Committee Memberships: Finance; Innovation & Technology (Chair)

Michael E. Porter, Ph.D., age 65, Nominee for Election as a Director of the Company

On November 13, 2012, the Board of Directors, upon the recommendation of the Governance Committee, nominated Professor Porter for election as a Class III member of the Board of Directors. Professor Porter was recommended by Mr. Hagedorn, who knew him from his work as a strategic consultant for the Company. Professor Porter is the Bishop William Lawrence University Professor at Harvard Business School, where he has been a Professor since 1973. Professor Porter is a leading authority on competitive strategy and economic development. He is the author of 19 books and over 125 articles, and speaks widely on strategy, competitiveness, corporate responsibility and related subjects. Professor Porter is a founding member and member of the Executive Committee of the Council on Competitiveness, America’s leading private-sector competitiveness organization. He has served as a strategy advisor to top management in numerous leading U.S. and international companies and routinely advises national leaders in numerous countries on competitiveness.

Professor Porter currently serves as a director of Parametric Technology Corporation, a position that he has held since 1995. He is a director of Merrimack Corporation, where he has been director since December 2010. Professor Porter previously served as a director of Thermo Fisher Scientific Corporation.

As a professor of competitive strategy at Harvard Business School and a leading expert in the business strategy field, Professor Porter brings significant knowledge and expertise to the Board in the areas of strategy and international business.

Directors Continuing in Office

Class I — Terms to Expire at the 2014 Annual Meeting

James Hagedorn, age 57, Director of the Company since 1995 and Chairman of the Board since 2003

Mr. Hagedorn has served as CEO of the Company since May 2001 and Chairman of the Board since January 2003. In addition to serving as CEO and Chairman of the Board, he served as President of the Company from November 2006 until October 2008, and from April 2000 until December 2005. Mr. Hagedorn is the brother of Katherine Hagedorn Littlefield, a director of the Company.

Having joined both the Company and the Board in 1995, and having served as CEO for over a decade and Chairman of the Board for nearly as long, Mr. Hagedorn has more working knowledge of the Company and its products than any other individual. During his career at the Company, Mr. Hagedorn has developed extensive leadership, international, and marketing/consumer industry experience that has proven invaluable as he leads the Board through a wide range of issues.

William G. Jurgensen, age 61, Director of the Company since 2009

Mr. Jurgensen served as a director for and Chief Executive Officer of Nationwide Mutual Insurance Company and Nationwide Financial Services, Inc. (collectively, “Nationwide”), leading providers of diversified insurance and financial services, from May 2000 until February 2009. During that time, he also served as a director for and Chief Executive Officer of several other companies within the Nationwide enterprise, which is comprised of Nationwide Financial Services, Inc., Nationwide Mutual Insurance Company, Nationwide Mutual Fire Insurance Company and all of their respective subsidiaries and affiliates. He currently serves as a member of the Human Resources and Nominating and Governance Committees of ConAgra Foods, Inc., where he has been a director since August 2002.

As the former Chief Executive Officer of Nationwide, Mr. Jurgensen has extensive leadership and financial experience, particularly in the areas of risk assessment and strategic development. His knowledge of Ohio business, civic and government affairs has also proven valuable to the Board.

Committee Memberships: Audit; Finance

Nancy G. Mistretta, age 58, Director of the Company since 2007

Ms. Mistretta is a retired partner of Russell Reynolds Associates (“Russell Reynolds”), an executive search firm, where she served as a partner from February 2005 until June 2009. She was a member of Russell Reynolds’ Not-For-Profit Sector and was responsible for managing executive officer searches for many large philanthropies, with a special focus on educational searches for presidents, deans and financial officers. Based in New York, New York, she was also active in the CEO/Board Services Practice of Russell Reynolds. Prior to joining Russell Reynolds, Ms. Mistretta was with JPMorgan Chase & Co. and its heritage institutions (collectively, “JPMorgan”) for 29 years and served as a Managing Director in Investment Banking from 1991 to 2005. She also serves on the New York Advisory Board of The Posse Foundation, Inc.

Throughout her nearly 30-year career at JPMorgan, Ms. Mistretta has demonstrated a broad base of leadership, international, marketing/consumer industry, retail and financial experience, including through roles as Managing Director responsible for Investment Bank Marketing and Communications, industry head responsible for the Global Diversified Industries group and industry head responsible for the Diversified, Consumer Products and Retail Industries group. Her financial experience is particularly valuable to the Board in her position as Chair of the Finance Committee.

Committee Memberships: Audit; Finance (Chair)

Stephanie M. Shern, age 64, Director of the Company since 2003

Mrs. Shern operated Shern Associates LLC, a retail consulting and business advisory firm, from February 2002 until 2011. From 1995 to April 2001, Mrs. Shern was the Vice Chairman and Global Director of Retail and Consumer Products for Ernst & Young LLP, and prior thereto was a partner at Ernst & Young serving various clients in the retail and consumer sectors. Mrs. Shern is a CPA and a member of the American Institute of CPAs and the New York State Society of CPAs. Mrs. Shern is currently a director and member of the Audit and Remuneration Committees of Koninklijke Ahold N.V. (Royal Ahold) and a director and Chair of the Audit Committee of GameStop Corp., where she also serves as the lead independent director. During the past five years, Mrs. Shern has served as a director of CenturyLink, Inc.; Embarq Corporation; Sprint Nextel Corporation; and Nextel Communications, Inc.

Having spent a significant portion of her nearly 40-year career focused on retail and consumer industries in both the United States and abroad, Mrs. Shern has vast leadership, international, marketing/consumer industry and retail experience. In addition, as a CPA and member of the Audit Committee of both GameStop Corp. (where she serves as Chair) and Koninklijke Ahold N.V. (Royal Ahold), Mrs. Shern has extensive financial experience. This experience has proven valuable to the Board, where Mrs. Shern serves as Chair of the Audit Committee and as the “audit committee financial expert,” as that term is defined in the applicable rules and regulations of the SEC.

Committee Membership: Audit (Chair)

Class II — Terms to Expire at the 2015 Annual Meeting

Alan H. Barry, age 69, Director of the Company since 2009

Mr. Barry is the former President and Chief Operating Officer of Masco Corporation (“Masco”), a manufacturer, distributor and installer of home improvement and building products, a position he held from April 2003 until his retirement in December 2007. Mr. Barry began his career at Masco in 1972. Mr. Barry serves as a director of two privately-held companies: IPS Corporation and H.W. Kaufman Financial Group, Inc.

As the former President and Chief Operating Officer of Masco, Mr. Barry brings significant leadership and marketing experience to the Board. His more than 35 years of experience at Masco, which emphasizes brand name products and services holding leadership positions in their markets, enable him to advise the Board on key brand-related strategies and initiatives. His current service as a director of H.W. Kaufman Financial Group, Inc. also provides him with extensive financial experience.

Committee Memberships: Audit; Finance

Thomas N. Kelly Jr., age 65, Director of the Company since 2006

Mr. Kelly served as Executive Vice President, Transition Integration of Sprint Nextel Corporation, a global communications company, from December 2005 until April 2006. He served as the Chief Strategy Officer of Sprint Nextel Corporation from August 2005 until December 2005. He served as the Executive Vice President and Chief Operating Officer of Nextel Communications, Inc., which became Sprint Nextel Corporation, from February 2003 until August 2005, and as Executive Vice President and Chief Marketing Officer of Nextel Communications, Inc. from 1996 until February 2003. Mr. Kelly serves as a director of one other public company, GameStop Corp., where he also serves on the Compensation Committee.

Having served at various times as Chief Strategy Officer, Chief Operating Officer and Chief Marketing Officer of large communications companies, Mr. Kelly brings an extensive skill set to the boardroom. His blend of leadership, innovation and technology, international, marketing/consumer industry and financial experience make him a key advisor to the Board on a full range of consumer and strategy-related matters.

Committee Membership: Compensation (Chair)

Carl F. Kohrt, Ph.D., age 68, Director of the Company since 2008

Dr. Kohrt served as President and Chief Executive Officer of Battelle Memorial Institute (“Battelle”), a non-profit charitable trust headquartered in Columbus, Ohio, from October 15, 2001 until his retirement on December 31, 2008. Battelle is an international science and technology enterprise that explores emerging areas of science, develops and commercializes technology and manages laboratories for customers. Dr. Kohrt served as a director of one other public company, Kinetic Concepts, Inc., until its sale in 2011. He also has served as a director of numerous private for-profit and non-profit entities and is currently a Trustee of Furman University and of the Woodrow Wilson National Fellowship Foundation.

Given the Company’s continued focus on driving innovation, Dr. Kohrt’s considerable innovation and technology experience, developed during his tenure as Chief Executive Officer of Battelle, his more than 29 years at Eastman Kodak Company (where he last served as Chief Technical Officer), and as a lifelong research scientist, has proven extremely valuable to the Board. Dr. Kohrt also possesses extensive international experience, having lived in China while serving as the Executive Vice President and General Manager of Greater Asia at Eastman Kodak Company. Dr. Kohrt’s leadership experience has also proven valuable in his role as the Company’s Lead Independent Director.

Committee Memberships: Compensation; Innovation & Technology

John S. Shiely, age 60, Director of the Company since 2007

Mr. Shiely served as Chief Executive Officer of Briggs & Stratton Corporation (“Briggs & Stratton”), a manufacturer of small, air-cooled engines for lawn and garden and other outdoor power equipment and a producer of lawn mowers, generators and pressure washers in the United States, from July 1, 2001 until his retirement on December 31, 2009. He was appointed as a director of Briggs & Stratton in 1994, and served as Chairman of the Board from 2003 through October 20, 2010. Mr. Shiely currently serves as a director of two other public companies, OshKosh Corporation, where he is a member of the Governance Committee, and Quad/Graphics, Inc., where he is a member of the Audit Committee and chair of the Compensation Committee. He also serves as a director of numerous privately-held and charitable companies, including Cleveland Rock and Roll, Inc. (the corporate board of the Rock and Roll Hall of Fame and Museum) and Children’s Hospital and Health System Foundation, Inc. Mr. Shiely served as a director of Marshall & Ilsley Corporation from 1999 until its acquisition by BMO Financial Group in July 2011 and currently serves as a director of BMO Financial Corp. (Harris Bank) and BMO Harris Bank N.A.

As the former Chief Executive Officer and Chairman of the Board of Briggs & Stratton, Mr. Shiely brings substantial leadership, marketing/consumer industry and financial experience to the Board. His extensive experience managing a large manufacturing and marketing company makes him a particularly valuable advisor to the Board in those areas, as well as in the area of corporate governance, which he studied in the graduate program at Harvard Law School in 2010.

Committee Memberships: Compensation; Governance (Chair)

Recommendation and Vote

Under Ohio law and the Company’s Code of Regulations, the four nominees for election as Class III directors receiving the greatest number of votes FOR election will be elected as directors of the Company. Common Shares represented by properly executed and returned forms of proxy or properly authenticated voting instructions recorded through the Internet or by telephone will be voted FOR the election of the Board’s nominees, unless authority to vote for one or more of the nominees is withheld. Common Shares as to which the authority to vote is withheld and Common Shares represented by broker non-votes will not be counted toward the election of directors or toward the election of the individual nominees of the Board, as applicable.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL OF THE ABOVE-NAMED CLASS III DIRECTOR NOMINEES.

MEETINGS AND COMMITTEES OF THE BOARD

Meetings of the Board and Board Member Attendance at Annual Meeting of Shareholders

The Board held four meetings during the fiscal year ended September 30, 2012 (the “2012 fiscal year”). Each Board member attended at least 75% of the aggregate number of Board and applicable Board committee meetings during the 2012 fiscal year.

Although the Company does not have a formal policy requiring Board members to attend annual shareholder meetings, the Company encourages all directors to attend each such annual meeting. All of the directors attended the Company’s last Annual Meeting of Shareholders held on January 19, 2012.

Committees of the Board

The Board has established five standing committees to assist with its oversight responsibilities: (1) the Audit Committee; (2) the Compensation and Organization Committee; (3) the Finance Committee; (4) the Governance and Nominating Committee; and (5) the Innovation & Technology Committee. Membership on each of these committees, as of November 21, 2012, is shown in the following chart:

Audit	Compensation and Organization	Finance	Governance and Nominating	Innovation & Technology
Stephanie M. Shern (Chair)	Thomas N. Kelly Jr. (Chair)	Nancy G. Mistretta (Chair)	John S. Shiely (Chair)	Katherine Hagedorn Littlefield (Chair)
Alan H. Barry	Joseph P. Flannery*	Alan H. Barry	Joseph P. Flannery*	Adam Hanft
William G. Jurgensen	Carl F. Kohrt, Ph.D.	Katherine Hagedorn Littlefield	Adam Hanft	Stephen L. Johnson
Nancy G. Mistretta	John S. Shiely	William G. Jurgensen	Stephen L. Johnson	Carl F. Kohrt, Ph.D.
________________________

* Joseph P. Flannery has decided to retire from the Board, effective December 11, 2012.

Audit Committee

The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is organized and conducts its business pursuant to a written charter adopted by the Board. A copy of the Audit Committee charter is posted under the “Corporate Governance” link on the Company’s Internet website at http://investor.scotts.com. At least annually, in consultation with the Governance Committee, the Audit Committee evaluates its performance, reviews and assesses the adequacy of its charter and recommends to the Board any proposed changes thereto as may be necessary or desirable.

The Audit Committee is responsible for: (1) overseeing the accounting and financial reporting processes of the Company, including the audits of the Company’s consolidated financial statements; (2) appointing, compensating and overseeing the work of the independent registered public accounting firm employed by the Company; (3) establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters or other compliance matters; (4) assisting the Board in its oversight of: (a) the integrity of the Company’s consolidated financial statements, (b) the Company’s compliance with applicable laws, rules and regulations, including applicable NYSE Rules, (c) the independent registered public accounting firm’s qualifications and independence and (d) the performance of the Company’s internal audit function; and (5) undertaking the other matters required by applicable NYSE Rules as well as the rules and regulations of the SEC (the “SEC Rules”). Pursuant to its charter, the Audit Committee has the authority to engage and compensate such independent counsel and other advisors as the Audit Committee deems necessary to carry out its duties.

The Board has determined that each member of the Audit Committee satisfies the applicable independence requirements set forth in the NYSE Rules and under Rule 10A-3 promulgated by the SEC under the Exchange Act. The Board believes each member of the Audit Committee is qualified to discharge his or her duties on behalf of the Company and its subsidiaries and satisfies the financial literacy requirement of the NYSE Rules. The Board has determined that Stephanie M. Shern qualifies as an “audit committee financial expert” as that term is defined in the applicable SEC Rules. None of the members of the Audit Committee serves on the audit committee of more than two other public companies.

The Audit Committee met nine times during the 2012 fiscal year.

The Audit Committee report begins on page 71.

Compensation and Organization Committee

The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board. A copy of the Compensation Committee charter is posted under the “Corporate Governance” link on the Company’s Internet website located at http://investor.scotts.com. At least annually, in consultation with the Governance Committee, the Compensation Committee evaluates its performance, reviews and assesses the adequacy of its charter and recommends to the Board any proposed changes thereto as may be necessary or desirable.

The Compensation Committee has responsibility for determining all elements of executive compensation and benefits for our CEO and other key executives of the Company and its subsidiaries, including the executive officers named in the Summary Compensation Table (the “NEOs”). As part of this process, the Compensation Committee determines the general compensation philosophy applicable to these individuals. In addition, the Compensation Committee advises the Board regarding executive officer organizational issues and succession plans. The Compensation Committee also acts upon all matters concerning, and exercises such authority as is delegated to it under the provisions of, any benefit or retirement plan maintained by the Company, and serves as the committee administering The Scotts Miracle-Gro Company Amended and Restated 1996 Stock Option Plan (the “1996 Stock Option Plan”), The Scotts Miracle-Gro Company Amended and Restated 2003 Stock Option and Incentive Equity Plan (the “2003 Equity Plan”), The Scotts Miracle-Gro Company Amended and Restated 2006 Long-Term Incentive Plan (the “2006 Long-Term Plan”), The Scotts Company LLC Amended and Restated Executive Incentive Plan (the “EIP”) and the Discounted Stock Purchase Plan.

Pursuant to its charter, the Compensation Committee has authority to retain special counsel, compensation consultants and other experts or consultants as it deems appropriate to carry out its functions and to approve the fees and other retention terms of any such counsel, consultants or experts. During the 2012 fiscal year, the Compensation Committee engaged an independent consultant from Frederic W. Cook & Co. to advise the Compensation Committee with respect to market practices and competitive trends in the area of executive compensation, as well as ongoing legal and regulatory considerations. The consultant provided guidance to assist the Compensation Committee in determining compensation for the CEO, the other NEOs and other key management employees. Frederic W. Cook & Co. did not provide consulting services directly to management. The role of Frederic W. Cook & Co. is further described in the section captioned “Our Compensation Practices — Role of Outside Consultants” within the Compensation Discussion and Analysis.

The Board has determined that each member of the Compensation Committee satisfies the applicable independence requirements set forth in the NYSE Rules and qualifies as an outside director for purposes of § 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), and as a non-employee director for purposes of Rule 16b-3 under the Exchange Act.

The Compensation Committee met nine times during the 2012 fiscal year.

The Compensation Discussion and Analysis begins on page 21. The Compensation Committee Report appears on page 35.

Finance Committee

The Finance Committee is organized and conducts its business pursuant to a written charter adopted by the Board. A copy of the Finance Committee charter is posted under the “Corporate Governance” link on the Company’s Internet website located at http://investor.scotts.com. At least annually, in consultation with the Governance Committee, the Finance Committee evaluates its performance, reviews and assesses the adequacy of its charter and recommends to the Board any proposed changes thereto as may be necessary or desirable.

The Finance Committee oversees the financial strategies and policies of the Company and its subsidiaries. In discharging its duties, the Finance Committee: (1) reviews investments, stock repurchase programs and dividend payments; (2) oversees cash management and corporate financing matters; and (3) oversees the Company’s acquisition and divestiture strategies and the financing arrangements related thereto.

The Finance Committee met five times during the 2012 fiscal year.

Governance and Nominating Committee

The Governance Committee is organized and conducts its business pursuant to a written charter adopted by the Board. A copy of the Governance Committee charter is posted under the “Corporate Governance” link on the Company’s Internet website located at http://investor.scotts.com. At least annually, the Governance Committee evaluates its performance, reviews and assesses the adequacy of its charter and recommends to the Board any proposed changes thereto as may be necessary or desirable.

The Governance Committee recommends nominees for membership on the Board as well as policies regarding the composition of the Board generally. The Governance Committee also makes recommendations to the Board regarding committee selection, including committee chairs and rotation practices, the overall effectiveness of the Board and of management (in the areas of Board relations and corporate governance), director compensation and developments in corporate governance practices. The Governance Committee is responsible for developing a policy regarding the consideration of candidates recommended by shareholders for election or appointment to the Board and procedures to be followed by shareholders in submitting such recommendations, consistent with any shareholder nomination requirements that may be set forth in the Company’s Code of Regulations and applicable laws, rules and regulations. In considering potential nominees for election or appointment to the Board, the Governance Committee conducts its own search for available, qualified nominees and will consider candidates from any reasonable source, including shareholder recommendations. The Governance Committee is also responsible for developing and recommending to the Board corporate governance guidelines applicable to the Company and overseeing the evaluation of the Board and management.

The Board has determined that each member of the Governance Committee satisfies the applicable independence requirements set forth in the NYSE Rules.

The Governance Committee met three times during the 2012 fiscal year.

Innovation & Technology Committee

The Innovation & Technology Committee is organized and conducts its business pursuant to a written charter adopted by the Board. A copy of the Innovation & Technology Committee charter is posted under the “Corporate Governance” link on the Company’s Internet website located at http://investor.scotts.com.

The Innovation & Technology Committee assists the Board by providing counsel to senior management regarding global science, technology and innovation issues and acts as the Board’s liaison to the Company’s Innovation & Technology Advisory Board, a board of experts that assists in carrying out the work of the Innovation & Technology Committee.

The Innovation & Technology Committee met twice during the 2012 fiscal year.

Compensation and Organization Committee Interlocks and Insider Participation

The Compensation Committee is currently comprised of Thomas N. Kelly Jr., Joseph P. Flannery, Carl F. Kohrt, Ph.D. and John S. Shiely. With respect to the 2012 fiscal year and from October 1, 2011 through the date of this Proxy Statement, there were no interlocking relationships between any executive officer of the Company and any entity, one of whose executive officers served on the Company’s Compensation Committee or Board, or any other relationship required to be disclosed in this section under applicable SEC Rules.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

In accordance with applicable sections of the NYSE Rules, the Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its committees. The Board, with the assistance of the Governance Committee, periodically reviews the Corporate Governance Guidelines to ensure they remain in compliance with all applicable requirements and appropriately address evolving corporate governance issues. The Corporate Governance Guidelines were amended in November 2011 to increase the stock ownership guidelines applicable to non-employee directors from two times the annual cash retainer to five times the annual cash retainer. For additional information regarding the non-employee director stock ownership guidelines, see the section captioned “NON-EMPLOYEE DIRECTOR COMPENSATION — Non-Employee Director Stock Ownership Guidelines.”

The amended Corporate Governance Guidelines are posted under the “Corporate Governance” link on the Company’s Internet website located at http://investor.scotts.com.

Director Independence

In consultation with the Governance Committee, the Board has reviewed, considered and discussed the relationships, both direct and indirect, of each current director or nominee for election as a director with the Company and its subsidiaries, including those listed under the section captioned “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,” and the compensation and other payments each director and each nominee has, both directly and indirectly, received from or made to the Company and its subsidiaries, in order to determine whether such director or nominee satisfies the applicable independence requirements set forth in the NYSE Rules and the SEC Rules. Based upon the recommendation of the Governance Committee and its own review, consideration and discussion, the Board has determined that the following Board members satisfy such independence requirements and are, therefore, “independent” directors:

(1) Alan H. Barry	(6) Thomas N. Kelly Jr.
(2) Joseph P. Flannery*	(7) Carl F. Kohrt, Ph.D.
(3) Adam Hanft	(8) Nancy G. Mistretta
(4) Stephen L. Johnson	(9) Stephanie M. Shern
(5) William G. Jurgensen	(10) John S. Shiely
________________________

* Joseph P. Flannery has decided to retire from the Board, effective December 11, 2012.

The Board determined that: (a) James Hagedorn is not independent because he is the Company’s CEO, (b) Katherine Hagedorn Littlefield is not independent because she is the sister of James Hagedorn, and (c) Michael E. Porter, Ph.D. (Board nominee) is not independent because he has received consulting compensation from the Company that exceeds the threshold limit for determining whether a director can be considered independent.

Nominations of Directors

The Board, taking into account the recommendations of the Governance Committee, selects nominees to stand for election to the Board. The Governance Committee considers candidates for the Board from any reasonable source, including current director, management and shareholder recommendations, and does not evaluate candidates differently based on the source of the recommendation. Pursuant to its written charter, the Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating director candidates and to approve the fees and other retention terms of any such consultant or search firm.

Shareholders may recommend director candidates for consideration by the Governance Committee by giving written notice of the recommendation to the Corporate Secretary of the Company. The recommendation must include the candidate’s name, age, business address and principal occupation or employment, as well as a description of the candidate’s qualifications, attributes and other skills. A written statement from the candidate consenting to serve as a director, if so elected, must accompany any such recommendation.

The Company’s Corporate Governance Guidelines indicate that, in general, a director should not stand for re-election once he or she has reached the age of 72, but provide the Board with flexibility to nominate a director who is age 72 or older based on individual circumstances.

Communications with the Board

The Board believes it is important for shareholders and other interested persons to have a process pursuant to which they can send communications to the Board and its individual members, including the Lead Independent Director. Accordingly, shareholders and other interested persons who wish to communicate with the Board, the Lead Independent Director, the non-employee directors as a group, the independent directors as a group or any particular director may do so by addressing such correspondence to the name(s) of the specific director(s), to the “Lead Independent Director,” to the “Non-employee Directors” or “Independent Directors” as a group or to the “Board of Directors” as a whole, and sending it in care of the Company to the Company’s principal corporate offices at 14111 Scottslawn Road, Marysville, Ohio 43041. All such correspondence should identify the author as a shareholder or other interested person, explain such person’s interest and clearly indicate to whom the correspondence is directed. Correspondence marked “personal and confidential” will be delivered to the intended recipient(s) without opening. Copies of all correspondence will be circulated to the appropriate director or directors. There is no screening process in respect of communications from shareholders and other interested persons.

Code of Business Conduct and Ethics

In accordance with applicable NYSE Rules and SEC Rules, the Board has adopted The Scotts Miracle-Gro Company Code of Business Conduct and Ethics, which is available under the “Corporate Governance” link on the Company’s Internet website located at http://investor.scotts.com.

All employees of the Company and its subsidiaries, including each NEO, and all directors of the Company are required to comply with the Company’s Code of Business Conduct and Ethics. The Sarbanes-Oxley Act of 2002 and the SEC Rules promulgated thereunder require companies to have procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The procedures for addressing these matters are set forth in the Company’s Code of Business Conduct and Ethics.

Preferred Stock — “Declawing” Preferred Stock

The Company’s Articles of Incorporation, as amended, authorize the Board to issue up to 195,000 preferred shares (the “Preferred Shares”) and to adopt amendments to the Articles of Incorporation in respect of any unissued Preferred Shares in order to fix or change, among other things, the division of the Preferred Shares into series, the dividend or distribution rights associated with the Preferred Shares, the liquidation rights, preferences and price of the Preferred Shares, and the redemption rights, voting rights, pre-emptive rights and conversion rights associated with the Preferred Shares. Although the Articles of Incorporation do not limit the purposes for which the Preferred Shares may be issued or used, the Board represents that it will not, without prior shareholder approval, issue or use the Preferred Shares for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan, or with features intended to make any attempted acquisition of the Company more difficult or costly. Within these limits, the Board may issue Preferred Shares for capital raising transactions, acquisitions, joint ventures or other corporate purposes that have the effect of making an acquisition of the Company more difficult or costly.

NON-EMPLOYEE DIRECTOR COMPENSATION

Benchmarking Board of Director Compensation

The Board believes that non-employee director compensation should be competitive with similarly situated companies and should encourage high levels of ownership of the Company’s Common Shares. In 2011, the Board engaged an independent consultant from Frederic W. Cook & Co. to conduct a new benchmark study of non-employee director compensation (the “2011 Study”), which was used as the basis for determining the non-employee director compensation structure. For purposes of the 2011 Study, Frederic W. Cook & Co. compared each element of non-employee director compensation against the same 24 companies that comprise the peer group used to benchmark NEO compensation (the “Compensation Peer Group”). The Board believes that these 24 consumer products-oriented companies, with annual revenues ranging between $0.9 billion and $8.8 billion, appropriately reflect the size and overall complexity of the Company. For further discussion of the Compensation Peer Group, see section captioned “Our Compensation Practices — Compensation Peer Group” within the Compensation Discussion and Analysis.

The survey information for the 2011 Study was compiled from definitive proxy statement filings for the peer group companies. Based on the 2011 Study, the average compensation for the Company’s non-employee directors in calendar year 2012 were above the 75th percentile when compared to the Compensation Peer Group. The Board believes this level of compensation is competitive and determined that no changes to the overall compensation structure for non-employee directors were necessary at this time.

Structure of Non-Employee Director Compensation

The compensation structure for non-employee directors, which is established by the Board on a calendar-year basis, reflects a combination of annual cash retainers and equity-based compensation granted in the form of deferred stock units (“DSUs”), as follows:

	Annual Retainers Paid in Cash(1)	Value of DSUs Granted

Board Membership	$100,000	$70,000
Lead Independent Director	$15,000	$35,000
Additional Compensation for Committee Chairs:
• Audit	$—	$25,000
• Compensation and Organization	$—	$25,000
• Finance	$—	$25,000
• Governance and Nominating	$—	$25,000
• Innovation & Technology	$—	$25,000
Additional Compensation for Committee Membership:
• Audit	$—	$17,500
• Compensation and Organization	$—	$12,500
• Finance	$—	$12,500
• Governance and Nominating	$—	$12,500
• Innovation & Technology	$—	$12,500
________________________

(1)	The annual cash-based retainer is paid in quarterly installments.

In addition to the above compensation elements, non-employee directors also receive reimbursement of all reasonable travel and other expenses for attending Board meetings or other Company-related functions.

Equity-Based Compensation

For the 2012 calendar year, the equity-based compensation for non-employee directors was granted in the form of DSUs. Each whole DSU represents a contingent right to receive one full Common Share.

Dividend Equivalents

Each DSU is granted with a related dividend equivalent, which represents the right to receive additional DSUs in respect of dividends that are declared and paid in cash in respect of the Common Shares underlying the DSUs, during the period beginning on the grant date and ending on the settlement date. Such cash dividends are converted to DSUs based on the fair market value of Common Shares on the date the dividend is paid. Dividends declared and paid in the form of Common Shares are converted to DSUs in proportion to the dividends paid per Common Share.

Vesting and Settlement

DSU grants for non-employee directors are typically approved by the Board at a meeting held on the same date as the annual meeting of shareholders. The grant date is established as the first business day after the Board approves the grant. For the 2012 calendar year, DSUs were granted to the non-employee directors on January 20, 2012. In general, the DSUs granted to non-employee directors in the 2012 calendar year, including dividend equivalents converted to DSUs, vest on the third anniversary of the grant date, but are subject to earlier vesting or forfeiture, as the case may be, in the event of death, disability or retirement. Subject to the terms of the 2006 Long-Term Plan, whole vested DSUs will be settled in Common Shares and fractional DSUs will be settled in cash as soon as administratively practicable, but in no event later than 90 days following the earliest to occur of: (i) termination; (ii) death; (iii) disability; or (iv) the third anniversary of the grant date. Upon a change in control of the Company, each non-employee director’s outstanding DSUs will vest on the date of the change in control and settle as described above. Until the DSUs are settled, a non-employee director has none of the rights of a shareholder with respect to the Common Shares underlying the DSUs other than with respect to the dividend equivalents.

Deferral of Cash-Based Retainers

For the 2012 calendar year, the non-employee directors had the option to elect, in advance, to receive up to 100% of their quarterly cash retainers in cash or fully-vested DSUs. If DSUs were elected, the non-employee director received the number of DSUs determined by dividing the deferral amount by the closing price of one Common Share on NYSE on the applicable grant date. DSUs granted in connection with deferral elections will be settled on the same terms as described above. For the 2012 calendar year, Mr. Johnson made an election to receive 25% of his quarterly retainers in fully vested DSUs. None of the other non-employee directors elected to defer any portion of their 2012 calendar year cash retainer.

Non-Employee Director Stock Ownership Guidelines

The Board believes that ownership of Common Shares strengthens directors’ commitment to the long-term future of the Company and further aligns their interests with those of the Company’s shareholders. Accordingly, the Board has adopted stock ownership guidelines applicable to all non-employee directors. Under the stock ownership guidelines, each non-employee director is expected to own Common Shares having a value of at least five times the annual cash retainer. For purposes of determining compliance with the stock ownership guidelines, the value of beneficially-owned shares is determined as follows:

•	100% of the value of Common Shares directly registered to the director and/or held in a brokerage account (i.e., shares held long);

•	60% of the “in-the-money” portion of any non-qualified stock option (“NSO”) or stock appreciation right (“SAR”), whether vested or unvested; and

•	60% of the value of unsettled full-value awards (e.g., deferred stock units).

The stock ownership guidelines require each non-employee director to retain 50% of the net shares realized from equity-based awards (after covering any exercise cost and the required tax withholding obligations) until the ownership guideline has been achieved.

Non-Employee Director Compensation Table

The following table sets forth the compensation awarded to, or earned by, each of the non-employee directors of the Company for the 2012 fiscal year. Mr. Hagedorn, the Company’s Chairman of the Board and CEO did not receive any additional compensation for his services as a director. Accordingly, Mr. Hagedorn’s compensation is reported in the section captioned “EXECUTIVE COMPENSATION” and is not included in the table below.

Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(3)(4)	Option Awards ($)(5)	Total ($)
Alan H. Barry	100,000	100,038	—	200,038
Joseph P. Flannery	100,000	95,034	—	195,034
Adam Hanft	100,000	95,034	—	195,034
Stephen L. Johnson	100,000	95,034	—	195,034
William G. Jurgensen	100,000	100,038	—	200,038
Thomas N. Kelly Jr.	100,000	107,521	—	207,521
Carl F. Kohrt, Ph.D.	115,000(2)	130,016	—	245,016
Katherine Hagedorn Littlefield	100,000	120,008	—	220,008
Nancy G. Mistretta	100,000	125,012	—	225,012
Stephanie M. Shern	100,000	112,525	—	212,525
John S. Shiely	100,000	120,008	—	220,008
________________________

(1)
Reflects the cash-based retainer earned for services rendered during the 2012 fiscal year, paid at a rate of $25,000 per quarter. With respect to Mr. Johnson, consistent with his election to defer 25% of his cash retainer, the amount reported includes $6,250 in cash fees each quarter (for a total of $25,000) that were deferred and awarded in the form of fully vested DSUs on each of October 1, 2011, January 20, 2012, April 2, 2012 and July 2, 2012.

(2)	Reflects an additional cash-based retainer of $15,000 for Dr. Kohrt’s service as the Company’s Lead Independent Director.

(3)
Reflects the aggregate grant date fair value of DSUs granted during the 2012 fiscal year. The value of each DSU was determined using the fair market value of the underlying Common Share on January 20, 2012, the date of the grant, and was calculated in accordance with the equity compensation accounting provisions of FASB ASC Topic 718, without respect to forfeiture assumptions.

(4)    The aggregate number of Common Shares subject to DSUs (including DSUs granted as a result of converting dividend equivalents) outstanding as of September 30, 2012 was as follows:

Name	Aggregate Number of Common Shares Subject to Stock Awards Outstanding as of September 30, 2012*
Alan H. Barry	9,353
Joseph P. Flannery	12,951
Adam Hanft	8,582
Stephen L. Johnson	5,209
William G. Jurgensen	8,945
Thomas N. Kelly Jr.	14,099
Carl F. Kohrt, Ph.D.	16,342
Katherine Hagedorn Littlefield	14,639
Nancy G. Mistretta	15,201
Stephanie M. Shern	14,792
John S. Shiely	14,269

*	All fractional Common Shares have been rounded to the nearest whole Common Share.

(5)
While there were no options granted to non-employee directors during the 2012 fiscal year, the aggregate number of Common Shares subject to option awards outstanding as of September 30, 2012 was as follows:

Name	Aggregate Number of Common Shares Subject to Option Awards Outstanding as of September 30, 2012
Alan H. Barry	—
Joseph P. Flannery	59,512
Adam Hanft	—
Stephen L. Johnson	—
William G. Jurgensen	—
Thomas N. Kelly Jr.	21,442
Carl F. Kohrt, Ph.D.	—
Katherine Hagedorn Littlefield	71,406
Nancy G. Mistretta	—
Stephanie M. Shern	46,431
John S. Shiely	14,300

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (the “CD&A”) is intended to provide insight to our shareholders regarding our executive compensation philosophy, the structure of our executive compensation programs and the factors that are considered in making compensation decisions for the Named Executive Officers (NEOs).

Executive Summary

The Company believes its compensation practices and the overall level of executive pay are competitive when compared with our Compensation Peer Group and reflect our commitment to performance-based pay. Proposal Number 2, found on page 55, provides shareholders an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as set forth in this Proxy Statement.

Our compensation programs are intended to align our NEOs’ interests with those of our shareholders by rewarding performance that meets or exceeds the goals the Compensation Committee establishes with the objective of increasing shareholder value. Where such goals are not achieved, our compensation programs are designed to provide significantly lower payouts to our NEOs. For example, for the 2012 fiscal, year no incentive payouts were awarded to the NEOs under the terms of the executive incentive plan since our financial performance fell below the pre-defined goals established by the Compensation Committee; however, the Compensation Committee did award limited discretionary bonuses to recognize personal performance. In structuring our compensation programs, the Compensation Committee strives to ensure that our executive compensation levels are competitive with companies of a like nature. The summary below highlights (i) our belief in performance-based pay, (ii) the tie between 2012 executive compensation and our financial performance and (iii) key market practices reflected in the design of our compensation programs.

We Believe in Performance-Based Pay

The design of our compensation programs include the following measures to ensure that compensation granted to our NEOs is based on the Company’s performance:

•
Our annual incentive compensation program includes funding triggers (namely, the credit facility compliance and corporate net income targets) intended to mitigate the potential risk associated with short-term decisions by our NEOs that may not be in the best interest of the Company or its key stakeholders. Failure to meet such funding triggers jeopardizes the eligibility of our NEOs to receive annual incentive awards.

•
For 2012, two-thirds of the long-term grant value awarded to our NEOs was performance-based: one-third of the grant value was allocated to performance units and one-third was allocated to NSOs. The performance units are subject to a performance goal and will be forfeited if the Company fails to achieve a pre-determined level of return on invested capital (ROIC) over the three-year performance period.

Executive Compensation Reflects Financial Performance

Consistent with our compensation program design, our compensation program results for the 2012 fiscal year appropriately reflected the financial results that we delivered:

•	Our net sales on a consolidated basis increased by 1.0% but our gross profit decreased by 4.7% compared to the fiscal year ended September 30, 2011 (the “2011 fiscal year”); and

•	Our adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) on a consolidated basis decreased by 22.9% compared to the 2011 fiscal year.

Since the financial results were below the minimum performance level established for the annual incentive plan and the Company failed to achieve the corporate net income funding trigger, no incentive payouts were awarded to the NEOs for the 2012 fiscal year under the executive incentive plan; however, the Compensation Committee awarded limited discretionary bonuses to the NEOs to recognize personal performance and achievement during the 2012 fiscal year.

Compensation Design Reflects Key Market Practices

We are committed to periodically making adjustments to our compensation practices to further align our executive compensation design with our shareholders’ interests and current market practices, including:

•
Use of Performance-Based Equity Awards: Approximately two-thirds of the long-term grant value awarded to our NEOs is performance-based (split equally between NSOs and performance units, with the remaining one-third awarded in the form of service-based restricted stock units (RSUs)), The use of performance-based equity awards is intended to increase the portion of our NEOs’ total compensation opportunity that is directly tied to the performance of the Company, and is reflective of competitive practices.

•
Limited Use of Employment Agreements: With the exception of the CEO, the Company does not maintain individual employment agreements with any of the NEOs. Severance benefits for the NEOs other than the CEO are provided under an executive severance plan.

•	Limited Use of Gross-Ups: We limit our use of tax gross-up payments to those relating to relocation-related benefits. During the 2012 fiscal year no tax gross-up payments were made to any of the NEOs.

•	Limited Executive Perquisites: Beginning in January 2013, the Company will discontinue car allowances and financial planning services for the NEOs.

•
Double-Trigger Change in Control Provisions: Our plans include “double-trigger” change in control provisions, which preclude acceleration of vesting of outstanding cash and equity-based awards upon a change in control if such awards are assumed or substituted. In these instances, our plans preclude acceleration of vesting unless an employee is terminated.

•
Clawback Provisions: All of our equity-based awards and annual incentive awards contain provisions designed to recoup such awards for violation of non-compete covenants or engaging in conduct that is detrimental to the Company. In addition, the Compensation Committee previously approved the Executive Compensation Recovery Policy, which allows the Company to recover annual incentive award payments and equity award distributions in the event of a required accounting restatement due to material non-compliance with any financial reporting requirement.

•
Stock Ownership Guidelines: Our stock ownership guidelines are designed to align the interests of each NEO with the long-term interests of the shareholders by ensuring that a material amount of each NEO’s accumulated wealth is maintained in the form of Common Shares. The ownership guidelines, which are competitive with the levels maintained by our Compensation Peer Group, are: 10 times base salary for the CEO, 5 times base salary for the President and 3 times base salary for all other NEOs.

•	No Excess Benefit Retirement Plan: Our excess benefit plan was frozen effective December 31, 1997, and the only NEO who was enrolled in this plan prior to this date is Mr. Hagedorn.

•
Independent Consultants: Our Compensation Committee engages an independent consultant to advise with respect to executive compensation levels and practices. The consultant provides no services to management and had no prior relationship with any of our NEOs.

•
Tally Sheets: Our Compensation Committee uses tally sheets in order to obtain a perspective on the overall level of executive compensation and wealth accumulation, the relationship between short-term and long-term compensation elements, and how each element relates to our compensation philosophy and guiding principles.

Our Compensation Philosophy and Objectives

Objectives: The culture of our Company is based on a strong bias for action aimed at delivering sustainable results. Our compensation programs are structured to promote an accountability and performance-based culture with significant emphasis on variable pay in the form of both short-term and long-term incentives and are designed to achieve the following objectives:

•	Attracting, retaining and motivating top leadership talent;

•	Driving performance that generates long-term profitable growth;

•	Promoting behaviors that reinforce our business strategy and desired culture;

•	Encouraging teamwork across business units and functional areas; and

•	Connecting rewards to shareholder value creation.

Guiding Principles: The Company has adopted guiding principles as a framework for making compensation decisions while preserving the flexibility needed to respond to the competitive market for executive talent. Our guiding principles for compensation are as follows:

•
Structure total compensation levels within the competitive market range for similar executive roles, which is generally viewed as the pay range between the 25th percentile and the 75th percentile of the Compensation Peer Group (the “Competitive Market Range”);

•	Place greater emphasis on variable pay versus fixed pay;

•	Emphasize pay-for-performance to motivate both short-term and long-term performance for the benefit of shareholders; and

•	Provide the opportunity for meaningful wealth accumulation over time, tied directly to shareholder value creation.

Setting Pay Levels: When setting pay levels the Compensation Committee exercises its discretion to position individual pay levels higher or lower in the Competitive Market Range based on a subjective assessment of the individual facts and circumstances, including:

•	The relative degree of organizational impact and influence of the role;

•	The competency, experience and skill level of the executive; and

•	The overall level of personal performance and expected contribution to the success of our business in the future.

Elements of Executive Compensation

To best promote the objectives of our executive compensation program, the Company relies on a mix of five principal short-term and long-term compensation elements. For the 2012 fiscal year, the elements of executive compensation were as follows:

•	Base salary;

•	Annual cash incentive compensation;

•	Long-term equity-based incentive awards;

•	Executive perquisites and other benefits; and

•	Retirement plans and deferred compensation benefits.

The Compensation Committee has responsibility for determining all elements of compensation granted to Mr. Hagedorn, our CEO, and other key management employees, including the other NEOs listed in the Summary Compensation Table. For each NEO, the Compensation Committee reviews each element of compensation, as well as the relative mix or weighting of elements, on an annual basis.

Base Salary (short-term compensation element)

Base salary is the primary fixed element of total compensation and serves as the foundation of the total compensation structure since most of the variable compensation elements are linked directly or indirectly to the base salary level. Base salaries of the NEOs are reviewed on an annual basis and compared against the Competitive Market Range for similar positions based on survey data provided by the Company’s compensation consultants. The Compensation Committee exercises its discretion to position individual base salary levels for the NEOs within the Competitive Market Range based on a subjective assessment of organizational and individual qualities and characteristics, including the strategic importance of the individual’s job function to the Company as well as an NEO’s experience, competency, skill level, overall contribution to the success of our business and potential to make significant contributions to the Company in the future.

Annual Cash Incentive Compensation (short-term compensation element)

The Scotts Company LLC Amended and Restated Executive Incentive Plan (EIP) provides annual cash incentive compensation opportunities based on various performance metrics related to the financial performance of the Company and its business units. For the 2012 fiscal year, the EIP was intended to reinforce the behaviors that support profitable and sustainable growth of our business, with emphasis on unit growth, improved gross profit % and overall category growth. The EIP is grounded by the following set of core guiding principles, which are reflective of our compensation philosophy and are intended to support a sustainable plan design:

•	Accountability — plans are heavily weighted to individual region and business unit performance;

•	Focus — pick a few things and do them well;

•	Alignment — plans are aligned with overall business strategy and growth objectives;

•	Simplicity — plans are easy to understand and communicate; and

•	Differentiation — plans recognize the unique aspects of regions and business units, as well as individual performance.

EIP Performance Metrics: For the 2012 fiscal year, the incentive awards for all NEOs were based on the following performance measures, each of which is calculated at the consolidated Company level:

•	Unit Sales (U.S. only) — a measurement of each “unit” shipped in the U.S., including Roundup® sales.

•	Gross Profit % — a measure of the gross profit % of the Company’s reported net sales.

•	Market Share Growth — a measurement of the Company’s year over year change in market share, calculated as the Company’s total branded unit sales / total U.S. lawn and garden units.

•	Adjusted EBITA — earnings before interest, taxes and amortization, adjusted to exclude discontinued operations, impairment, restructuring and other non-cash charges.

Note:
The Compensation Committee believes that the performance metrics should not be influenced by currency fluctuations and, therefore, where applicable, the EIP metrics reflect currency translation based on budgeted exchange rates, which is in contrast to actual exchange rates employed for currency conversions used for accounting principles generally accepted in the United States of America (“U.S. GAAP”) reporting. As a result, there could be a difference between the Company’s reported financial results and the amounts used for purposes of calculating incentive payouts under the EIP.

The Compensation Committee believes that these measures reflect key value drivers of the business and align management with shareholder interests.

As reflected in the table below, the minimum performance goals were established based on the prior year actual results, with pro forma adjustments for discontinued operations, incentive payments in excess of target and certain non-recurring items. The target performance goals required to achieve a payout of 100% reflect unit sales growth of approximately 8% and profit growth of approximately 12% versus the prior year.

The maximum performance goals were set at a level thought to reflect aggressive but attainable growth. The consolidated Company-level performance goals and actual performance results for the 2012 fiscal year (with dollars in millions) were:

	Metric Weighting	Payout Level			Performance Results	Calculated Payout %
Metric		50%	100%	200%
Unit Sales (millions of units)	20%	416.9	432.9	448.9	397.8	0%
Gross Profit %	20%	35.0%	35.7%	36.9%	34.0%	0%
Market Share Growth	20%	100 bps	150 bps	200 bps	71 bps	0%
Adjusted EBITA	40%	$311.8	$340.6	$396.2	$267.8	0%

Funding Triggers: The EIP design includes two funding triggers that are intended to ensure alignment between management and key stakeholders.

•	Credit Facility Compliance — Payouts under the EIP are subject to the Company maintaining compliance with the quarterly debt/EBITDA ratio requirement under its credit facility.

•
Corporate Profitability — The Compensation Committee believes it is important to ensure that management delivers growth to the shareholders before incentive payouts are made. Therefore, if the Company fails to achieve a specified level of net income for the full fiscal year, all payouts calculated under the EIP are reduced to zero.

For the 2012 fiscal year, the corporate profitability funding trigger was based on achieving a consolidated Company-level Adjusted Net Income target of $153.5 million (at budgeted foreign exchange rates), which is approximately 20% less than the actual results for the prior year (at budgeted foreign exchange rates) after adjusting for non-recurring items. For this purpose, reported net income (at budgeted foreign exchange rates) is adjusted to exclude discontinued operations, charges related to registration and recall matters, as well as impairment, restructuring and other charges. Since the Company’s Adjusted Net Income (at budgeted foreign exchange rates) of $124.7 million was below the funding trigger for the 2012 fiscal year, no incentive payouts were earned under the EIP based on the performance metrics; however, the Compensation Committee awarded limited discretionary bonuses to the NEOs to recognize personal performance and achievement during the 2012 fiscal year as described below.

Individual Discretionary Component: The EIP also includes a discretionary component to further distinguish individual performance. For the 2012 fiscal year, 80% of the total weighted payout (the non-discretionary portion) for plan participants would have been determined based directly on achievement of the performance metrics, with the remaining 20% (the discretionary portion) awarded at the discretion of the Compensation Committee based on each NEO’s performance during the fiscal year. Although the discretionary portion of the EIP for the 2012 fiscal year was not funded as a result of the Company missing the corporate net income funding trigger, the Compensation Committee believed it was appropriate to award discretionary bonuses to recognize the notable personal performance of the NEOs as well as to be responsive to the Compensation Committee’s belief that the actual cash compensation levels for the NEOs had begun to fall behind the Competitive Market Range over the past two years. The discretionary bonus awards approved for each of the NEOs for the 2012 fiscal year are summarized below. While the discretionary bonuses were not paid pursuant to the EIP, the amounts awarded to each of the NEOs other than Mr. Brockman, were equivalent to 20% of the target incentive opportunity under the EIP. The discretionary bonus awarded to Mr. Brockman was equivalent to 25% of his target incentive opportunity under the EIP.

NEO	Bonus Amount
Mr. Hagedorn	$220,000
Mr. Sanders	$96,000
Mr. Evans	$64,350
Mr. Brockman	$57,062
Ms. Stump	$42,212

Tax Deductibility: The Compensation Committee oversees the operation of the EIP, including approval of the plan design, performance objectives and payout targets for each fiscal year, to attempt to qualify the underlying payouts as performance-based compensation for purposes of IRC § 162(m) in order to maximize the tax deductibility of such compensation for the Company.

Long-Term Equity-Based Incentive Awards (long-term compensation element)

Long-term incentive compensation is an integral part of total compensation for Company executives and directly ties rewards to performance that is intended to create and enhance shareholder value. Consistent with the Company’s performance-based pay philosophy, approximately two-thirds of the value of long-term equity-based awards granted for the 2012 fiscal year were performance-based: one-third of the value granted as performance units (“PUs”) and one-third granted as NSOs, with the remaining one-third granted in the form of service-based RSUs to promote retention. The decision to grant performance-based equity awards was intended to increase the portion of our NEOs’ total compensation opportunity that is directly tied to the performance of the Company, is reflective of competitive practices and further increases the alignment of the NEOs with the long-term interests of the Company’s shareholders.

The Compensation Committee targets the grant value (equity award value) of long-term equity-based incentive awards within the Competitive Market Range. Consistent with the Company’s performance-based pay philosophy, the Compensation Committee exercises its discretion to position the targeted grant value of individual equity-based incentive awards within the Competitive Market Range based on factors such as the overall performance level of the individual, the overall contribution of the individual to the success of the business, years of service and the potential of the individual to make significant contributions to the Company in the future.

All equity-based awards granted to the NEOs in the 2012 fiscal year are subject to a three-year, time-based cliff vesting provision, with a provision for accelerated vesting in the event of retirement, death or disability. The PUs are also subject to the achievement of a three-year performance goal, which provides that the Company must achieve a pre-defined level of ROIC for the 2012 to 2014 fiscal year performance period as summarized below. The actual number of shares awarded will vary based on the level of ROIC performance achieved for the performance period.

	Minimum	Target	Maximum
Three-year average ROIC performance requirement	11.0%	11.8%	12.6%
% of target shares paid out	50%	100%	150%

For purposes of determining whether the performance goal has been achieved, the Compensation Committee defined the three-year average ROIC as the trailing three-year adjusted net operating profit after tax / trailing three-year average invested capital.

Failure to achieve the minimum level of ROIC specified above will result in forfeiture of the PUs. Since the PUs are intended to qualify as performance-based compensation for purposes of IRC § 162(m), the full value of these awards at the time of vesting will be deductible. Information regarding our equity grant practices, including the determination of exercise price, can be found in the section captioned “Other Executive Compensation Policies, Practices and Guidelines — Practices Regarding Equity-Based Awards” below.

Executive Perquisites and Other Benefits (short-term compensation element)

The Company maintains traditional health and welfare benefit plans and the Retirement Savings Plan, a qualified 401(k) plan, which are generally offered to all employees (subject to basic plan eligibility requirements) and are consistent with the types of benefits offered by other similar corporations. In addition to these traditional benefits, the Company offered in the 2012 fiscal year certain executive level perquisites to key executives, including all NEOs, which are designed to be competitive with the compensation practices of corporations in the Compensation Peer Group, including comprehensive annual physical examinations, a car allowance of $1,000 per month and annual financial planning services valued at approximately $4,000 per year. Beginning in January 2013, cash-based perquisites such as car allowances and financial planning services will be discontinued.

For safety and security reasons, the Board previously approved CEO/COO Travel Guidelines (the “Travel Guidelines”) which provide that Mr. Hagedorn may use either personal aircraft or Company aircraft for commuting purposes. In recognition of his prior Company-paid commuting benefit and to offset the annual costs associated with his compliance with the Travel Guidelines, Mr. Hagedorn received a compensatory monthly commuting allowance of $20,000 during the 2012 fiscal year.

Mr. Hagedorn is also entitled to limited personal use of Company aircraft at his own expense. Specifically, Mr. Hagedorn has an option to purchase up to 100 flight hours per year for personal use at the Company’s incremental direct operating cost per flight hour, so there is no incremental cost to the Company associated with providing this perquisite other than the partial loss of a tax deduction of certain aircraft-related costs as a result of any personal use of Company aircraft. Since Company aircraft are used primarily for business travel, the determination of the direct operating cost per flight hour excludes the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase cost of Company aircraft and the cost of maintenance not related to personal trips. As an additional perquisite, Mr. Hagedorn has access to the services of the Company’s aviation mechanics and pilots in circumstances involving commuting flights on personal aircraft. Since the Company’s aviation mechanics and pilots are paid on a salary basis, there is no incremental cost to the Company for providing this perquisite. For further discussion, see section captioned “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

Retirement Plans and Deferred Compensation Benefits (long-term compensation element)

Executive Retirement Plan

The Scotts Company LLC Executive Retirement Plan (the “ERP”) is a non-qualified deferred compensation plan that provides executives the opportunity to: (1) defer compensation with respect to salary and amounts received in lieu of salary and (2) defer compensation with respect to any Performance Award (as defined in the ERP). During the 2012 fiscal year, the ERP consisted of the following four parts:

•	Compensation Deferral, which allows continued deferral of up to 75% of salary and amounts received in lieu of salary;

•	Performance Award Deferral, which allows the deferral of up to 100% of any cash incentive compensation earned under the EIP;

•	Retention Awards, which reflect the Company’s contribution to the ERP in respect of the retention awards described below; and

•	Crediting of Company Matching Contributions on qualifying deferrals.

The Company Matching Contributions to the ERP were based on the same contribution formulae as those used for the RSP. Specifically, the Company matched participant contributions at a rate of 150% for the first 4% of eligible earnings contributed to the ERP and 50% for the next 2% of eligible earnings contributed to the ERP. Company Matching Contributions to the ERP are not funded until the first quarter of the subsequent calendar year.

All accounts under the ERP are bookkeeping accounts and do not represent claims against specific assets of the Company. Each participant may select one or more investment funds, including a Company stock fund, against which to benchmark such participant’s ERP accounts. The investment options under the ERP are substantially consistent with the investment options permitted under the RSP. Accordingly, there were no above-market or preferential earnings on investments associated with the ERP for any of the NEOs for the 2012 fiscal year.

Other Retirement and Deferred Compensation Plans

The Scotts Company LLC Excess Benefit Plan for Non Grandfathered Associates (the “Excess Pension Plan”) is an unfunded plan that provides benefits that cannot be provided under The Scotts Company LLC Associates’ Pension Plan (the “Associates’ Pension Plan”) due to specified statutory limits. The Associates’ Pension Plan and related Excess Pension Plan were frozen effective December 31, 1997 and, therefore, no additional benefits have accrued after that date under either plan. However, continued service taken into account for vesting purposes under the Associates’ Pension Plan is recognized with respect to the entitlement to, and the calculation of, subsidized early retirement benefits under the Excess Pension Plan. Based on his tenure, Mr. Hagedorn is the only NEO who participates in the Excess Pension Plan. For further details regarding the Excess Pension Plan, see section captioned “EXECUTIVE COMPENSATION TABLES — Pension Benefits Table.”

Executive Retention Awards (non-recurring compensation element)

In the fiscal year ended September 30, 2008, the Company was facing a number of challenging circumstances, including rising commodity costs and a sharp decline in the market value of its Common Shares. As a result, the majority of the Company’s outstanding NSOs decreased significantly in value. In response to these circumstances, the Company commenced a strategy to retain key executive talent. In furtherance of this strategy, the Compensation Committee authorized grants of discretionary retention awards to Mr. Brockman, Mr. Evans, Mr. Sanders and Ms. Stump on November 4, 2008, each of which had a grant date value of $1.0 million, in the form of deferred compensation under the ERP. Each of the retention award recipients had the right to elect an investment fund, including a Company stock fund, against which the retention award is benchmarked, and each recipient elected the Company stock fund. The retention awards were subject to cliff vesting on November 4, 2011, and each recipient became fully vested in the retention award on that date. Per the terms of the retention award agreement, the Company distributed one-fourth of the vested retention award account balance on November 4, 2011, one-third of the remaining account balance on November 4, 2012 and will distribute the final remaining account balance on November 4, 2013. Since the retention awards are benchmarked against the Company stock fund, distributions are made in whole Common Shares, plus cash for any fractional share. Although now fully vested, each retention award remains subject to forfeiture, or repayment, if the retention award recipient is terminated for cause at any time or if such individual engages in certain actions prohibited by the retention award agreement within 180 days before or 730 days after the individual’s employment is terminated for any reason.

The Summary Compensation Table included in this proxy reflects the $1.0 million Company contribution made to the ERP in respect of the retention awards granted to each of Mr. Brockman, Mr. Evans, Mr. Sanders and Ms. Stump on November 4, 2008. As contemplated by applicable SEC Rules, since the retention awards were subject to a three-year vesting period, the Company’s contribution to the ERP in respect of each retention award was not reportable in the Summary Compensation Table or the table captioned “All Other Compensation” until the 2012 fiscal year; the year in which the retention award was earned (i.e., until the award is vested).

The value of the retention awards for Mr. Brockman, Mr. Evans, Mr. Sanders and Ms. Stump, which became fully vested on November 4, 2011, less the value of the retention award account balance which was distributed on November 4, 2011, are reflected in the table captioned “Non-Qualified Deferred Compensation for 2012 Fiscal Year.”

Our Compensation Practices

Determining Executive Officer Compensation

The Compensation Committee has responsibility for evaluating the CEO’s performance and determining all elements of compensation for our CEO and other key executives. In determining the CEO’s compensation, the Compensation Committee considers:

•	The specific performance of the CEO;

•	The performance of the Company against pre-determined performance goals; and

•	The competitive level of the CEO’s compensation when compared to similar positions based on the relevant market data.

The Compensation Committee is also responsible for administering or overseeing all equity-based incentive plans. Under the terms of these plans, the Compensation Committee has sole discretion and authority to determine the size and type of all equity-based awards, as well as the period of vesting and all other key terms and conditions of the awards.

With respect to the annual incentive compensation plans, the Compensation Committee has responsibility for approving the overall plan design as well as the performance metrics, performance goals and payout levels.

Role of Outside Consultants

During the 2012 fiscal year, the Compensation Committee engaged an independent consultant from Frederic W. Cook & Co. to advise the Compensation Committee with respect to best practices and competitive trends in the area of executive compensation, as well as ongoing regulatory considerations. The consultant provided guidance to assist the Compensation Committee in determining compensation for the CEO, the other NEOs and other key management employees. Frederic W. Cook & Co. did not provide any consulting services directly to management.

During the 2012 fiscal year, the Company engaged consultants from Towers Watson and Aon Hewitt. These firms worked directly with management to advise the Company on best practices and competitive trends, as well as ongoing regulatory considerations with respect to executive compensation. Neither firm provided consulting services directly to the Compensation Committee.

Compensation Peer Group

For the purpose of enabling the Company to benchmark our compensation practices, as well as the total compensation packages of the CEO and other key executives, the Company uses a customized Compensation Peer Group, developed in cooperation with Frederic W. Cook & Co. The Compensation Committee believes that the companies chosen for the Compensation Peer Group (listed below) reflect the types of highly regarded consumer products-oriented companies with which the Company typically competes to attract and retain executive talent.

ACCO Brands Corporation	Alberto-Culver Company	American Greetings Corporation
Beam Inc.	Blyth, Inc.	Central Garden & Pet Company
Church & Dwight Co., Inc.	The Clorox Company	Elizabeth Arden, Inc.
Energizer Holdings, Inc.	FMC Corporation	The Hershey Company
Jarden Corporation	The Estée Lauder Companies Inc.	Masco Corporation
McCormick & Company, Incorporated	Newell Rubbermaid Inc.	Nu Skin Enterprises, Inc.
Revlon, Inc.	The J. M. Smucker Company	Spectrum Brands Holdings, Inc.
Stanley Black & Decker, Inc.	The Toro Company	Tupperware Brands Corporation

The Compensation Committee believes this Compensation Peer Group reflects the pay practices of the broader consumer products industry and is reflective of the size and complexity of the Company. In general, the Compensation Peer Group reflects companies that range between $0.9 billion and $8.8 billion of annual revenues, with a median annual revenue slightly above the Company’s revenue for the 2012 fiscal year. In conjunction with Frederic W. Cook & Co., the Compensation Committee regularly evaluates the composition of the peer group based upon the Company business profile and recently made a determination to remove three members of the existing peer group for the fiscal year ending September 30, 2013 (“2013 fiscal year”) (Alberto-Culver Company, Beam, Inc. and Stanley Black & Decker, Inc.) due to structural changes that no longer make them a good fit.

Use of Tally Sheets

On an annual basis, management prepares and furnishes to the Compensation Committee a comprehensive statement, known as a “Tally Sheet,” reflecting the value of each element of compensation for the current fiscal year as well as executive perquisites and other benefits provided to the NEOs. The Tally Sheets provide perspective to the Compensation Committee on the overall level of executive compensation and wealth accumulation, as well as the relationship between short-term and long-term compensation elements and how each element relates to our compensation philosophy and guiding principles. The Tally Sheets are instructive for the Compensation Committee when compensation decisions are being evaluated, particularly as it relates to compensation decisions made in connection with promotions, special retention issues and separations from the Company.

Role of Management in Compensation Decisions

The CEO is responsible for establishing performance objectives and conducting annual performance reviews for all of the other NEOs. The Compensation Committee is responsible for establishing performance objectives for the CEO and completing an annual assessment of his performance. The Compensation Committee believes that the performance evaluation and goal-setting process is critical to the overall compensation-setting process because the personal performance level of each NEO is one of the most heavily weighted factors considered by the Compensation Committee when making compensation decisions.

In conjunction with the Company’s outside consultants from Towers Watson and Aon Hewitt, management conducts annual market surveys of the base salary levels, short-term incentives and long-term incentives for the CEO and each of the other NEOs. The benchmark compensation data provided by Towers Watson and Aon Hewitt reflects approximately 450 general industry companies, representing a wide range of annual revenue, who voluntarily participate in the surveys and are not selected by the Company. To account for the wide range of companies included in the surveys, the data is statistically adjusted by the Company’s compensation consultants to more closely reflect the relative size of the Company based on revenue. The goal in conducting these surveys is to help ensure that executive compensation levels remain competitive with the benchmark compensation data, which facilitates our ability to retain and motivate key executive talent.

Based on their assessment of the competitive market trends and the individual performance level of each NEO, the CEO and the Executive Vice President, Global Human Resources make specific recommendations to the Compensation Committee with respect to each element of executive compensation for each of the other NEOs.

Setting Compensation Levels for CEO

Consistent with our performance-oriented pay philosophy, the compensation structure for the CEO is designed to deliver approximately 17% of the annual compensation opportunity in the form of fixed pay (i.e., base salary) and the remaining 83% in the form of variable pay (i.e., annual incentive compensation and long-term equity-based compensation). Once a year, the Compensation Committee completes an evaluation of the CEO’s performance with respect to the Company’s goals and objectives and makes its report to the Board. Based on this assessment, the Compensation Committee set the CEO’s annual compensation for the 2012 fiscal year, including base salary, annual incentive compensation, long-term equity-based compensation and perquisites and other benefits. When evaluating Mr. Hagedorn’s total level of compensation for the 2012 fiscal year, the Compensation Committee considered information including:

•	Mr. Hagedorn’s personal performance against pre-established goals and objectives;

•	The Company’s performance and relative shareholder return; and

•	The compensation of CEOs at comparable companies, as reflected in the benchmark compensation data.

Base Salary

Mr. Hagedorn receives an annual base salary of $1.0 million, which is reviewed annually by the Compensation Committee. In light of recent economic conditions, the Compensation Committee did not award a base salary increase to Mr. Hagedorn for the 2012 fiscal year. Mr. Hagedorn’s base salary for the 2012 fiscal year was just above the median of the Competitive Market Range for his role.

Short-Term Cash-Based Incentive Compensation

For purposes of his participation in the EIP, Mr. Hagedorn’s target incentive opportunity was equal to 110% of his base salary for the 2012 fiscal year, which was increased from 100% of his base salary the prior year. Mr. Hagedorn’s target incentive opportunity, expressed as a percentage of base salary, was at the median of the Competitive Market Range for his role.

A description of the specific performance goals and the payout levels associated with each performance measure is included in the section captioned “Elements of Executive Compensation — Annual Cash Incentive Compensation.”

Equity-Based Compensation

For the 2012 fiscal year, the Compensation Committee set the grant value for Mr. Hagedorn’s equity-based compensation to approximately $3.8 million, representing 64% of his total direct compensation (salary, annual cash-based incentive compensation and long-term equity-based compensation) based on target levels of performance. The grant value, which was down slightly from the prior year, was reflective of the overall competitive market for similar roles, and positions his long-term compensation about 10% above the median of the Competitive Market Range and reflects Mr. Hagedorn’s personal performance.

Approximately two-thirds of the value of long-term equity-based compensation awarded to Mr. Hagedorn in the 2012 fiscal year was performance-based: one-third of the value granted as performance units (“PUs”) and one-third granted as NSOs, with the remaining one-third granted in the form of service-based RSUs to promote retention. Mr. Hagedorn’s equity-based awards are subject to three-year, time-based cliff vesting, with a provision for accelerated vesting in the event of retirement, death or disability. The PUs are also subject to the achievement of a three-year performance goal, which provides that the Company must achieve a pre-defined level of ROIC for the 2012 to 2014 fiscal year performance period. The actual number of shares awarded will vary based on the level of ROIC performance achieved for the performance period as explained more fully in the section captioned “Elements of Executive Compensation — Long-Term Equity-Based Incentive Awards.” The use of a performance-based equity awards is intended to increase the portion of Mr. Hagedorn’s total compensation opportunity that is directly tied to the performance of the Company, is reflective of competitive practice and further aligns Mr. Hagedorn’s interests with the long-term interests of the Company’s shareholders.

Total Direct Compensation

Mr. Hagedorn’s total direct compensation, based on target levels of performance, was slightly below the median of the Competitive Market Range for his role.

Setting Compensation Levels for Other NEOs

The Compensation Committee strives to deliver a competitive level of total compensation to each of the NEOs by evaluating and balancing the following objectives:

•	The strategic importance of the position within our executive ranks;

•	The overall performance level of the individual and the potential to make significant contributions to the Company in the future;

•	The value of the job in the marketplace;

•	Internal pay equity; and

•	Our executive compensation structure and philosophy.

Consistent with our performance-oriented pay philosophy, the compensation structure for Mr. Sanders was designed to deliver approximately 23% of the annual compensation opportunity in the form of fixed pay (i.e., base salary) and the remaining 77% in the form of variable pay (i.e., annual incentive compensation and long-term equity-based compensation). With respect to the other NEOs, the compensation structure is designed to deliver approximately one-third of the annual compensation opportunity in the form of fixed pay and the remaining two-thirds in the form of variable pay. The Compensation Committee believes that this pay mix is generally in line with the pay mix for similar positions within our Compensation Peer Group.

Based on their assessment of the individual performance of each NEO, the CEO and the Executive Vice President, Global Human Resources submit compensation recommendations to the Compensation Committee for each NEO. These recommendations address all elements of compensation, including base salary, annual incentive compensation, long-term equity-based compensation and perquisites and other benefits. In evaluating these compensation recommendations, the Compensation Committee considers information such as the Company’s financial performance as well as the compensation of similarly situated executive officers as determined by the Competitive Market Range for each role.

Base Salary

During the 2012 fiscal year, the Compensation Committee reviewed the base salary levels of the NEOs other than Mr. Hagedorn, and awarded base pay increases to the following NEOs based on changes in their overall level of responsibility or to reflect the Competitive Market Range for their role:

•
Mr. Sanders’ base salary remained unchanged at $600,000, which is slightly below the 50th percentile of the Competitive Market Range for his role. The Compensation Committee approved an increase in Mr. Sanders’ target incentive opportunity as noted below.

•	Mr. Evans received an increase from $525,000 to $540,000. After the increase, his base salary is slightly above the 50th percentile of the Competitive Market Range for his role.

•	Mr. Brockman received an increase from $400,000 to $420,000. After the increase, his base salary is slightly above the 50th percentile of the Competitive Market Range for his role.

•
Ms. Stump’s base salary was increased from $335,000 to $400,000 to increase the mix of her pay that is delivered in cash compensation, which was largely offset by a $52,000 reduction in the value of her long-term compensation. After the increase, her base salary is slightly above the 50th percentile of the Competitive Market Range for her role.

Short-Term Cash-Based Incentive Compensation

For purposes of the EIP, the target incentive opportunity for Mr. Sanders was increased to 80% of base salary for the 2012 fiscal year, which was slightly above the 50th percentile of the Competitive Market Range for his role. The target incentive for Mr. Evans was equal to 60% of base salary, and the target incentive for the other NEOs was equal to 55% of base salary for the 2012 fiscal year, and was within the Competitive Market Range for their respective roles.

A description of the specific performance goals and the payout levels associated with each performance measure is included above in the section captioned “Elements of Executive Compensation — Annual Cash Incentive Compensation.”

Equity-Based Compensation

The Company supports a compensation philosophy of strongly linking rewards to shareholder value creation and to motivating long-term performance. For the 2012 fiscal year, the target value of the equity-based compensation for each of the NEOs (determined based on a Black-Scholes valuation for NSOs and the grant date share price for any full-value awards) as a percentage of base salary was as follows: Mr. Sanders (250%), Mr. Evans (176%), Mr. Brockman (131%) and Ms. Stump (95%). The specific equity-based award granted to each NEO was determined based on a subjective assessment of their overall performance level as well as the expected contributions to the business. The grant value of the equity-based compensation awarded to the NEOs for the 2012 fiscal year reflected competitive grant levels, ranging from 14% below to 11% above the market median of the Competitive Market Range for their respective roles. The Compensation Committee believes the grant values are reflective of competitive practice and recognize the personal performance of each of the NEOs.

Approximately two-thirds of the grant value of the long-term equity-based compensation awarded to the NEOs was performance-based: one-third of the value granted as performance units (“PUs”) and one-third granted as NSOs, with the remaining one-third granted in the form of service-based RSUs to promote retention. The equity awards are subject to three-year, time-based cliff vesting, with a provision for accelerated vesting in the event of retirement, death or disability. The PUs are also subject to the achievement of a three-year performance goal, which provides that the Company must achieve a pre-defined level of ROIC for the 2012 to 2014 fiscal year performance period. The actual number of shares awarded will vary based on the level of ROIC performance achieved for the performance period as explained more fully in the section captioned “Elements of Executive Compensation — Long-Term Equity-Based Incentive Awards.” The use of a performance-based equity award is intended to increase the portion of each NEO’s total compensation opportunity that is directly tied to the performance of the Company, is reflective of competitive practice and further increases the alignment of the NEOs with the long-term interests of the Company’s shareholders.

Total Direct Compensation

The total direct compensation (based upon target levels of performance) for each of the NEOs, other than the CEO, is reflective of competitive practice, ranging between 2% below and 6% above the median of the Competitive Market Range for their respective roles and appropriately recognizes the personal performance of each of the NEOs.

Other Executive Compensation Policies, Practices and Guidelines

Practices Regarding Equity-Based Awards

In general, all employees are eligible to receive grants of equity-based awards; however, the Compensation Committee typically limits participation to the CEO, the NEOs and other key management employees. The decision to grant equity-based awards to certain key management employees reflects competitive market practice and serves to reward those individuals for their past and anticipated future positive impact on our business results.

The Company typically grants equity-based awards at the Compensation Committee meeting in January, with the effective date of grant established as the day following the annual meeting of shareholders. Other than this practice, the Company does not have any program, plan or practice to coordinate the timing of annual equity-based awards to our executive officers with the release of material, non-public information.

The exercise price for each NSO is equal to the closing price of one Common Share on NYSE on the grant date. If the grant date is not a trading day on NYSE, the exercise price is equal to the closing price on the next succeeding trading day.

Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines for each of the NEOs. The purpose of these guidelines is to align the interests of each NEO with the long-term interests of the shareholders by ensuring that a material amount of each NEO’s accumulated wealth is maintained in the form of Common Shares. The minimum target levels of stock ownership are as follows:

CEO	10 times base salary
President	5 times base salary
Other NEOs	3 times base salary

The Compensation Committee believes that these stock ownership guidelines reflect the practices of our Compensation Peer Group, and are even more stringent for our CEO. For purposes of determining compliance with the stock ownership guidelines, the value of beneficially-owned shares is determined as follows:

•	100% of the value of Common Shares directly registered to the NEO and/or held in a brokerage account (i.e., shares held long);

•	100% of the value of shares or stock-settled units held in retirement plans such as the RSP, the Discounted Stock Purchase Plan or the ERP;

•	60% of the “in-the-money” portion of an NSO or SAR, whether vested or unvested; and

•	60% of the value of unsettled full-value awards (e.g., RSUs, performance units, etc.).

The stock ownership guidelines require each NEO to retain 50% of the net shares realized from equity-based awards (after covering any exercise cost and the required tax withholding obligations) until the applicable ownership guideline has been achieved.

Recoupment/Clawback Policies

To protect the interests of the Company and its shareholders, subject to applicable law, all equity-based awards and all amounts paid under the EIP contain recoupment provisions (known as clawback provisions) designed to enable the Company to recoup amounts earned or received under such awards or the EIP based on subsequent events, such as violation of non-compete covenants or engaging in conduct that is deemed to be detrimental to the Company (as outlined in the underlying plan and/or award agreement).

Consistent with the terms of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Compensation Committee approved an Executive Compensation Recovery Policy (the “Recovery Policy”) on September 22, 2010, which is intended to supplement the existing recoupment provisions contained within the equity award agreements and the EIP. The Recovery Policy allows the Company to recover incentive award payments and equity award distributions made to covered executives in the event of a required accounting restatement due to material non-compliance with any financial reporting requirement under U.S. securities laws. The Recovery Policy provides for the mandatory recovery of incentive amounts in excess of what would have been paid under the restated financial statements.

The Recovery Policy is applicable to all current and former incentive-eligible executive officers, within a qualifying three-year look-back period, and applies to all incentive awards paid or distributed in 2010 or thereafter, except to the extent required by regulations to be issued by the SEC.

Guidelines with Respect to Tax Deductibility and Accounting Treatment

The Company’s ability to deduct certain elements of compensation paid to each of the NEOs is generally limited to $1.0 million annually under IRC § 162(m). Non-deductibility is generally limited to amounts that do not meet certain requirements to be classified as “performance-based” compensation. To ensure the maximum tax deduction allowable, the Company attempts to structure its cash-based incentive program and its long-term incentive program to qualify as performance-based compensation under IRC § 162(m). For the 2012 fiscal year, Mr. Hagedorn had non-performance-based compensation in excess of $1.0 million, attributed to his base salary level, the value of his commuting allowance and the income associated with the vesting of restricted stock awards that were granted in prior years. Due to the income associated with the vesting of the Executive Retention Awards on November 4, 2012, Mr. Brockman, Mr. Evans, Mr. Sanders and Ms. Stump each had non-performance-based compensation in excess of $1.0 million for the 2012 fiscal year.

The Company accounts for equity-based compensation, including option awards and stock awards, in accordance with U.S. GAAP. Prior to making decisions to grant equity-based awards, the Compensation Committee reviews pro forma expense estimates for the awards as well as an analysis of the potential dilutive effect such awards could have on existing shareholders. Where appropriate, the proposed level of the equity-based awards may be adjusted to balance these objectives.

Decisions regarding the design, structure and operation of the Company’s incentive plans, including the EIP and the equity-based incentive plans, contemplate an appropriate balance between the underlying objectives of each plan and the resulting accounting and tax implications to the Company. While we view preserving the tax deductibility of executive compensation as an important objective, there are instances where the Compensation Committee has approved design elements that may not be fully tax-deductible, but are accepted as trade-offs that support the achievement of other compensation objectives.

Risk Assessment in Compensation Programs

Consistent with SEC disclosure requirements, management has assessed the Company’s compensation programs and has concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching its conclusion, the Company has based its assessment on an evaluation of the compensation plans and arrangements that represent material sources of variable pay. In particular:

•
Annual cash incentive compensation plans — The Company’s annual incentive compensation program incorporates funding triggers designed to mitigate the potential risk associated with plan participants making short-term decisions that may not be in the best interest of the Company or its key stakeholders; and

•
Equity-based compensation plans — The Company utilizes a mix of NSOs and full-value equity awards, which helps ensure that management maintains a responsible level of sensitivity to the impact of decision making on share price. Since the equity-based awards are subject to either three-year, time-based cliff vesting or three-year, performance-based vesting criteria, the Company believes the risks of focusing on short-term share price increases rather than long-term value creation are mitigated.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors (and the Board of Directors approved) that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors of the Company:

Thomas N. Kelly Jr., Chair
Joseph P. Flannery
Carl F. Kohrt, Ph.D.
John S. Shiely

EXECUTIVE COMPENSATION TABLES

The Company’s NEOs for the 2012 fiscal year are as follows:

•	James Hagedorn, the Company’s Chief Executive Officer and Chairman of the Board;

•	David C. Evans, the Company’s Chief Financial Officer and Executive Vice President, Strategy and Business Development;

•	Barry W. Sanders, the Company’s President and Chief Operating Officer;

•	Vincent C. Brockman, the Company’s Executive Vice President, General Counsel, Corporate Secretary and Chief Ethics and Compliance Officer; and

•	Denise S. Stump, the Company’s Executive Vice President, Global Human Resources.

Summary Compensation Table

The following table summarizes the total compensation paid to, awarded to or earned by each of the NEOs for the fiscal years shown. For Mr. Brockman and Ms. Stump, the table includes information for the 2012 and 2011 fiscal years only, as those are the only years during the applicable three-year period that each qualified as a named executive officer.

The amounts shown include all forms of compensation provided to the NEOs, including amounts that may have been deferred. Since the table includes equity-based compensation costs and changes in the actuarial present value of the NEOs’ accumulated pension benefits, the total compensation amounts may be greater than the compensation that was actually paid to the NEOs during each of the fiscal years.

Summary Compensation Table

Name and Principal Position ______	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(9)	All Other Compensation ($)(12)	Total ($)
James Hagedorn Chief Executive Officer and Chairman of the Board	2012 2011 2010	1,000,000 1,000,000 1,000,000	220,000(2) — 350,000(3)	2,546,045 1,169,098 1,560,750	1,314,588 1,656,842 1,042,589	—(6) —(7) 1,302,400(8)	73,323(10)20,827(10) 25,251(10)	330,458 362,893 766,420	5,484,414 4,209,660 6,047,410
David C. Evans Chief Financial Officer and Executive Vice President, Strategy and Business Development	2012 2011 2010	536,250 512,500 475,000	64,350(2) — 85,063(3)	636,547 274,169 362,094	328,647 391,003 243,956	—(6) —(7) 340,252(8)	8,674(11) 2,333(11) 2,810(11)	1,053,866 61,206 139,666	2,628,334 1,241,211 1,648,841
Barry W. Sanders President and Chief Operating Officer	2012 2011 2010	600,000 589,583 475,000	96,000(2) — 104,627(3)	1,005,054 460,397 362,094	518,926 652,610 243,956	—(6) —(7) 340,252(8)	— — —	1,057,205 67,392 147,419	3,277,185 1,769,982 1,673,348
Vincent C. Brockman Executive Vice President, General Counsel, Corporate Secretary and Chief Ethics & Compliance Officer	2012 2011	415,000 400,000	57,062(2) —	368,555 155,190	190,279 218,005	—(6) —(7)	— —	1,035,642 45,780	2,066,538 818,975
Denise S. Stump Executive Vice President, Global Human Resources	2012 2011	383,750 335,000	42,212(2) —	254,647 129,325	131,468 184,250	—(6) —(7)	— —	1,038,098 51,195	1,850,175 699,770

________________________

(1)
Reflects the amount of base salary received by each NEO for the applicable fiscal years. Due to the timing of pay changes, the amount reported may be less than the base salary rate as of the end of each fiscal year.

(2)	Reflects the discretionary bonuses awarded to the NEOs for the 2012 fiscal year.

(3)	Reflects the “discretionary” portion of the EIP payout, based on an assessment of their individual performance for the 2010 fiscal year.

(4)
Reflects the aggregate grant date value of RSUs and PUs granted in the 2012 and 2011 fiscal years (assuming the underlying performance criteria will be satisfied). For the 2010 fiscal year, reflects the aggregate grant date value of restricted stock awards or RSUs granted to each NEO. The value of the PUs, restricted stock awards or RSUs is determined using the fair market value of the underlying Common Shares on the date of the grant, computed in accordance with the equity compensation accounting provisions of FASB ASC Topic 718. Pursuant to applicable SEC Rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts shown for Mr. Sanders also reflect the value of 20,000 performance shares awarded with respect to the 2010 fiscal year performance period. The value of the performance shares was determined using the fair market value of the underlying Common Shares on December 22, 2008, the date the Compensation Committee approved the performance criteria with respect to the 2010 fiscal year performance period.

(5)
Reflects the aggregate grant date value of NSOs granted to each NEO. The value of the NSO awards is determined using a binomial option valuation on the date of the grant, computed in accordance with the equity compensation accounting provisions of FASB ASC Topic 718. Pursuant to applicable SEC Rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of the amounts shown are included in Note 12 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the 2012, 2011 and 2010 fiscal years, as applicable.

(6)
No incentive payouts were made for the 2012 fiscal year since the Company failed to achieve the minimum performance targets. However, discretionary bonuses were awarded by the Compensation Committee and are reflected in the Bonus column of this Summary Compensation Table.

(7)	No incentive payouts were made for the 2011 fiscal year since the Company failed to achieve the minimum performance targets.

(8)
Reflects the “non-discretionary” portion of the EIP payout for the 2010 fiscal year. This amount represents 80% of the total weighted payout calculated based on achievement of the performance metrics under the EIP.

(9)
Participant account balances in the ERP, a non-qualified deferred compensation plan, are credited to one or more benchmarked funds that are substantially consistent with the investment options available under the RSP. Accordingly, there are no above-market or preferential earnings on amounts deferred under the ERP.

(10)
For Mr. Hagedorn, the actuarial present value of the accumulated benefit under both the Associates’ Pension Plan and the Excess Pension Plan increased by $73,323 with respect to the 2012 fiscal year, $20,827 with respect to the 2011 fiscal year and $25,251 with respect to the 2010 fiscal year. Both plans were frozen as of December 31, 1997; therefore, no service credits have been earned since that date by Mr. Hagedorn.

(11)
For Mr. Evans, the actuarial present value of the accumulated benefit under the Associates’ Pension Plan increased by $8,674 with respect to the 2012 fiscal year, $2,333 with respect to the 2011 fiscal year and $2,810 with respect to the 2010 fiscal year. The Associates’ Pension Plan was frozen as of December 31, 1997; therefore, no service credits have been earned since that date by Mr. Evans.

(12)	Please see the table below captioned “All Other Compensation” for information regarding the components of the All Other Compensation column.

All Other Compensation Table

The following table shows the detail for the column captioned “All Other Compensation” of the Summary Compensation Table:
All Other Compensation

Name	Year	Auto Perquisites ($)(1)	Defined Contribution Plans ($)(2)	Deferred Compensation Plans ($)(3)	Executive Retention Awards ($)(4)	Other ($)	Total ($)
James Hagedorn	2012	12,000	17,500	52,850	—	248 108(5)	330,458
	2011	12,000	17,150	86,097	—	247,646(6)	362,893
	2010	12,000	18,532	153,650	—	582 238(7)	766,420
David C. Evans	2012	12,000	17,569	19,600	1,000,000	4,697(8)	1,053,866
	2011	12,000	16,956	26,513	—	5,737(9)	61,206
	2010	12,000	16,500	45,353	—	65,813(10)	139,666
Barry W. Sanders	2012	12,000	17,650	23,075	1,000,000	4,480(11)	1,057,205
	2011	12,000	12,750	28,962	—	13,680(12)	67,392
	2010	12,000	16,649	48,065	—	70,705(13)	147,419
Vincent C. Brockman	2012	12,000	18,827	—	1,000,000	4,815(14)	1,035,642
	2011	12,000	11,313	14,369	—	8,098(15)	45,780
Denise S. Stump	2012	12,000	19,017	6,300	1,000,000	781(16)	1,038,098
	2011	12,000	15,633	19,250	—	4,312(17)	51,195
________________________

(1)	Reflects the monthly automobile allowance provided to each NEO.

(2)
Reflects Company matching contributions made under the RSP. The RSP provides eligible associates, including the NEOs, the opportunity to contribute up to 75% of eligible earnings on a before-tax and/or after-tax basis through payroll deductions up to the specified statutory limits under the IRC. The Company matches participant contributions at a rate of 150% for the first 4% of eligible earnings contributed and 50% for the next 2% of eligible earnings contributed (within the specified statutory limitations). Prior to 2011, the Company matched participant contributions at a rate of 100% for the first 3% of eligible earnings contributed and 50% for the next 2% of eligible earnings contributed (within the specified statutory limitations). The matching contributions, and any earnings on them, are immediately 100% vested.

Prior to 2011, the Company also made a base retirement contribution to the RSP in an amount equal to 2% of eligible earnings for all eligible associates, whether or not they chose to contribute to the RSP. This amount increased to 4% once an associate’s eligible earnings reached 50% of the Social Security wage base. The base retirement contributions, and any earnings on them, vest once an associate has reached three years of service with the Company.

To ensure that the total Company matching contribution is based on a participant’s total deferrals during the year and total eligible compensation for the year, the RSP includes a “true-up” matching contribution. The “true-up” matching contributions to the RSP for a particular calendar year are not funded until the first quarter of the subsequent calendar year. As a result, amounts reflected in this column do not include the following estimated “true-up” matching contributions with respect to NEO contributions that were made to the RSP between January 1, 2012 and September 30, 2012: Mr. Hagedorn, $0; Mr. Evans, $125; Mr. Sanders, $4,250; Mr. Brockman, $4,950; and Ms. Stump, $0.

(3)
Reflects Company contributions into the ERP, a non-qualified deferred compensation plan. Company Matching Contributions to the ERP for a particular calendar year are not allocated until the first quarter of the subsequent calendar year. As a result, amounts reflected in this column do not include the following estimated Company Matching Contributions with respect to NEO contributions that were made to the ERP between January 1, 2012 and September 30, 2012: Mr. Hagedorn, $35,000; Mr. Evans, $10,850; Mr. Sanders, $14,000; Mr. Brockman; $0; and Ms. Stump, $3,500. Additional details with respect to non-qualified deferred compensation provided for under the ERP are shown in the table captioned “Non-Qualified Deferred Compensation for 2012 Fiscal Year” and the accompanying narrative.

(4)
Reflects the $1.0 million Company contribution made to the ERP in respect of a retention award granted on November 4, 2008, which vested during the 2012 fiscal year. As contemplated by applicable SEC Rules, since the retention awards were subject to a three-year vesting period, the Company’s contribution to the ERP in respect of each retention award should not be included in the Summary Compensation Table or the table captioned “All Other Compensation” until the year in which the retention award is earned (i.e., until the award vests). Any changes in the value of the retention award account, as well as any distributions of the vested account balance, have been disclosed in the Non-Qualified Deferred Compensation Tables for each of the 2009 through 2012 fiscal years.

(5)
Mr. Hagedorn realized additional compensation for the 2012 fiscal year of $4,000 in lieu of receiving Company-paid financial planning services and $2,667 as a result of purchasing Common Shares at a 10% discount through his participation in the Discounted Stock Purchase Plan. Mr. Hagedorn also received $1,441 in interest related to a deferred dividend payment that vested on October 8, 2011. Amount also reflects the compensatory commuting allowance of $240,000 that was provided to Mr. Hagedorn during the 2012 fiscal year.

During the 2012 fiscal year, certain members of Mr. Hagedorn’s family were passengers on business-related flights on Company aircraft. There was no incremental cost to the Company associated with this perquisite. Accordingly, there was no reportable perquisite amount. Additionally, Mr. Hagedorn has access to the services of the Company’s aviation mechanics and pilots in circumstances involving commuting flights on personal aircraft. Since the Company’s aviation mechanics and pilots are paid on a salary basis, there is no incremental cost to the Company for providing this perquisite. Accordingly, there was no reportable perquisite amount.

(6)
Mr. Hagedorn realized additional compensation for the 2011 fiscal year of $4,000 in lieu of receiving Company-paid financial planning services and $2,667 as a result of purchasing Common Shares at a 10% discount through his participation in the Discounted Stock Purchase Plan. Mr. Hagedorn also received $979 in interest related to a deferred dividend payment that vested on November 8, 2010. Amount also reflects the compensatory commuting allowance of $240,000 that was provided to Mr. Hagedorn during the 2011 fiscal year.

During the 2011 fiscal year, certain members of Mr. Hagedorn’s family were passengers on business-related flights on Company aircraft. There was no incremental cost to the Company associated with this perquisite. Accordingly, there was no reportable perquisite amount.

(7)
Mr. Hagedorn realized additional compensation for the 2010 fiscal year of $4,000 in lieu of receiving Company-paid financial planning services; $1,560 associated with the value of a Company-paid physical examination; and $2,665 as a result of purchasing Common Shares at a 10% discount through his participation in the Discounted Stock Purchase Plan. Mr. Hagedorn also received a deferred dividend of $334,013 (including $19,563 in interest) related to 33,100 shares of restricted stock granted on October 11, 2006, which vested on October 11, 2009. Of the deferred dividend amount reported, $264,800 related to the payment of the special cash dividend of $8.00 per Common Share approved by the Board on February 16, 2007 and paid on March 5, 2007 (the “Special Dividend”). Amount also reflects the compensatory commuting allowance of $240,000 that was provided to Mr. Hagedorn during the 2010 fiscal year.

(8)
Mr. Evans realized additional compensation for the 2012 fiscal year of $4,000 in lieu of receiving Company-paid financial planning services and $561 associated with the value of a Company-paid physical examination. Mr. Evans also received $136 in interest related to a deferred dividend payment that vested on October 8, 2011.

(9)
Mr. Evans realized additional compensation for the 2011 fiscal year of $4,000 in lieu of receiving Company-paid financial planning services and $1,560 associated with the value of a Company-paid physical examination. Mr. Evans also received $177 in interest related to a deferred dividend payment that vested on November 7, 2011.

(10)
Mr. Evans realized additional compensation for the 2010 fiscal year of $4,000 in lieu of receiving Company-paid financial planning services for the 2010 calendar year; $4,179 associated with the value of Company-paid financial planning services for the 2009 calendar year; and $1,125 associated with the value of a Company-paid physical examination. Mr. Evans also received a deferred dividend of $56,509 (including $3,309 in interest) related to 5,600 shares of restricted stock granted on October 11, 2006, which vested on October 11, 2009. Of the deferred dividend amount reported, $44,800 related to the payment of the Special Dividend.

(11)
Mr. Sanders realized additional compensation for the 2012 fiscal year of $4,000 in lieu of receiving Company-paid financial planning services and $333 as a result of purchasing Common Shares at a 10% discount through his participation in the Discounted Stock Purchase Plan. Mr. Sanders also received $147 in interest related to a deferred dividend payment that vested on October 8, 2011.

(12)
Mr. Sanders realized additional compensation for the 2011 fiscal year of $4,000 in lieu of receiving Company-paid financial planning services and $333 as a result of purchasing Common Shares at a 10% discount through his participation in the Discounted Stock Purchase Plan. Mr. Sanders also received $148 in interest related to a deferred dividend payment that vested on November 7, 2010.

The amount shown also includes $9,199 representing the cost of Mr. Sanders’ personal use of Company aircraft related to a family emergency. The value reported for his personal usage does not include the cost of ferry legs, i.e., “deadhead flights” ($6,100). The aggregate incremental cost reported does not include the minimal incremental tax cost to the Company associated with the partial loss of a tax deduction of aircraft-related costs as a result of Mr. Sanders’ personal use of Company aircraft. During the 2011 fiscal year, certain members of Mr. Sanders’ family were passengers on a business-related flight on Company aircraft. There was no incremental cost to the Company associated with this perquisite. Accordingly, there was no reportable perquisite amount.

(13)
Mr. Sanders realized additional compensation for the 2010 fiscal year of $4,000 in lieu of receiving Company-paid financial planning services and $333 as a result of purchasing Common Shares at a 10% discount through his participation in the Discounted Stock Purchase Plan. Mr. Sanders also received a deferred dividend of $33,300 (including $1,950 in interest) related to 3,300 shares of restricted stock granted on October 11, 2006, which vested on October 11, 2009, and a deferred dividend of $33,072 (including $572 in interest) related to 20,000 performance shares granted on October 30, 2007, which vested on September 30, 2010. Of the deferred dividend amounts reported, $26,400 related to the payment of the Special Dividend.

(14)
Mr. Brockman realized additional compensation for the 2012 fiscal year of $4,000 in lieu of receiving Company-paid financial planning services and $725 associated with the value of a Company-paid physical examination. Mr. Brockman also received $90 in interest related to a deferred dividend payment that vested on October 8, 2011.

(15)
Mr. Brockman realized additional compensation for the 2011 fiscal year of $8,000 in lieu of receiving Company-paid financial planning services for each of the 2011 and 2010 calendar years. Mr. Brockman also received $98 in interest related to a deferred dividend payment that vested on November 7, 2010.

(16)
Ms. Stump realized additional compensation for the 2012 fiscal year of $668 as a result of purchasing Common Shares at a 10% discount through her participation in the Discounted Stock Purchase Plan. Ms. Stump also received $113 in interest related to a deferred dividend payment that vested on October 8, 2011.

(17)
Ms. Stump realized additional compensation for the 2011 fiscal year of $3,500 associated with the value of Company-paid financial planning services and $667 as a result of purchasing Common Shares at a 10% discount through her participation in the Discounted Stock Purchase Plan. Ms. Stump also received $145 in interest related to a deferred dividend payment that vested on November 7, 2010.

Grants of Plan-Based Awards Table

The following table sets forth information concerning equity-based awards made during the 2012 fiscal year as well as the range of potential payouts under the EIP, a non-equity incentive plan, with respect to performance goals for the 2012 fiscal year.

Grants of Plan-Based Awards for 2012 Fiscal Year

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (shares)	Target (shares)	Maximum (shares)
James Hagedorn	1/20/2012				13,555	27,109	40,664	26,312			2,546,045
	1/20/2012								114,312	47.66	1,314,588
		550,000	1,100,000	2,200,000
David C. Evans	1/20/2012				3,389	6,778	10,167	6,578			636,547
	1/20/2012								28,578	47.66	328,647
		160,875	321,750	643,500
Barry W. Sanders	1/20/2012				5,351	10,701	16,052	10,387			1,005,054
	1/20/2012								45,124	47.66	518,926
		240,000	480,000	960,000
Vincent C. Brockman	1/20/2012				1,962	3,924	5,886	3,809			368,555
	1/20/2012								16,546	47.66	190,279
		114,125	228,250	456,500
Denise S. Stump	1/20/2012				1,356	2,711	4,067	2,632			254,647
	1/20/2012								11,432	47.66	131,468
		105,531	211,063	422,125
________________________

(1)
These amounts are the estimated potential threshold (minimum), target and maximum incentive award payouts that each NEO was eligible to receive based on performance goals set pursuant to the EIP for the 2012 fiscal year. A detailed description of the performance goals and potential incentive award payouts under the EIP is provided in the section captioned “Elements of Executive Compensation — Annual Cash Incentive Compensation” within the CD&A.

(2)
Reflects the number of PUs awarded under the 2006 Long-Term Plan. In general, the PUs, as well as the cash-based dividend equivalents associated therewith, vest on the third anniversary of the grant date, subject to achievement of a three-year performance goal, which provides that the Company must achieve a pre-defined level of ROIC for the 2012 to 2014 fiscal year performance period. The actual number of shares awarded will vary based on the level of ROIC performance achieved for the performance period. A detailed description of the performance goals and potential shares to be paid out is provided in the section captioned “Elements of Executive Compensation — Long-Term Equity-Based Incentive Awards” within the CD&A.

The PUs are subject to earlier vesting in the event of retirement, death or disability of the NEO or a change in control of the Company in certain circumstances, but otherwise will be forfeited in the event of termination prior to the third anniversary of the grant. As of September 30, 2012, both Mr. Hagedorn and Ms. Stump were retirement eligible and therefore qualify for accelerated vesting should they retire prior to the normal vesting date, provided the minimum performance criteria has been met. No other NEOs are retirement eligible.

Subject to the terms of the 2006 Long-Term Plan, whole vested PUs will be settled in Common Shares and fractional PUs will be settled in cash as soon as administratively practicable, but in no event later than 90 days following the earliest to occur of: (i) termination; (ii) death; (iii) disability; or (iv) the third anniversary of the grant date. Until the PUs are settled, the NEO has none of the rights of a shareholder with respect to the Common Shares underlying the PUs other than with respect to the dividend equivalents.

(3)
Reflects the number of NSOs granted under the 2006 Long-Term Plan. The NSOs, which have a 10-year term, vest on the third anniversary of the grant date, subject to earlier vesting in the event of retirement, death or disability of the NEO or a change in control of the Company in certain circumstances. As of September 30, 2012, both Mr. Hagedorn and Ms. Stump were retirement eligible and therefore qualify for accelerated vesting should they retire prior to the normal vesting date. No other NEOs are retirement eligible. The 2006 Long-Term Plan provides that the exercise price of the NSOs will be the closing price of one Common Share on NYSE on the date of the grant.

(4)
Reflects the grant date fair value for the PU grants (assuming the underlying performance criteria will be satisfied) and NSO grants identified in this table, computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards Table

The following table provides information regarding outstanding equity-based awards as of September 30, 2012.

Outstanding Equity Awards at 2012 Fiscal Year-End

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/SARs Exercisable (#)(1)	Number of Securities Underlying Unexercised Options/SARs Unexercisable (#)(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares or Units That Have Not Vested ($)(8)
James Hagedorn	11/19/2003	214,120*	—	24.45	11/18/2013
	12/1/2004	196,553	—	29.01	12/1/2014
	10/12/2005	182,067	—	35.74	10/12/2015
	10/11/2006	153,690	—	38.58	10/11/2016
	11/8/2007	129,100	—	38.25	11/7/2017
	10/8/2008	200,000	—	21.65	10/5/2018
	1/20/2010	—	81,200	41.62	1/17/2020
	1/21/2011	—	117,800	51.73	1/20/2021
	1/20/2012	—	114,312	47.66	1/19/2022
						63,812(3)	2,773,908	49,709(9)	2,160,850
David C. Evans	1/20/2010	—	19,000	41.62	1/17/2020
	1/21/2011	—	27,800	51.73	1/20/2021
	1/21/2012	—	28,578	47.66	1/19/2022
						15,278(4)	664,135	12,078(10)	525,031
Barry W. Sanders	10/11/2006	15,476	—	38.58	10/11/2016
	11/7/2007	20,000	—	38.76	11/6/2017
	10/8/2008	24,800	—	21.65	10/5/2018
	1/20/2010	—	19,000	41.62	1/17/2020
	1/21/2011	—	46,400	51.73	1/20/2021
	1/20/2012	—	45,124	47.66	1/19/2022
						19,087(5)	829,712	19,601(11)	852,055
Vincent C. Brockman	1/20/2010	—	11,000	41.62	1/17/2020
	1/21/2011	—	15,500	51.73	1/20/2021
	1/20/2012	—	16,546	47.66	1/20/2022
						8,809(6)	382,927	6,924(12)	300,906
Denise S. Stump	10/12/2005	26,893	—	35.74	10/12/2015
	10/11/2006	22,738	—	38.58	10/11/2016
	11/7/2007	19,100	—	38.76	11/6/2017
	1/20/2010	—	11,000	41.62	1/17/2020
	1/21/2011	—	13,100	51.73	1/20/2021
	1/21/2012	—	11,432	47.66	1/19/2012
						7,632(7)	331,763	5,211(13)	226,522

________________________

(1)
Those awards shown with an asterisk (*) are SARs. All of the NSOs/SARs shown in these two columns have a vesting date that is the third anniversary of the grant date shown in the column captioned “Grant Date.”

(2)	Each NSO or SAR was granted with an exercise price equal to the closing price of one Common Share on NYSE on the date of grant.

(3)	Reflects 37,500 RSUs granted on January 20, 2010 that are scheduled to vest on January 20, 2013 and 26,312 RSUs granted on January 20, 2012 that are scheduled to vest on January 20, 2015.

(4)	Reflects 8,700 RSUs granted on January 20, 2010 that are scheduled to vest on January 20, 2013 and 6,578 RSUs granted on January 20, 2012 that are scheduled to vest on January 20, 2015.

(5)	Reflects 8,700 RSUs granted on January 20, 2010 that are scheduled to vest on January 20, 2013 and 10,387 RSUs granted on January 20, 2012 that are scheduled to vest on January 20, 2015.

(6)	Reflects 5,000 RSUs granted on January 20, 2010 that are scheduled to vest on January 20, 2013 and 3,809 RSUs granted on January 20, 2012 that are scheduled to vest on January 20, 2015.

(7)	Reflects 5,000 RSUs granted on January 20, 2010 that are scheduled to vest on January 20, 2013 and 2,632 RSUs granted on January 20, 2012 that are scheduled to vest on January 20, 2015.

(8)
Reflects the market value of shares of restricted stock, RSUs or PUs that had not vested as of September 30, 2012. The market value is calculated by multiplying the number of unvested shares of restricted stock, RSUs or PUs by $43.47, which was the closing price of one Common Share on NYSE on September 30, 2012, the last trading day of the 2012 fiscal year.

(9)
Reflects 22,600 PUs granted on January 21, 2011 that are scheduled to vest on January 21, 2014, provided the underlying performance criteria is met for the 2011 to 2013 fiscal year performance period. Also reflects 27,109 PUs granted on January 20, 2012 that are scheduled to vest on January 20, 2015, provided the underlying performance criteria is met for the 2012 to 2014 fiscal year performance period.

(10)
Reflects 5,300 PUs granted on January 21, 2011 that are scheduled to vest on January 21, 2014, provided the underlying performance criteria is met for the 2011 to 2013 fiscal year performance period. Also reflects 6,778 PUs granted on January 20, 2012 that are scheduled to vest on January 20, 2015, provided the underlying performance criteria is met for the 2012 to 2014 fiscal year performance period.

(11)
Reflects 8,900 PUs granted on January 21, 2011 that are scheduled to vest on January 21, 2014, provided the underlying performance criteria is met for the 2011 to 2013 fiscal year performance period. Also reflects 10,701 PUs granted on January 20, 2012 that are scheduled to vest on January 20, 2015, provided the underlying performance criteria is met for the 2012 to 2014 fiscal year performance period.

(12)
Reflects 3,000 PUs granted on January 21, 2011 that are scheduled to vest on January 21, 2014, provided the underlying performance criteria is met for the 2011 to 2013 fiscal year performance period. Also reflects 3,924 PUs granted on January 20, 2012 that are scheduled to vest on January 20, 2015, provided the underlying performance criteria is met for the 2012 to 2014 fiscal year performance period.

(13)
Reflects 2,500 PUs granted on January 21, 2011 that are scheduled to vest on January 21, 2014, provided the underlying performance criteria is met for the 2011 to 2013 fiscal year performance period. Also reflects 2,711 PUs granted on January 20, 2012 that are scheduled to vest on January 20, 2015, provided the underlying performance criteria is met for the 2012 to 2014 fiscal year performance period.

Option Exercises and Stock Vested Table

The following table provides information concerning the aggregate amounts realized or received in connection with the exercise or vesting of equity-based awards for each NEO during the 2012 fiscal year.

Option Exercises and Stock Vested for 2012 Fiscal Year

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James Hagedorn	446,101	10,689,771	63,700	2,679,222
David C. Evans	60,000	1,305,950	6,000	252,360
Barry W. Sanders	3,200	83,712	6,500	273,390
Vincent C. Brockman	20,000	474,276	4,000	168,240
Denise S. Stump	25,000	685,040	5,000	210,300
________________________

(1)
The value realized on exercise of NSOs/SARs is calculated based on the excess of the closing price of one Common Share on NYSE on the date of exercise over the exercise price of the NSO/SAR, multiplied by the number of Common Shares acquired upon exercise.

(2)
The value realized upon the vesting of shares of restricted stock or RSUs is calculated by multiplying the number of Common Shares underlying the vested shares or units by the closing price of one Common Share on NYSE on the vesting date.

Pension Benefits Table

Scotts LLC maintains the Associates’ Pension Plan, a tax-qualified, non-contributory defined benefit pension plan. Eligibility for and accruals under the Associates’ Pension Plan were frozen as of December 31, 1997. Monthly benefits under the Associates’ Pension Plan upon normal retirement (age 65) are determined under the following formula:

(a)(i) 1.5% of the individual’s highest average annual compensation for 60 consecutive months during the 10-year period ending December 31, 1997; times

(ii) years of benefit service through December 31, 1997; reduced by

(b)(i) 1.25% of the individual’s primary Social Security benefit (as of December 31, 1997); times

(ii) years of benefit service through December 31, 1997.

Compensation includes all gross earnings plus 401(k) contributions and salary reduction contributions for welfare benefits (such as medical, dental, vision and flexible spending accounts), but does not include earnings in connection with foreign service, the value of a Company car or separation or other special allowances. An individual’s primary Social Security benefit is based on the Social Security Act as in effect on December 31, 1997, and assumes constant compensation through age 65 and that the individual will not retire earlier than age 65. No more than 40 years of benefit service are taken into account.

For Mr. Hagedorn, benefits under the Associates’ Pension Plan are supplemented by benefits under the Excess Pension Plan. The Excess Pension Plan was established October 1, 1993 and was frozen as of December 31, 1997. The Excess Pension Plan provides additional benefits to participants in the Associates’ Pension Plan whose benefits are reduced by limitations imposed under IRC § 415 and § 401(a)(17). Executive officers and certain key employees participating in the Excess Pension Plan will receive, at the time and in the same form as benefits are paid under the Associates’ Pension Plan, additional monthly benefits in an amount which, when added to the benefits paid to each participant under the Associates’ Pension Plan, will equal the benefit amount such participant would have earned but for the limitations imposed by the IRC.

The following table shows information related to the Associates’ Pension Plan and the Excess Pension Plan for James Hagedorn and David C. Evans, the only two NEOs who participate in either plan. Since both the Associates’ Pension Plan and the Excess Pension Plan were frozen as of December 31, 1997, no further years of credited service have been or may be earned after that date.

Pension Benefits at 2012 Fiscal Year-End

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)
James Hagedorn	The Scotts Company LLC Associates’ Pension Plan	9.9167	227,630
	The Scotts Company LLC Excess Benefit Plan For Non Grandfathered Associates	2.0000	43,449
	Total		271,079
David C. Evans	The Scotts Company LLC Associates’ Pension Plan	3.0833	26,934
________________________

(1)	The number of years of credited service shown for each participant is the service earned under the respective plan.

(2)	Assumptions used in the calculation of these amounts are included in Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the 2012 fiscal year.

Non-Qualified Deferred Compensation Table

The ERP is a non-qualified deferred compensation plan that provides executives, including the NEOs, the opportunity to: (1) defer compensation above the specified statutory limits applicable to the RSP and (2) defer compensation with respect to any Performance Award (as defined in the ERP) or other bonus awarded to such executives. The ERP is an unfunded plan and is subject to the claims of the Company’s general creditors.

During the 2012 fiscal year, the ERP consisted of four parts:

•
Compensation Deferral, which allows continued deferral of salary and amounts received in lieu of salary (including, but not limited to, paid time off, vacation pay, salary continuation and short-term disability benefits);

•
Performance Award Deferral, which allows the deferral of up to 100% of any cash incentive compensation earned under the EIP or any other compensation plan or arrangement that constitutes performance-based compensation for purposes of IRC § 409A;

•
Retention Awards, which reflect the Company’s contribution to the ERP in respect of the retention awards described in the section captioned “Elements of Executive Compensation — Executive Retention Awards” within the CD&A; and

•	Crediting of Company Matching Contributions on qualifying deferrals that could not be made to the RSP due to certain statutory limits.

Distributions of vested account balances generally begin after six months have elapsed from the earliest to occur of: (i) a participant’s separation from service; (ii) death; (iii) disability; or (iv) a specific date selected by the participant, and are normally paid in either a lump sum or in annual installments over 5, 10 or 15 years, whichever the participant has elected. With respect to the retention awards, the Company distributed one-fourth of the vested account balance on November 4, 2011, distributed one-third of the remaining account balance on November 4, 2012 and will distribute the final remaining account balance on November 4, 2013. Distributions from the Company stock fund are made in the form of whole Common Shares, with the value of fractional Common Shares distributed in cash. Distributions from one of the mutual fund investments are made in cash in an amount equal to the number of mutual fund shares credited to the participant multiplied by the market value of those mutual fund shares.

Non-Qualified Deferred Compensation for 2012 Fiscal Year

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(6)(7)
James Hagedorn	58,333	52,850	(5,794)	—	1,390,252
David C. Evans	19,800	19,600	82,587(4)	(456,288)(5)	1,612,442
Barry W. Sanders	31,875	23,075	56,940(4)	(456,288)(5)	1,643,609
Vincent C. Brockman	—	—	22,187(4)	(456,288)(5)	1,324,389
Denise S. Stump	10,400	6,300	62,125(4)	(456,288)(5)	1,518,364
________________________

(1)	These amounts are also included in the Salary column numbers reported in the Summary Compensation Table.

(2)
These contributions are also included in the Deferred Compensation Plans column numbers reported in the table captioned “All Other Compensation.” Company Matching Contributions to the ERP for a particular calendar year are not allocated until the first quarter of the subsequent calendar year. As a result, amounts reflected in this column do not include the following estimated Company Matching Contributions with respect to NEO contributions that were made to the ERP between January 1, 2012 and September 30, 2012: Mr. Hagedorn, $35,000; Mr. Evans, $10,850; Mr. Sanders, $14,000; Mr. Brockman, $0; and Ms. Stump, $3,500.

(3)
Represents aggregate earnings (losses) for the 2012 fiscal year allocated to each NEO’s account in accordance with the ERP. Under the terms of the ERP, each participant has the right to elect investment funds against which amounts allocated to such participant’s account under the ERP will be benchmarked. The investment funds include a Company stock fund and mutual funds that are substantially consistent with the investment options available under the RSP. Because there are no preferential earnings, these amounts are not reflected in the Summary Compensation Table.

(4)
Includes aggregate earnings of $22,182 attributed to the change in the value of the Company stock fund, which Mr. Evans, Mr. Sanders, Mr. Brockman and Ms. Stump each elected as the applicable benchmark fund for his or her retention award.

(5)
Reflects the value of the vested retention award account balance distributed on November 4, 2011. Pursuant to the terms of the Retention Award Agreement, the distribution consisted of 9,783 common shares of the Company’s stock, which had a value of $46.64 on the date of distribution.

(6)
The account balances for Mr. Evans, Mr. Sanders, Mr. Brockman and Ms. Stump each include $1,275,656 in respect of the portion of the vested retention award balance that had not been distributed as of September 30, 2012.

(7)
Includes amounts reported as compensation in the Summary Compensation Table for the 2011 and 2010 fiscal years as follows: (a) Mr. Hagedorn, $239,747; (b) Mr. Evans, $71,866; (c) Mr. Sanders, $77,027; (d) Mr. Brockman, $14,369; (e) Ms. Stump, $19,250.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND
CHANGE IN CONTROL (CIC) ARRANGEMENTS

Employment Agreements

In connection with the transactions contemplated by the Miracle-Gro Merger Agreement described on page 82, The Scotts Company entered into an employment agreement with Mr. Hagedorn (as amended effective October 1, 2008, the “Hagedorn Agreement”), which was subsequently assumed by Scotts LLC. The Hagedorn Agreement provides a rolling two-year term, unless either party notifies the other of its desire not to renew at least 30 days prior to the end of the first year of such two-year term. The Hagedorn Agreement provides for a minimum annual base salary of $200,000 (Mr. Hagedorn’s annual base salary was $1,000,000 for the 2012 fiscal year) and participation in the various benefit plans available to senior executive officers of the Company. Upon termination of employment by Mr. Hagedorn for “good reason” or by the Company for any reason other than “cause” (as such terms are defined in the Hagedorn Agreement), Mr. Hagedorn will be entitled to receive certain severance benefits, including a payment equal to three times the sum of his base salary then in effect plus his highest annual bonus in any of the three preceding years (which would have been three times the sum of: (a) $1,000,000 and

(b) $1,652,400 based on his annual base salary as of September 30, 2012 and his annual bonuses for the fiscal years ended September 30, 2012, 2011 and 2010). Mr. Hagedorn will also be entitled to receive certain health and welfare benefits for a period of three years following such termination. Upon termination of employment for any other reason, Mr. Hagedorn or his beneficiary will be entitled to receive all unpaid amounts of base salary and benefits under the executive benefit plans in which he participated.

The employment agreement with Mr. Brockman expired on May 31, 2011, and the employment agreements with each of Mr. Evans, Mr. Sanders and Ms. Stump (each as amended) expired on November 4, 2011. Effective November 5, 2011, each of the NEOs other than Mr. Hagedorn became a participant in the Company’s Executive Severance Plan, the terms of which are described more fully below.

Executive Severance Plan

On May 4, 2011, the Compensation Committee approved the Executive Severance Plan and designated each of Mr. Evans, Mr. Sanders, Mr. Brockman and Ms. Stump (each a “Participant” and collectively the “Participants”) as eligible participants, effective November 5, 2011. Under the terms of the Executive Severance Plan, each Participant will be eligible to receive severance benefits in the event his or her employment is terminated involuntarily without “Cause,” provided certain conditions are satisfied. The term “Cause” is defined in the Executive Severance Plan by reference to the 2006 Long-Term Plan (or any successor plan thereto), which currently defines “Cause” as: (a) the willful failure to substantially perform one’s duties as an employee (for reasons other than physical or mental illness) after reasonable notice of that failure; (b) misconduct that materially injures the Company or any subsidiary or affiliate; (c) conviction of, or entering into a plea of nolo contendere to, a felony; or (d) breach of any written covenant or agreement with the Company or any subsidiary or affiliate.

In order to receive benefits under the Executive Severance Plan, each Participant has executed a participation agreement (the “Participation Agreement”), the form of which was approved by the Compensation Committee, and, upon termination, must execute a release agreement in favor of the Company. The Participation Agreement provides for the following severance benefits in the event a Participant’s employment is terminated involuntarily without Cause or the Participant resigns for “Good Reason”:

•	a continuation of base salary, in accordance with the Company’s normal payroll practices, for a period of 24 months after the date of termination (the “Severance Period”);

•	a prorated bonus for the plan year in which the termination occurs, to be paid if earned at the time the Company pays annual bonus awards generally; and

•
each month during the Severance Period that the Participant is eligible for COBRA, an amount equal to the excess of the then COBRA premium charged by the Company to terminated employees over the premium charged to active employees (the “Benefits Offset Payment”).

All other benefits to which the Participant has a vested right as of the effective date of termination will be paid or provided according to the provisions of the plans or programs governing such benefits. In addition to the foregoing, in the event termination occurs within two years following a “Change in Control” (as defined in the Executive Severance Plan), the Participant will also receive a payment equal to twice the Participant’s target bonus opportunity.

The Participation Agreement defines “Good Reason” as the existence of one or more of the following conditions without the Participant’s consent: (a) a material diminution in total direct compensation at target (meaning the sum of base salary, target bonus opportunity and the grant date value of long-term awards), other than as a result of (i) an across-the-board reduction for executives at the Participant’s level or (ii) a reduction in total direct compensation at target as a result of the Participant being in a performance improvement or disciplinary plan; or (b) a material diminution in authority, duties or responsibilities. Under the terms of the Participation Agreement, Good Reason exists only if the Company fails to cure the event giving rise to Good Reason within 30 days after receiving notice thereof from the Participant.

PAYMENTS ON TERMINATION OF EMPLOYMENT AND/OR CHANGE IN CONTROL

The Company and its subsidiaries have entered into certain agreements and maintain certain plans that may provide compensation to the NEOs employed by Scotts LLC at fiscal year-end in the event of a termination of employment and/or a change in control of the Company.

Employment and Severance Agreements: As described above in the section captioned “EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL (CIC) ARRANGEMENTS,” Scotts LLC maintains an employment agreement with Mr. Hagedorn. None of the other NEOs are currently covered by employment agreements; however, Mr. Evans, Mr. Sanders, Mr. Brockman and Ms. Stump each participate in the Executive Severance Plan. The Hagedorn Agreement and the Executive Severance Plan provide for severance and continued compensation and benefit eligibility as summarized in the table below. All other benefits to which the Participant has a vested right as of the effective date of termination will be paid or provided according to the provisions of the plans or programs governing such benefits.

	Prior to CIC		Within 2 Years Following CIC
	Involuntary Without Cause or Voluntary With Good Reason	Due to Death or Disability	Involuntary Without Cause or Voluntary With Good Reason
Salary Continuation:
CEO	3x base salary	None	3x base salary
All Other NEOs	2x base salary	None	2x base salary
Annual Incentive:
CEO	3x highest bonus paid in prior three years	Prorated target bonus	3x highest bonus paid in prior three years
All Other NEOs	Prorated annual bonus	Prorated target bonus	Prorated annual bonus, plus 2x target bonus
Welfare Benefits:
CEO	Coverage continues for 3 years	None	Coverage continues for 3 years
All Other NEOs	Coverage ends and NEO receives Benefits Offset Payment for 18 months	None	Coverage ends and NEO receives Benefits Offset Payment for 18 months

If an NEO terminates his or her employment voluntarily without good reason, other than for retirement, or such NEO’s employment is terminated for cause, the NEO is not entitled to receive any additional base salary, annual incentive payment or welfare benefits. The specific obligations to each of the NEOs are detailed in the separate tables that follow.

Equity-Based Compensation Plans: As previously mentioned, grants of NSOs, SARs, restricted stock, RSUs and PUs are typically subject to three-year, time-based vesting. However, our equity-based compensation plans generally provide for accelerated vesting or forfeiture in certain situations, as indicated in the following table. These acceleration and forfeiture provisions apply to all participants under the equity-based compensation plans.

Termination Due to:	Unvested NSOs, SARs, Restricted Stock, RSUs and PUs
Retirement	Restricted stock is forfeited on date of termination; all other awards vest on date of termination

Death or Disability	Vest on date of termination

For Cause	Forfeited on date of termination

Any Other Reason	Forfeited on date of termination

Subsequent to Change in Control	Generally vest on date of termination, as described below

Retirement: A voluntary termination after a participant, or reaches age 55 with 10 years of service.

Disability: A participant’s inability to perform his or her normal duties for a period of at least six months due to a physical or mental infirmity.

Treatment of Equity Awards Following a Change in Control: Upon a change in control of the Company, outstanding NSOs and SARs will be cancelled and the applicable NEO will receive cash in the amount of, or Common Shares having a fair market value equal to, the difference between the change in control price per Common Share and the exercise price per Common Share associated with the cancelled NSO or SAR; provided, however, such cancellation may not take affect if either: (a) the Compensation Committee determines prior to the change in control that immediately after the change in control, the NSOs and SARs will be honored or assumed, or new awards with substantially equivalent value substituted, or (b) the NEO exercises, with the permission of the Compensation Committee, the NEO’s outstanding NSOs and SARs within 15 days of the date of the change in control.

Following a change in control, unvested restricted stock and RSUs will vest in full and all restrictions relating to such awards will lapse. The vested awards will be distributed, if not already held by a participant and to the extent applicable: (i) in a single lump-sum cash payment within 30 days following such change in control based on the change in control price or (ii) at the Compensation Committee’s discretion, in the form of whole Common Shares of the Company or shares of any successor company.

With respect to PUs, all performance goals associated with outstanding awards will be deemed to have been met on the date of the change in control, all performance periods will be accelerated to the date of the change in control and all outstanding awards will be distributed in a single lump sum cash payment within 30 days following such change in control based on the change in control price.

Termination of Employment and Change in Control — James Hagedorn

The following table describes the approximate payments that would be made to Mr. Hagedorn pursuant to his employment agreement or other plans or individual award agreements in the event of his termination of employment under the circumstances described below or in the event of a change in control of the Company, assuming such termination of employment or change in control took place on September 30, 2012, the last day of the 2012 fiscal year. For further information concerning the outstanding equity-based awards held by Mr. Hagedorn as of September 30, 2012, see the table captioned “Outstanding Equity Awards at 2012 Fiscal Year-End.”

	Prior to CIC		Following CIC
Executive Benefits and Payments Upon Termination	Involuntary Without Cause or Voluntary With Good Reason	Due to Death or Disability	Involuntary Without Cause or Voluntary With Good Reason	CIC Only
Compensation:
Base Salary (3x annual base salary)	$3,000,000	$—	$3,000,000	$—
EIP(1)	4,957,200	—	4,957,200	—
Equity-Based Compensation	—	—	—	—
Stock Options:
Unvested and accelerated(2)	150,220	150,220	150,220	150,220
RSUs/Performance Units:
Unvested and Accelerated(3)	2,773,908	2,773,908	2,773,908	2,773,908
Dividend Equivalents(4)	128,402	128,402	128,402	128,402
Performance Units:
Unvested and Accelerated(3)	2,160,850	2,160,850	2,160,850	2,160,850
Dividend Equivalents(4)	70,841	70,841	70,841	70,841
Benefits and Perquisites:
Health & Welfare Benefits(5)	49,847	—	49,847	—
Accrued Retirement Benefits:
Associates’ Pension Plan(6)	227,630	227,630	227,630	—
Excess Benefit Plan(7)	43,449	43,449	43,449	—
RSP(8)	1,467,126	1,467,126	1,467,126	—
ERP(8)	1,390,252	1,390,252	1,390,252	—
Total:	$16,419,725	$8,412,678	$16,419,725	$5,284,221
________________________

(1)	Lump-sum payment of cash severance benefit in an amount equal to three times the EIP payout for the 2010 fiscal year, the highest annual bonus paid in any of the three preceding years.

(2)
Immediate vesting of all outstanding and unvested stock options, valued based on the difference between $43.47, the Common Share price as of September 30, 2012, and the respective exercise prices. Since Mr. Hagedorn is retirement eligible, all NSOs are subject to accelerated vesting upon termination for any reason other than for cause.

(3)
Immediate vesting of all unvested RSUs and PUs, valued based on the Common Share price of $43.47 as of September 30, 2012. Since Mr. Hagedorn is retirement eligible, all RSUs and PUs are subject to accelerated vesting upon termination for any reason other than for cause. Amounts reported assume that the target level of performance is achieved for all PUs.

(4)
Immediate vesting of all deferred cash dividends and dividend equivalents associated with unvested RSUs and PUs. Since Mr. Hagedorn is retirement eligible, all deferred cash dividends are subject to accelerated vesting upon termination for any reason other than for cause. Amounts reported assume that the target level of performance is achieved for all PUs.

(5)	Continuation of certain medical and dental benefits for a period of three years following the date of termination.

(6)	Accrued benefits under the Associates’ Pension Plan.

(7)	Accrued benefits under the Excess Pension Plan.

(8)	Reflects respective account balance as of September 30, 2012.

Termination of Employment and Change in Control — Mr. Evans, Mr. Sanders, Mr. Brockman and Ms. Stump

The following tables describe the approximate payments that would be made to each of the above-named NEOs pursuant to the Executive Severance Plan or other plans or individual award agreements in the event of termination of employment under the circumstances described below or in the event of a change in control of the Company, assuming such termination of employment or change in control took place on September 30, 2012, the last day of the 2012 fiscal year. For further information concerning the outstanding equity-based awards held by each of the above-named NEOs as of September 30, 2012, see the table captioned “Outstanding Equity Awards at 2012 Fiscal Year-End.”

Involuntary Termination Without Cause, or Voluntary Termination by NEO With Good Reason:

Executive Benefits and Payments Upon Termination	Mr. Evans	Mr. Sanders	Mr. Brockman	Ms. Stump
Compensation:
Base Salary (2x annual base salary)	$1,080,000	$1,200,000	$840,000	$800,000
EIP — Pro Rata Actual Payout(1)	324,000	480,000	231,000	220,000
EIP — Target Payout (1x target amount)	—	—	—	—
Equity-Based Compensation	—	—	—	—
Stock Options:
Unvested and Accelerated(2)	—	—	—	20,350
Restricted Stock Units:
Unvested and Accelerated(3)	—	—	—	—
Dividend Equivalents(4)	—	—	—	—
Performance Units:
Unvested and Accelerated(3)	—	—	—	226,552
Dividend Equivalents(4)	—	—	—	7,571
Benefits and Perquisites:
Benefits Offset Payment(5)	18,303	18,312	18,312	13,508
Accrued Retirement Benefits:
Associates’ Pension Plan(6)	26,934	—	—	—
RSP(7)	639,070	437,155	400,788	512,058
ERP(7)	336,787	367,953	48,733	242,708
ERP — Retention Award(8)	1,275,656	1,275,656	1,275,656	1,275,656
Total:	$3,700,750	$3,779,076	$2,814,489	$3,318,373
________________________

(1)	Lump-sum payment in an amount equal to a prorated annual bonus award, assuming the EIP paid out at 100% of target, and further assuming each NEO was employed throughout the entire fiscal year.

(2)
Immediate vesting of all outstanding and unvested stock options, valued based on the difference between $43.47, the Common Share price as of September 30, 2012, and the respective exercise prices. Since Ms. Stump is retirement eligible, all NSOs are subject to accelerated vesting upon termination for any reason other than for cause.

(3)
Immediate vesting of all unvested RSUs and PUs, valued based on the Common Share price of $43.47 as of September 30, 2012. Amounts reported assume that the target level of performance is achieved for all PUs. Since Ms. Stump is retirement eligible, all RSUs and PUs are subject to accelerated vesting upon termination for any reason other than for cause.

(4)
Immediate vesting of all deferred cash dividends and dividend equivalents associated with unvested RSUs and PUs. Amounts reported assume that the target level of performance is achieved for all PUs. Since Ms. Stump is retirement eligible, all deferred cash dividends are subject to accelerated vesting upon termination for any reason other than for cause.

(5)
An amount equal to the excess of the current COBRA premium charged by the Company to terminated employees over the premium charged to active employees as of September 30, 2012; calculated for a period of 18 months.

(6)	Accrued benefits under the Associates’ Pension Plan.

(7)	Reflects respective account balances as of September 30, 2012.

(8)	Reflects the fair market value of the undistributed portion of the retention award account in the ERP as of September 30, 2012.

Termination Due to Death or Disability:

Executive Benefits and Payments Upon Termination	Mr. Evans	Mr. Sanders	Mr. Brockman	Ms. Stump
Compensation:
Base Salary	$—	$—	$—	$—
EIP — Pro Rata Actual Payout(1)	324,000	480,000	231,000	220,000
EIP — Target Payout	—	—	—	—
Equity-Based Compensation	—	—	—	—
Stock Options:
Unvested and Accelerated(2)	35,150	35,150	20,350	20,350
Restricted Stock Units:
Unvested and Accelerated(3)	664,135	829,712	382,927	331,763
Dividend Equivalents(4)	30,228	33,751	17,398	16,310
Performance Units:
Unvested and Accelerated(3)	525,031	852,055	300,986	226,522
Dividend Equivalents(4)	17,003	27,921	9,705	7,571
Benefits and Perquisites:
Benefits Offset Payment	—	—	—	—
Accrued Retirement Benefits:
Associates’ Pension Plan(5)	26,934	—	—	—
RSP(6)	639,070	437,155	400,788	512,058
ERP(6)	336,787	367,953	48,733	242,708
ERP — Retention Award(7)	1,275,656	1,275,656	1,275,656	1,275,656
Total:	$3,873,994	$4,339,353	$2,687,544	$2,852,938
________________________

(1)	Lump-sum payment in an amount equal to a prorated annual bonus award, assuming the EIP paid out at 100% of target, and further assuming each NEO was employed throughout the entire fiscal year.

(2)	Immediate vesting of all outstanding and unvested stock options, valued based on the difference between $43.47, the Common Share price as of September 30, 2012, and the respective exercise prices.

(3)
Immediate vesting of all unvested RSUs and PUs, valued based on the Common Share price of $43.47 as of September 30, 2012. Amounts reported assume that the target level of performance is achieved for all PUs.

(4)	Immediate vesting of all deferred cash dividends and dividend equivalents associated with unvested, RSUs and PUs. Amounts reported assume that the target level of performance is achieved for all PUs.

(5)	Accrued benefits under the Associates’ Pension Plan.

(6)	Reflects respective account balances as of September 30, 2012.

(7)	Reflects the fair market value of the undistributed portion of the retention award account in the ERP as of September 30, 2012.

Involuntary Termination Without Cause, or Voluntary Termination by NEO With Good Reason (within 2 years following CIC):

Executive Benefits and Payments Upon Termination	Mr. Evans	Mr. Sanders	Mr. Brockman	Ms. Stump
Compensation:
Base Salary (2x annual base salary)	$1,080,000	$1,200,000	$840,000	$800,000
EIP — Pro Rata Actual Payout(1)	324,000	480,000	231,000	220,000
EIP — Target Payout (2x target amount)	648,000	960,000	462,000	440,000
Equity-Based Compensation	—	—	—	—
Stock Options:
Unvested and Accelerated(2)	35,150	35,150	20,350	20,350
Restricted Stock Units:
Unvested and Accelerated(3)	664,135	829,712	382,927	331,763
Dividend Equivalents(4)	30,228	33,751	17,398	16,310
Performance Units:
Unvested and Accelerated(3)	525,031	852,055	300,986	226,522
Dividend Equivalents(4)	17,003	27,921	9,705	7,571
Benefits and Perquisites:
Benefits Offset Payment(5)	18,303	18,312	18,312	13,508
Accrued Retirement Benefits:
Associates’ Pension Plan(6)	26,934	—	—	—
RSP(7)	639,070	437,155	400,788	512,058
ERP(7)	336,787	367,953	48,733	242,708
ERP — Retention Award(8)	1,275,656	1,275,656	1,275,656	1,275,656
Total:	$5,620,297	$6,517,665	$4,007,856	$4,106,446
________________________

(1)	Lump-sum payment in an amount equal to a prorated annual bonus award, assuming the EIP paid out at 100% of target, and further assuming each NEO was employed throughout the entire fiscal year.

(2)	Immediate vesting of all outstanding and unvested stock options, valued based on the difference between $43.47, the Common Share price as of September 30, 2012, and the respective exercise prices.

(3)
Immediate vesting of all unvested RSUs and PUs, valued based on the Common Share price of $43.47 as of September 30, 2012. Amounts reported assume that the target level of performance is achieved for all PUs.

(4)	Immediate vesting of all deferred cash dividends and dividend equivalents associated with unvested RSUs and PUs. Amounts reported assume that the target level of performance is achieved for all PUs.

(5)
An amount equal to the excess of the current COBRA premium charged by the Company to terminated employees over the premium charged to active employees as of September 30, 2012; calculated for a period of 18 months.

(6)	Accrued benefits under the Associates’ Pension Plan.

(7)	Reflects respective account balances as of September 30, 2012.

(8)	Reflects the fair market value of the undistributed portion of the retention award account as of September 30, 2012.

Change in Control Only (no termination):

Executive Benefits and Payments Upon Termination	Mr. Evans	Mr. Sanders	Mr. Brockman	Ms. Stump
Compensation:
Base Salary (2x annual base salary)	$—	$—	$—	$—
EIP — Pro Rata Actual Payout	—	—	—	—
EIP — Target Payout (1x or 2x target)	—	—	—	—
Equity-Based Compensation	—	—	—	—
Stock Options:
Unvested and Accelerated(1)	35,150	35,150	20,350	20,350
Restricted Stock Units:
Unvested and Accelerated(2)	664,135	829,712	382,927	331,763
Dividend Equivalents(3)	30,228	33,751	17,398	16,310
Performance Units:
Unvested and Accelerated(2)	525,031	852,055	300,986	226,522
Dividend Equivalents(3)	17,003	27,921	9,705	7,571
Benefits and Perquisites:
Benefits Offset Payment	—	—	—	—
Accrued Retirement Benefits:
Associates’ Pension Plan	—	—	—	—
RSP	—	—	—	—
ERP	—	—	—	—
ERP — Retention Award	—	—	—	—
Total:	$1,271,547	$1,778,589	$731,367	$602,516
________________________

(1)	Immediate vesting of all outstanding and unvested stock options, valued based on the difference between $43.47, the Common Share price as of September 30, 2012, and the respective exercise prices.

(2)
Immediate vesting of all unvested RSUs and PUs, valued based on the Common Share price of $43.47 as of September 30, 2012. Amounts reported assume that the target level of performance is achieved for all PUs.

(3)	Immediate vesting of all deferred cash dividends and dividend equivalents associated with unvested RSUs and PUs. Amounts reported assume that the target level of performance is achieved for all PUs.

Employee Confidentiality, Noncompetition, Nonsolicitation Agreements

Mr. Evans, Mr. Sanders, Mr. Brockman and Ms. Stump are each parties to an employee confidentiality, noncompetition, nonsolicitation agreement with Scotts LLC (the “Non-Compete Agreement”), pursuant to which each executive officer (or former executive officer) has agreed to maintain the confidentiality of any “confidential information” (as that term is defined in the Non-Compete Agreement) of Scotts LLC and its affiliates and not to directly or indirectly disclose or reveal confidential information to any person or use confidential information for the individual’s own personal benefit or for the benefit of any person other than Scotts LLC and its affiliates. The Non-Compete Agreement also contains provisions that prevent the individual party to it from engaging in specified competitive and solicitation activities during his or her employment with Scotts LLC and its affiliates, and for an additional two years thereafter. Failure to abide by the terms of the Non-Compete Agreement will result in forfeiture of any future payment under the EIP and will oblige the individual to return to Scotts LLC any monies paid to him or her under the EIP within the three years prior to breach.

Mr. Hagedorn’s employment agreement with Scotts LLC subjects him to confidentiality, noncompetition and nonsolicitation obligations that are similar to those set forth in the Non-Compete Agreements.

PROPOSAL NUMBER 2

ADVISORY VOTE ON THE COMPENSATION OF
THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, requires us to provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as set forth in this Proxy Statement. This proposal is commonly referred to as the “Say-on-Pay” vote.

Our compensation programs are intended to align our NEOs’ interests with those of our shareholders by rewarding performance that meets or exceeds the goals the Compensation Committee establishes with the objective of increasing shareholder value. Our Compensation Discussion and Analysis (CD&A), which begins on page 21 of this Proxy Statement, provides extensive detail regarding our compensation philosophy and objectives, the elements of executive compensation and our compensation practices. We encourage you to review the CD&A before voting on this proposal.

Highlights of our compensation philosophy and program for the 2012 fiscal year include the following:

•
Performance-Based Pay: Consistent with our pay-for-performance philosophy, approximately 60% of the annual compensation opportunity for our NEOs was delivered in the form of variable pay tied to financial performance. For the 2012 fiscal year, approximately two-thirds of the long-term equity-based compensation awarded to our NEOs was performance-based, with approximately one-third coming in the form of non-qualified stock options and the remaining one-third in the form of performance units that will only be earned if both performance goals and time-based vesting requirements are satisfied. In addition, we paid no annual incentive compensation to our NEOs for the 2012 fiscal year under the executive incentive plan as the funding triggers in our annual incentive compensation program were not met. Although the discretionary portion of the executive incentive plan was not funded as a result of the Company missing the funding trigger, the Compensation Committee awarded discretionary bonuses to recognize the personal performance of the NEOs as well as to be responsive to the Compensation Committee’s belief that the actual cash compensation levels for the NEOs had fallen behind the market over the past two years.

•	No Gross-Ups: We do not provide gross-up payments, other than those relating to relocation-related benefits. We paid no gross-up payments to our NEOs during the 2012 fiscal year.

•
Clawback Provisions: Our Executive Compensation Recovery Policy allows the Company to recover annual incentive award payments and equity award distributions in the event of a required accounting restatement due to material non-compliance with any financial reporting requirements.

•
Significant Stock Ownership: Each of our NEOs is expected to maintain a significant amount of his or her accumulated wealth in the form of Common Shares. The ownership guidelines for our NEOs range from 3 to 10 times base salary.

•	Independent Consultants: Our Compensation Committee engages an independent consultant to advise with respect to executive compensation levels and practices.

•
Use of Tally Sheets: Our Compensation Committee uses tally sheets in order to obtain a perspective on the overall level of executive compensation and wealth accumulation, the relationship between short-term and long-term compensation elements and how each element relates to our compensation philosophy and guiding principles.

•
Compensation Risk Assessment: The Company conducted an annual review of its compensation programs for the 2012 fiscal year and concluded that the compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

•
Independent Compensation Committee: Each member of our Compensation Committee satisfies the applicable independence requirements set forth in the NYSE Rules and qualifies as an outside director for purposes of IRC § 162(m) and as a non-employee director for purposes of Rule 16b-3 under the Exchange Act.

The Say-on-Pay vote is not intended to address any specific element of compensation, but rather provides shareholders an opportunity to express their views regarding the overall compensation of our NEOs and our executive compensation philosophy and objectives, guiding principles, policies and practices.

Recommendation and Vote

For the reasons set forth above, the Company is asking its shareholders to support the compensation of the NEOs as set forth in this Proxy Statement by approving the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the executive compensation tables and the related footnote and narrative disclosures accompanying the tables.”

To be approved, this proposal requires the affirmative vote of holders of a majority of the Company’s Common Shares that are voted on the proposal, which means the votes cast “For” the proposal must exceed the votes cast “Against” the proposal. Abstentions and broker non-votes will be treated as votes cast “Against” the proposal.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

We highly value the opinions of our shareholders. Accordingly, although the vote is advisory only and not binding on the Company or the Board, the Compensation Committee will consider the outcome of the Say-on-Pay vote in connection with future executive compensation decisions.

PROPOSAL NUMBER 3

APPROVAL OF AMENDMENT AND RESTATEMENT OF
THE SCOTTS MIRACLE-GRO COMPANY
AMENDED AND RESTATED 2006 LONG-TERM INCENTIVE PLAN

Proposal

We seek shareholder approval of the amendment and restatement of The Scotts Miracle-Gro Company Amended and Restated 2006 Long-Term Incentive Plan (the “Plan”), which was adopted, subject to shareholder approval, by the Compensation Committee on December 5, 2012. The amendment and restatement of the Plan includes the following changes to the Plan, which are subject to shareholder approval of this proposal:

•	Increase in Aggregate Share Limit. The amendment and restatement increases the maximum number of Common Shares available for grant to participants under the Plan by 3,600,000 Common Shares.

•
Fungible Share Pool. The amendment and restatement creates a fungible share pool, pursuant to which the number of Common Shares available for grant shall be reduced by one share for each share covered by an option or stock appreciation right granted on or after January 17, 2013, and the number of Common Shares available for grant shall be reduced by two shares per each share subject to any other type of Award granted on or after January 17, 2013.

•
Revision of Share Usage Provisions. The amendment and restatement revises the Plan to provide that the following Common Shares would not be returned to the reserve of Common Shares available for issuance under the Plan in connection with the exercise of a Plan Award: (i) Common Shares which would have been issued upon any exercise of an option but for the fact that the exercise price was paid by a “net exercise”; (ii) Common Shares tendered in payment of the exercise price of an option; (iii) Common Shares withheld by the Company or tendered by a participant to satisfy any tax withholding obligation with respect to an option or stock appreciation right; (iv) Common Shares which would have been issued upon any exercise of a SAR but for the fact there was a “net” settlement of stock-settled SARs; and (v) Common Shares that are repurchased by the Company using option exercise proceeds.

•
Share Limits for ISOs and Non-employee Director Awards. The amendment and restatement provides that the aggregate limits on each type of award will apply with respect to awards made on or after January 17, 2013, rather than January 26, 2006, the original effective date of the Plan. The limits on each type of award are: (i) the 3,712,267 aggregate share limit for Common Shares issued as incentive stock options or ISOs, and (ii) the 1,000,000 aggregate share limit for grants to non-employee directors.

•
Increase in Annual Individual Award Limits. The amendment and restatement increases annual individual award limits as follows: (i) 500,000 for options (currently 200,000), (ii) 500,000 for stock appreciation rights (currently 200,000), (iii) 300,000 for restricted stock or restricted stock units (currently 100,000), (iv) 300,000 for performance units or performance shares (currently 100,000), and (v) the greater of the value of 100,000 shares or $5,000,000 for cash-based awards (currently the greater the value of 100,000 shares or $3,000,000).

•
Clawback or Recoupment Policies. The amendment and restatement clarifies that all awards granted under the Plan are subject to any applicable Company clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company from time to time.

•
No Dividend Equivalent Rights for Options, SARs and Unvested Performance Shares. The amendment and restatement revises the Plan to provide that dividend equivalents on performance shares shall be payable only when and to the extent the performance shares vest. The Plan already prohibits dividend equivalent rights for options and stock appreciation rights.

•
Shareholder Approval Required to Cancel Underwater Options and SARs for Cash. The amendment and restatement revises the Plan to clarify that no payment will be made to cancel an option or SAR when the option exercise price or SAR grant price, as the case may be, exceeds the fair market value of the underlying Common Shares. The Plan already provides that options or SARs issued under the Plan cannot be repriced, replaced or regranted through cancellation, or by lowering the exercise price of a previously granted option or the grant price of a previously granted SAR.

•
Definitions. The amendment and restatement revises the definition of “Change in Control” so that a change in control would be deemed to occur upon consummation of a specified business combination transaction rather than upon the earlier shareholder approval of such a transaction.

•
Extension of Plan Expiration Date. Currently, the authority to grant new awards under the Plan will expire on January 25, 2016. The amendment and restatement of the Plan extends the expiration date of the Plan until January 16, 2023.

•	Name Change. The amendment and restatement of the Plan changes the name of the Plan to “The Scotts Miracle-Gro Company Long-Term Incentive Plan.”

As of September 30, 2012, a total of 4,014,772 Common Shares were subject to outstanding awards granted under the Plan, and an additional 112,267 Common Shares were available for new award grants under the Plan (before giving effect to the increase of 3,600,000 Common Shares in the aggregate share limit described above). The Compensation Committee approved the additional share authority requested under the amendment and restatement of the Plan based, in part, on a belief that the number of Common Shares currently available under the Plan does not give us sufficient flexibility to adequately provide for future incentives. We will continue to have the authority to grant awards under the Plan, within the existing Plan limits, if shareholders do not approve this proposal.

We refer to the Plan as modified by the proposed amendment and restatement as the “Amended Plan.” A copy of the Amended Plan is attached to this proxy statement as Annex A. The Amended Plan will become effective only if it is approved by our shareholders.

Background

The Compensation Committee believes it is desirable to continue to have equity-based awards as well as to have cash-based awards available under a long-term incentive plan to be used to recruit new individuals to become employees or serve as directors or third party service providers and for incentive purposes, where necessary. The Amended Plan will continue to make Common Shares available for a variety of awards, allowing the Company to choose the incentives most appropriate to individual circumstances and is intended to benefit the Company and its shareholders.

The Company’s shareholders originally approved the Plan at the 2006 Annual Meeting of Shareholders effective January 26, 2006. The Plan was amended and restated effective as of October 30, 2007 to reflect administrative changes and compliance with Section 409A of the Internal Revenue Code. Subsequently, on January 20, 2010, the Plan was amended to allow award agreements for Plan Awards granted on or after January 20, 2010 to specify different termination of service provisions than those set forth in the Plan. On January 20, 2011, the Company’s shareholders re-approved the material terms of the performance criteria under the Plan.

Purpose

The purpose of the Amended Plan is to provide a means whereby employees, directors and third party service providers develop a sense of proprietorship and personal involvement in the development and financial success of the Company and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. In addition, the purpose of the Amended Plan is to provide a means through which the Company may attract able individuals to become employees or serve as directors or third party service providers and to provide a means whereby those individuals, upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain ownership of the Common Shares, thereby strengthening their concern for the welfare of the Company.

The following is a brief summary of the material features of the Amended Plan, with significant differences from the current Plan identified where applicable. This summary (and the bullet list above of changes to the Plan made in the Amended Plan) is qualified in its entirety by reference to the full text of the Amended Plan. All capitalized terms which are not defined in this summary are defined in the Amended Plan.

Summary of Operation of the Amended Plan

Common Shares Available under the Amended Plan and Limitations on Plan Awards; Fungible Share Pool

Subject to certain adjustments as described below under “Adjustments,” as of September 30, 2012, the number of Common Shares of the Company that remain available for grant to participants under the current Plan is 112,267. As of September 30, 2012, options covering 2,345,865 Common Shares remained outstanding under the current Plan, 134,382 Common Shares were attributable to accounts of directors holding deferred stock units, no Common Shares were subject to outstanding SARs, no Common Shares were subject to outstanding awards of restricted stock, 362,817 Common Shares were subject to outstanding awards of restricted stock units, no Common Shares were subject to outstanding awards of performance shares and 203,414 Common Shares were subject to outstanding awards of performance units grants (including 53,705 Common Shares issuable if the maximum level of performance is achieved for the 2012 to 2014 fiscal year performance period), leaving 112,267 Common Shares available for new awards under the current Plan. There are also Common Shares subject to awards outstanding under our 2003 Plan and our 1996 Plan. For more information concerning all outstanding awards, please see the table captioned “Outstanding Equity Awards at 2012 Fiscal Year-End.”

Under the Amended Plan, an additional 3,600,000 Common Shares will be available for awards. Common Shares available for issuance under the Amended Plan may be authorized and unissued Common Shares or treasury shares. The Amended Plan creates a “fungible share pool,” pursuant to which the number of Common Shares available for grant shall be reduced by one share for each share covered by an option or stock appreciation right granted on or after January 17, 2013, and the number of Common Shares available for grant shall be reduced by two shares (the “Full Value Factor”) per each share subject to any other type of Award granted on or after January 17, 2013. The full number of Common Shares covered by a SAR that is to be settled by the issuance of Common Shares will be counted against the number of Common Shares available under the Amended Plan, regardless of the number of Common Shares actually issued on the settlement of such SAR.

In addition to the overall share authorization under the current Plan, (i) no more than 3,712,267 Common Shares may be issued pursuant to ISOs granted under the Plan; and (ii) no more than 1,000,000 Common Shares may be issued under Plan Awards made to non-employee directors. The Amended Plan retains those limits, but provides that they are applied as to awards made on or after January 17, 2013.

Any Common Shares related to Plan Awards or awards under the Prior Plans which, in either case, on or after September 30, 2012 terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Common Shares, are settled in cash in lieu of Common Shares, or are exchanged with the Compensation Committee’s permission, prior to the issuance of Common Shares, for Plan Awards not involving Common Shares, shall be available again for grant under the Amended Plan and for purposes of the limitations regarding ISOs and Plan Awards made to non-employee directors described in the prior paragraph; provided, however, that the number of Shares that shall again be available shall be based on the Full

Value Factor if the previous Award was not an option or SAR (or if the Prior Plan award) was not an option or stock appreciation right. If any Common Shares are withheld by the Company or are tendered (either actually or by attestation) by a participant to satisfy any tax withholding obligation with respect to a Plan Award (other than an option or stock appreciation right) or a Prior Plan award (other than an option or stock appreciation right), then the Common Shares so tendered or withheld shall again be available for issuance under the Amended Plan, and correspondingly increase the total number of Common Shares available for issuance under the Amended Plan and the limitations described in the prior paragraph, based on the Full Value Factor.

Notwithstanding anything to the contrary in the prior paragraph, the following Common Shares will not again become available for issuance under the Amended Plan: (i) any Common Shares which would have been issued upon any exercise of an option Plan Award (or an option granted under a Prior Plan) but for the fact that the exercise price was paid by a “net exercise” or any Common Shares tendered (either actually or by attestation) by a participant in payment of the exercise price of an option Plan Award (or an option granted under a Prior Plan); (ii) any Common Shares withheld by the Company or Common Shares tendered (either actually or by attestation) by a participant to satisfy any tax withholding obligation with respect to an option Plan Award (or an option granted under a Prior Plan) or a stock appreciation right Plan Award or stock appreciation right granted under a Prior Plan (but not other Plan Awards); (iii) Common Shares covered by a stock appreciation right Plan Award or a stock appreciation right granted under a Prior Plan that are not issued in connection with the stock settlement upon its exercise; or (iv) Common Shares that are repurchased by the Company using option exercise proceeds.

Eligibility and Participation

As under the current Plan, all employees, directors and third party service providers are eligible to participate in the Amended Plan. For purposes of the Amended Plan, an “employee” means any individual who performs services for and is designated as an employee of the Company, an Affiliate of the Company or a Subsidiary of the Company on the payroll records of the relevant entity; a “director” means any individual who is a member of the Board of Directors of the Company; and a “third party service provider” means any consultant, agent, advisor or independent contractor who renders services to the Company, a Subsidiary of the Company or an Affiliate of the Company, other than a person who (a) provides services in connection with the offer or sale of the Company’s securities in a capital raising transaction or (b) directly or indirectly promotes or maintains a market for the Company’s securities.

The Company estimates that approximately 100 employees of the Company and its current Affiliates and Subsidiaries are currently eligible to receive Plan Awards, including the executive officers of the Company named in the Summary Compensation Table. In addition, following the election of four directors at the Annual Meeting, there will be twelve directors (including Mr. Hagedorn in his capacity as CEO) of the Company eligible to receive Plan Awards. Mr. Hagedorn does not receive additional compensation, including Plan Awards, for his services as a director and the Company does not intend to make any grants to Mr. Hagedorn under the Amended Plan for his services as a director. The Company is unable to reasonably estimate the number of third party service providers who may be eligible to receive Plan Awards.

Section 162(m); Performance Measures

As under the current Plan, the Amended Plan is intended to permit the grant of Plan Awards that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Section 162(m) limits the deduction that a corporation may claim for compensation paid to its CEO and certain other NEOs (“Covered Employees”). Section 162(m) generally provides that amounts paid to a Covered Employee in excess of $1 million is not deductible.

The deduction limitation of Section 162(m) does not apply to “performance-based compensation” within the meaning of Section 162(m). Like the current Plan, the Amended Plan is designed so that Plan Awards may qualify for this exemption. The Compensation Committee is authorized to also grant Plan Awards that are not qualified under Section 162(m).

The performance measures that can be used for a Plan Award that is intended to qualify as “performance-based compensation” under Section 162(m) are one or more of the following: (i) net earnings or net income (before or after taxes); (ii) earnings per share (basic or diluted); (iii) net sales or revenue growth; (iv) net operating profit; (v) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue); (vi) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); (vii) earnings before or after taxes, interest, depreciation and/or amortization; (viii) gross or operating margins; (ix) productivity ratios; (x) share price (including, but not limited to, growth measures and total shareholder return); (xi) expense targets; (xii) margins; (xiii) operating efficiency; (xiv) market share; (xv) customer satisfaction; (xvi) working capital targets; (xvii) economic value added or EVA(R) (net operating profit after tax minus the sum of capital multiplied by the cost of capital); (xviii) developing new products and lines of revenue; (xix) reducing operating expenses; (xx) developing new markets; (xxi) meeting completion schedules; (xxii) developing and managing relationships with regulatory and other governmental agencies; (xxiii) managing cash; (xxiv) managing claims against the Company, including litigation; and (xxv) identifying and completing strategic acquisitions. Furthermore, any performance measure may be used to measure the performance of the Company, a Subsidiary and/or an Affiliate as a whole, or any business unit of the Company, a Subsidiary, and/or an Affiliate or any combination thereof, as the Compensation Committee may deem appropriate. Any of the above Performance Measures may be applied as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate. The Company may select a performance measure (x) above as compared to various stock market indices.

In addition, the Compensation Committee may provide in any award agreement that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; and (vii) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Plan Awards to Covered Employees, they must be prescribed in a form that meets the requirements of Section 162(m) for deductibility.

Plan Awards that are intended to qualify as performance-based compensation may not be adjusted upward. The Compensation Committee has the discretion to adjust such Plan Awards downward, either on a formula or discretionary basis, or any combination thereof. In the event applicable tax, stock exchange and/or securities laws change to permit the Compensation Committee to adopt additional governing performance measures without obtaining shareholder approval of such changes, the Compensation Committee has the sole discretion to make such changes without obtaining shareholder approval. If the Compensation Committee determines that it is advisable to grant Plan Awards that do not qualify as performance-based compensation, the Compensation Committee may make such grants without satisfying the requirements of Section 162(m) and may base vesting on performance measures other than those described above. Prior to any payment pursuant to Section 162(m), the Compensation Committee will be required to certify in writing that the applicable performance measures have been met.

Plan Benefits

The amount and type of future Plan Awards under the Amended Plan, if any, is at the discretion of the Administrator (as defined below). Therefore, the amount of such Plan Awards cannot be determined at this time.

The table in the section captioned “EXECUTIVE COMPENSATION TABLES — Grants of Plan-Based Awards Table” shows the options, RSUs and PUs granted under the current Plan to the NEOs during the 2012 fiscal year. The Summary Compensation Table sets forth the applicable dollar amounts of stock awards under the current Plan recognized for financial statements reporting purposes for the 2012, 2011 and 2010 fiscal years. During the 2012 fiscal year, options covering an aggregate of 228,025 Common Shares, restricted stock units covering an aggregate of 52,488 Common Shares and performance units covering an aggregate maximum of 81,117 Common Shares were granted to all current executive officers of the Company as a group; while options covering an aggregate of 236,036 Common Shares, restricted stock units covering an aggregate of 56,356 Common Shares and performance units covering an aggregate maximum of 84,019 Common Shares were granted to all employees, including all current officers who are not executive officers, as a group. As discussed in the section captioned “NON-EMPLOYEE DIRECTOR COMPENSATION — Deferral of Cash-Based Retainers,” the non-employee directors of the Company have received deferred stock units and have been able to elect to receive all or a portion of their annual cash retainer and other fees paid for service as a director of the Company in cash or in deferred stock units granted under the current Plan.

Administration

As under the current Plan, the Amended Plan is administered by the Compensation Committee (in the case of awards other than those granted to non-employee directors) or the Board of Directors of the Company (in the case of awards granted to non-employee directors). The term “Administrator” means the Compensation Committee or the Board, as appropriate.

The Compensation Committee has the full and exclusive discretionary power to: (i) interpret the terms and the intent of the Amended Plan and any award agreement or other agreement or document ancillary to, or in connection with, the Amended Plan; (ii) determine eligibility for Plan Awards granted to participants other than non-employee directors of the Company (which determination will be made by the Board); and (iii) adopt such rules, regulations, forms, instruments and guidelines for administering the Amended Plan as the Compensation Committee deems necessary or proper. The Administrator has the authority to: (i) select Plan Award recipients; (ii) establish all terms and conditions of Plan Awards and award agreements; (iii) grant Plan Awards as an alternative to, or as the form of payment for, grants or rights earned or due under compensation plans or arrangements of the Company; and (iv) construe any provision of the Amended Plan or any award agreement.

The Compensation Committee may delegate to one or more of its members or to one or more officers of the Company, its Subsidiaries or Affiliates, or to one or more agents or advisors, such administrative duties or powers as the Committee may deem advisable to the extent permitted or required by law or governing document. In addition, the Compensation Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (i) designate employees who are to receive Plan Awards; and (ii) determine the size of any such Plan Awards. However, the Compensation Committee may not delegate such responsibilities to any such officer for Plan Awards granted to an employee who is an Insider; the resolution providing such authorization must set forth the total number of Plan Awards such officer(s) may grant; and the officer(s) must report periodically to the Compensation Committee regarding the nature and scope of the Plan Awards granted pursuant to the authority delegated.

Description of Plan Awards

The Amended Plan authorizes the grant or award of (i) incentive stock options (“ISOs”); (ii) non-qualified stock options (“NSOs”); (iii) SARs; (iv) restricted stock; (v) restricted stock units; (vi) performance shares; (vii) performance units; (viii) cash-based awards; and (ix) other equity-based awards not described by one of the foregoing awards (collectively, the “Plan Awards”).

Only employees of the Company and its subsidiaries may be granted ISOs. Employees, directors and third party service providers may be granted or awarded NSOs, SARs, restricted stock, restricted stock units, performance units, performance shares, cash-based awards or other equity-based awards.

Pursuant to the Amended Plan, each participant’s award agreement will set forth the extent to which the participant will have the right to exercise, retain or receive, as applicable, the Plan Awards subject to such agreement following the termination of the participant’s employment with or provision of services to the Company, its Affiliates and/or its Subsidiaries, as the case may be. Such provisions are to be determined in the sole discretion of the Administrator, need not be uniform among all Plan Awards, may differ from the termination provisions of the Amended Plan and may reflect distinctions based on the reason for termination.

Options

As under the current Plan, NSOs may be granted to any participant under the Amended Plan. However, ISOs may be granted only to eligible employees of the Company or of any parent or subsidiary corporation as permitted under the applicable provisions of the Internal Revenue Code. Options may be granted for terms of up to, but not exceeding, ten years from the date of grant; however, NSOs granted to participants outside the United States may have a term greater than ten years. Further, no ISO granted to a 10% Shareholder (as described below) can be exercisable later than the day before the fifth anniversary of its grant date. The maximum number of Common Shares which may be subject to options granted to any participant in a fiscal year under the Amended Plan is 500,000 shares (increased from 200,000 under the current Plan), subject to adjustment as described below under “Adjustments.” Each option grant is to be evidenced by an award agreement that specifies the exercise price of the option, the maximum duration of the option, the number of Common Shares to which the option pertains, the conditions upon which the option will vest and become exercisable, and such other provisions as the Administrator may determine.

The exercise price of each option granted to a participant will be specified in the award agreement by the Administrator. The exercise price must be at least 100% of the fair market value of the underlying Common Shares on the grant date; provided, however, that the option price must be at least 110% of the fair market value of a share on the grant date with respect to any ISO issued to a participant who on the grant date owns more than 10% of the total combined voting power of the Company (as determined in accordance with the Internal Revenue Code) (a “10% Shareholder”). For purposes of the Amended Plan, the fair market value of a Common Share on a particular date will generally be the closing price of a Common Share on the relevant trading day or, if such day is not a trading day, on the next trading day on which Common Shares were publicly traded on NYSE (the “fair market value”). On December 5, 2012, the fair market value of the Company’s Common Shares was $40.90.

The exercise price of any option must be paid in full at the time of exercise (i) in cash or its equivalent; (ii) by tendering (either by actual delivery or attestation) previously acquired Common Shares having a fair market value equal to the exercise price; (iii) by a cashless broker-assisted exercise; (iv) by a combination of (i), (ii) and/or (iii); or (v) any other method approved or accepted by the Compensation Committee in its sole discretion. If the exercise price is paid through the tender of previously acquired Common Shares, those Common Shares must have either been purchased on the open market or been held by the participant for at least six months (or such other period as the Compensation Committee permits) prior to their tender if acquired under the Amended Plan or any other compensation plan maintained by the Company.

Stock Appreciation Rights

The Administrator may, in its discretion, grant SARs. The award agreement will specify the grant price, the term of the SAR and such other provisions as the Administrator determines. The grant price of each SAR granted to a participant will be specified by the Administrator in the award agreement; however, the grant price must be at least equal to 100% of the fair market value of the underlying Common Shares as determined on the grant date. Except as determined otherwise by the Administrator, no SAR will be exercisable later than the tenth anniversary of its grant date, except that for SARs granted to participants outside the United States, the Administrator has the authority to grant SARs that have a term greater than ten years. The maximum number of Common Shares which may be subject to SARs granted to any participant in a fiscal year under the Amended Plan is 500,000 shares (increased from 200,000 under the current Plan), subject to adjustment as described below under “Adjustments.”

Upon the exercise of a SAR, a participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the excess of the fair market value of a Common Share on the exercise date over the grant price by (ii) the number of Common Shares with respect to which the SAR is exercised. At the discretion of the Administrator, the payment upon SAR exercise may be made in cash, Common Shares or a combination thereof, or in any other manner approved by the Administrator. The Administrator’s determination regarding the form of SAR payout may be set forth in the award agreement pertaining to the grant of the SAR.

Restricted Stock and Restricted Stock Units

The Administrator may, in its discretion, grant restricted stock and/or restricted stock units to participants. The award agreement will specify the period(s) of restriction, the number of Common Shares covered by the restricted stock or restricted stock unit award, and such other provisions as the Administrator determines. Among other things, the Administrator may impose any conditions and/or restrictions it deems advisable including, without limitation: (i) a requirement that the participant pay a stipulated purchase price for each share of restricted stock or each restricted stock unit; (ii) restrictions based upon the achievement of specified performance goals; (iii) time-based restrictions on vesting following the attainment of the performance goals; (iv) time-based restrictions; and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which the Company’s Common Shares are listed or traded; (v) holding requirements or sales restrictions placed on the Common Shares upon vesting of such restricted stock or restricted stock units; and (vi) whether or not a participant may make or refrain from making an election under Section 83(b) of the Internal Revenue Code.

Except as provided under the Amended Plan and in a participant’s award agreement, Common Shares subject to a restricted stock award will become freely transferable by the participant after all the conditions and restrictions applicable to such Common Shares have been satisfied or lapse, and restricted stock units will be paid in cash, Common Shares or a combination of cash and Common Shares, as the Administrator determines. Unless otherwise determined by the Administrator and set forth in a participant’s award agreement, participants holding restricted stock may be granted the right to exercise full voting rights with respect to the underlying Common Shares during any period of restriction to the extent permitted or required by law. A participant will have no voting rights with respect to any restricted stock units granted under the Amended Plan. The maximum number of Common Shares which may be subject to restricted stock or restricted stock units granted to any participant in a fiscal year under the Amended Plan is 300,000 shares (increased from 100,000 under the current Plan) , subject to adjustment as described below under “Adjustments.”

Performance Units and Performance Shares

The Administrator may, in its discretion, grant performance units and/or performance shares to participants, as evidenced by an award agreement. The Administrator may establish performance goals for a participant for a particular performance period based upon various performance measures as described above under “Summary of Operation of the Amended Plan — Section 162(m); Performance Measures.” Each performance unit will have an initial value that is established by the Administrator at the time of the grant. Each performance share will have an initial value equal to the fair market value of a Common Share on the grant date. The Administrator will set performance goals in its discretion which will, depending on the extent to which they are met, determine the value and/or number of performance units or performance shares that may be paid out to the participant. After the applicable performance period has ended, the holder of performance units or performance shares will be entitled to receive payout on the value and number of performance units or performance shares earned during such performance period to the extent performance goals have been met. The Administrator may pay earned performance units or performance shares in cash, in Common Shares, or a combination of both, equal to the value of the earned performance units or performance shares at the close of the applicable performance period. The maximum number of performance units or performance shares granted to any participant in a fiscal year under the Amended Plan is 300,000 shares (increased from 100,000 under the current Plan), determined as of the date of vesting or payout, as applicable, or the value of 300,000 Common Shares, in each case subject to adjustment as described below under “Adjustments.”

Cash-Based Awards and Other Equity-Based Awards

The Administrator may, in its discretion, grant cash-based awards or equity-based or equity-related awards not otherwise described in the Amended Plan (including the grant or offer for sale of unrestricted Common Shares) to participants, in such amounts and subject to such terms and conditions as the Administrator may determine. Each cash-based award under the Amended Plan will specify a payment amount or payment range as determined by the Administrator. Each other equity-based award will be expressed in terms of Common Shares or units based on Common Shares, as determined by the Administrator. The Administrator may also establish performance goals in its discretion, and the value and/or number of cash-based awards or other equity-based awards that may be paid out to a participant will depend on the extent to which such performance goals have been met. Payment, if any, of cash-based awards or other equity-based awards may be made in cash or Common Shares as the Administrator determines. The maximum amount awarded or credited to any participant in a fiscal year with respect to (i) cash-based awards, may not exceed under the Amended Plan the greater of $5.0 million or the value of 100,000 Common Shares and (ii) any equity-based or equity-related awards not otherwise described in the terms of the Amended Plan, may not exceed 150,000 common shares; in each case subject to adjustment as described below under “Adjustments.”

Dividend Equivalents

Any participant may be granted dividend equivalents based on the dividends declared on the Common Shares underlying a Plan Award (other than options or SARs), to be credited as of the dividend payment dates, during the period between the grant date of the Plan Award and the date the Plan Award vests or expires, as determined by the Administrator; provided, however, that dividend equivalents on Performance Shares shall be payable only when and to the extent the Performance Shares vest. Any such dividend equivalents will be converted to cash or additional Common Shares by such formula and at such time and subject to such limitations as may be determined by the Administrator.

Tax Withholding

As under the current Plan, the Company has the power and right to deduct or withhold at the time amounts under the Amended Plan are distributed, or require a participant to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes, domestic and foreign, required to be withheld with respect to any taxable event arising as a result of the Amended Plan. With respect to withholding required upon the exercise of options or SARs, upon the lapse of restrictions on restricted stock and restricted stock units or upon the achievement of performance goals related to performance shares or performance units, or any other taxable event arising as a result of a Plan Award, a participant may elect, subject to approval by the Compensation Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Common Shares having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction, if such shares are otherwise distributable at the time of the withholding.

Participants Based Outside the United States

In order to comply with the laws in other countries in which the Company, its Affiliates and/or its Subsidiaries operate or have employees, directors or third party service providers, the Compensation Committee has the power and authority to: (i) determine which Affiliates and Subsidiaries are covered by the Amended Plan; (ii) determine which employees, directors and/or third party service providers outside the United States are eligible to participate in the Amended Plan; (iii) modify the terms and conditions of any Plan Award granted to employees and/or third party service providers outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and (v) take any action, before or after a Plan Award is made, that the Committee deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Change in Control

Under the Amended Plan, a “change in control” will be deemed to occur if:

•
there is a change in the majority of the members of the Board of Directors, from those in office on the date the Amended Plan is approved by the Company’s shareholders (“Incumbent Directors”), for any reason other than death (provided that any director whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors then in office will be counted as an Incumbent Director in determining if there has been a change in a majority of the Board of Directors);

•
any person (other than the Company, any of the Company’s Subsidiaries, any employee benefit plan of the Company or any of the Company’s Subsidiaries or Hagedorn Partnership, L.P. or any party related to Hagedorn Partnership, L.P. as determined by the Compensation Committee) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company’s then outstanding securities;

•
the merger or other business combination of the Company with or into another entity in which the shareholders of the Company immediately before the effective date of such transaction will own less than 50% of the voting power of such entity, or (ii) the sale or other disposition of all or substantially all of the assets of the Company;

•	the adoption by the shareholders of the Company of a plan relating to the liquidation or dissolution of the Company; or

•
for any reason, Hagedorn Partnership, L.P. or any party related to Hagedorn Partnership, L.P., as determined by the Compensation Committee, becomes the beneficial owner, directly or indirectly, of securities representing more than 49% of the combined voting power of the Company’s then outstanding securities.

In the event of a change in control, each option and SAR (other than options and SARs of non-employee directors of the Company) outstanding on the date of the change of control will be cancelled in exchange either for cash equal to the excess of the change in control price as defined below over the exercise price or grant price, as applicable, of the cancelled option or SAR or, in the discretion of the Compensation Committee, for whole Common Shares with a fair market value equal to the excess of the change in control price over the exercise price or grant price, as applicable, of the cancelled option or SAR plus cash equal to the value of any fractional Common Share. The Compensation Committee also may allow participants to exercise any outstanding options or SARs that are to be cancelled by following the normal procedures for exercising options and SARs within 15 days of the date of the change in control. All performance goals will be deemed to have been met on the date of the change in control, all performance periods will be accelerated and all Plan Awards for which performance goals have been established will be distributed in a single lump sum cash payment within 30 days following the change in control. All other then-outstanding Plan Awards whose exercisability or vesting depends merely on the satisfaction of a service obligation by a participant to the Company, a Subsidiary or an Affiliate will vest in full and will be distributed, if not already held by the participant and to the extent applicable, in a single lump-sum cash payment within 30 days following the change in control based on the change in control price or, at the discretion of the Compensation Committee, in the form of whole Common Shares based on the change in control price. Such accelerated payments will not be made to a participant if the Compensation Committee determines, prior to the change in control and subject to requirements contained in the Amended Plan, that immediately after the change in control, the Amended Plan Awards will be honored or assumed, or new rights with substantially equivalent economic value substituted therefor, by the employee’s new employer. However, such accelerated payments will be made in limited circumstances upon involuntary or constructive termination.

Under the Amended Plan, as under the current Plan, the “change in control price” will be (i) the price per Common Share paid in connection with the transaction resulting in the change in control or (ii) in the event of a change in control not related to a transfer of Common Shares, the highest fair market value of a Common Share on NYSE on any of the 30 consecutive trading days ending on the last trading day before the change in control occurs.

Upon a change in control, outstanding NSOs or SARs issued to non-employee directors of the Company will be cancelled unless (i) the Common Shares remain publicly traded or (ii) the non-employee director remains a director of the Company immediately following the change in control. Each NSO or SAR issued to a non-employee director that is cancelled will be exchanged either for cash equal to the excess of the change in control price over the exercise price or grant price, as applicable, of the cancelled option or SAR or, in the discretion of the Board of Directors, for whole Common Shares with a fair market value equal to the excess of the change in control price over the exercise price or grant price, as applicable, of the cancelled option or SAR plus cash equal to the value of any fractional Common Share. The Board of Directors also may allow non-employee directors to exercise any outstanding options or SARs that are to be cancelled by following the normal procedures for exercising options and SARs within 15 days of the date of the change in control. Restricted stock or restricted stock units held by a non-employee director will be settled for a lump sum cash payment equal to the change in control price within 30 days following such change in control. All other types of Plan Awards held by non-employee directors will be settled within 30 days following such change in control for a lump sum cash payment equal to the change in control price less any amount a non-employee director would be required to pay in order for the Plan Award to be exercised or settled, other than any such amount related to taxes.

Notwithstanding the foregoing, the Plan Awards subject to Section 409A of the Internal Revenue Code will not be paid or settled upon change in control unless the change in control under the Amended Plan constitutes a “change in control event” under Section 409A of the Internal Revenue Code and Treasury Regulation Section 1.409A-3(i)(5).

Forfeiture Events

The Administrator may specify in an award agreement that the participant’s rights, payments and benefits with respect to a Plan Award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of the Plan Award. These events may include, but will not be limited to: (i) termination of employment for cause; (ii) termination of the participant’s provision of services to the Company, an Affiliate and/or a Subsidiary; (iii) violation of material policies of the Company, an Affiliate and/or a Subsidiary; (iv) breach of noncompetition, confidentiality or other restrictive covenants that may apply to the participant; or (v) other conduct by the participant that is detrimental to the business or reputation of the Company, its Affiliates and/or its Subsidiaries.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the participant must reimburse the Company the amount of any payment in settlement of a Plan Award earned or accrued during the 12-month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such financial reporting requirement.

Transferability of Plan Awards

During a participant’s lifetime, the participant’s Plan Awards are exercisable only by the participant or the participant’s legal representative. Plan Awards are not transferable other than by will or the laws of descent and distribution. No Plan Awards may be subject to attachment, execution or levy of any kind, and any purported transfer in violation of the Amended Plan will be null and void. Notwithstanding the foregoing and subject to certain exceptions, the Administrator may, in its discretion, permit any or all Plan Awards (other than ISOs) to be transferred (without value) by a participant.

Adjustments

In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Common Shares, exchange of Common Shares, dividend in kind, or other similar change in capital structure, number of outstanding shares or distribution to shareholders of the Company, the Compensation Committee, in its sole discretion, shall, as required to prevent dilution or enlargement of participants’ rights under the Amended Plan, substitute or adjust, as applicable: (i) the number and kind of Common Shares that may be issued under the Amended Plan or under particular forms of Plan Awards; (ii) the Full Value Factor described above; (iii) the number and kind of Common Shares subject to outstanding Plan Awards; (iv) the exercise price or grant price applicable to outstanding Plan Awards; (v) the annual award limits; and (vi) other value determinations applicable to outstanding Plan Awards.

The Compensation Committee, in its sole discretion, shall also make adjustments in the terms of any Plan Award to reflect such changes or distributions and to modify any other terms of outstanding Plan Awards, including modifications of performance goals and changes in the length of performance periods. As under the current Plan, subject to certain provisos as set forth in the Amended Plan, the Compensation Committee may authorize the issuance or assumption of benefits under the Amended Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as the Committee may deem appropriate, subject to compliance with the applicable rules, if any, under the Internal Revenue Code.

The Compensation Committee may make adjustments in the terms and conditions of, and the criteria included in, Plan Awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles, as the Compensation Committee determines appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made under the Amended Plan. Notwithstanding anything to the contrary, an adjustment to an option or to a SAR can be made only to the extent such adjustment complies with the requirement of Section 409A of the Internal Revenue Code.

Amendment, Modification, Suspension and Termination; Repricing Requires Shareholder Approval

As under the current Plan, the Compensation Committee may alter, amend, modify, suspend or terminate the Amended Plan, at any time and from time to time, or any award agreement under the Amended Plan in whole or in part. Without the prior approval of the Company’s shareholders and except for certain adjustments described above, (i) options or SARs issued under the Amended Plan cannot be repriced, replaced or regranted through cancellation, or by lowering the exercise price of a previously granted option or the grant price of a previously granted SAR, and (ii) no payment will be made to cancel an option or SAR when the option exercise price or SAR grant price, as the case may be, exceeds the Fair Market Value of the underlying Common Shares. No material amendment of the Amended Plan can be made without shareholder approval, if shareholder approval is required by law, regulation or stock exchange rules. No termination, amendment, suspension or modification of the Amended Plan or an award agreement may adversely affect in any material way any outstanding Plan Award without the consent of the affected participant. The Board of Directors of the Company may amend the Amended Plan, or an award agreement, to take effect retroactively or otherwise, to conform the Amended Plan or award agreement to any present or future law, administrative regulations and rulings relating to plans of a nature similar to the Amended Plan (including, but not limited to Section 409A of the Internal Revenue Code). The Amended Plan will terminate on January 16, 2023 unless terminated earlier as provided above. Notwithstanding the foregoing, no ISOs may be granted after December 4, 2022.

U.S. Federal Income Tax Consequences

The following is a brief summary of the general U.S. federal income and employment tax consequences relating to the Amended Plan. This summary is based on U.S. federal tax laws and regulations in effect on the date of this Proxy Statement and does not purport to be a complete description of the U.S. federal income or employment tax laws.

ISOs

ISOs are intended to qualify for special treatment available under Section 422 of the Internal Revenue Code. A participant will not recognize any income when an ISO is granted. No income is recognized upon the exercise of an ISO (although the exercise of an ISO may result in or increase alternative minimum tax liability). The Company will not receive a deduction at either the grant or exercise of an ISO. Also, ISOs are not subject to employment taxes.

If a participant acquires Common Shares by exercising an ISO and continues to hold those Common Shares for one year or, if longer, until the second anniversary of the grant date (each of these periods is called an “ISO Holding Period”), the amount the participant receives when the participant disposes of the Common Shares, minus the exercise price, will be taxable as long-term capital gain or loss (this is referred to as a “qualifying disposition”). Upon a qualifying disposition, the Company is not entitled to a deduction.

If a participant disposes of the Common Shares before the end of either ISO Holding Period (this is referred to as a “disqualifying disposition”), the participant will recognize ordinary income equal to the excess, if any, of (i) the fair market value of the Common Shares on the date the ISO was exercised, or, if less, the amount received on the disposition, over (ii) the exercise price. The Company will be entitled to a deduction equal to the ordinary income that the participant recognizes. The participant’s additional gain will be taxable as long-term or short-term capital gain (depending on whether the participant held the Common Shares for more than one year).

If a participant uses Common Shares received in the prior exercise of an ISO (“Delivered Shares”) to pay the exercise price of an ISO, the participant’s payment will be treated as a disqualifying disposition of the Delivered Shares if the Delivered Shares are used to exercise an ISO before the end of their ISO Holding Periods. This type of disposition generally will cause the participant to recognize ordinary income on the Delivered Shares equal to the ordinary difference between the exercise price of the Delivered Shares and the fair market value of the Delivered Shares at exercise. The Company will be entitled to a deduction equal to the ordinary income that the participant recognizes. If a participant exercises an ISO using (i) Common Shares that were not purchased pursuant to an ISO or (ii) Delivered Shares that were purchased by exercising an ISO that satisfied the ISO Holding Periods, the participant generally will not recognize income, gain or loss in connection with the exercise.

If a participant exercises an ISO using only Delivered Shares to pay the exercise price, the participant’s basis in the same number of new Common Shares will be the same as the participant’s basis in the Delivered Shares plus the taxable income, if any, that the participant recognized on the delivery of the Delivered Shares. Any additional new Common Shares will have a zero basis.

The rules that generally apply to ISOs do not apply when calculating any alternative minimum tax liability. When an ISO is exercised, a participant must treat the excess, if any, of the fair market value of the Common Shares on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax. The rules affecting the application of the alternative minimum tax are complex and their effect depends on individual circumstances, including whether a participant has items of adjustment other than those derived from ISOs.

NSOs

NSOs do not receive the special tax treatment afforded to ISOs under the Internal Revenue Code. A participant will not recognize any income when an NSO is granted and the Company will not receive a deduction at that time. However, unlike an ISO, when an NSO is exercised, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the Common Shares that the participant purchased on the date of exercise over the exercise price. Also, unlike an ISO, this same amount will be subject to employment taxes. If a participant uses Common Shares or a combination of Common Shares and cash to pay the exercise price of an NSO, he or she will have ordinary income equal to the value of the number of Common Shares that the participant purchases over the value of the number of shares the participant surrenders, less any cash the participant uses to pay the exercise price. This same amount will be subject to employment taxes. When an NSO is exercised, the Company will be entitled to a deduction equal to the ordinary income that the participant recognizes.

If the amount a participant receives when the participant disposes of the Common Shares that the participant acquired by exercising an NSO is larger than the exercise price the participant paid plus the amount of ordinary income recognized in the NSO exercise, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the exercise of the NSO. But, if the amount a participant receives when the participant disposes of the Common Shares that the participant acquired by exercising an NSO is less than the exercise price the participant paid plus the amount of ordinary income recognized in the NSO exercise, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the exercise of the NSO.

Restricted Stock

Unless a participant makes an election under Section 83(b) of the Internal Revenue Code, the participant will not recognize taxable income when restricted stock is granted and the Company will not receive a deduction at that time. Instead, a participant will recognize ordinary income when the restricted stock vests (i.e., when the participant can no longer lose them or is transferable) equal to the fair market value of the Common Shares the participant receives when the restrictions lapse, less any amount paid for the restricted stock, and the Company generally will be entitled to a deduction equal to the ordinary income that the participant recognizes. Also, the same amount will be subject to employment taxes.

If the amount a participant receives when the participant disposes of these Common Shares is larger than the value of the Common Shares when the restricted stock vested, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the restricted stock vested. But, if the amount the participant receives when the participant disposes of these Common Shares is less than the value of the Common Shares when the restricted stock vested, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the restricted stock vested.

If a participant makes a Section 83(b) election, the participant will recognize ordinary income on the grant date equal to the fair market value of the shares of restricted stock on the grant date, less any amount paid for the restricted stock, and the Company will be entitled to a deduction equal to the income that the participant recognizes at that time. Also, the same amount will be subject to employment taxes. However, the participant will not recognize income when (and if) the restrictions lapse. If a participant earns the Common Shares, any appreciation between the grant date and the date the participant disposes of the Common Shares will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the grant date. But, if the amount the participant receives when the participant disposes of these Common Shares is less than the value of the Common Shares on the grant date, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the grant date. Also, if a participant forfeits the participant’s restricted stock, the participant’s tax deduction in connection with that forfeiture is limited to the amount, if any, paid for the restricted stock.

SARs

A participant will not recognize any income when a SAR is granted and the Company will not receive a deduction at that time. When a SAR is exercised, a participant will recognize ordinary income equal to the cash and/or fair market value of the Common Shares the participant receives upon exercise. The Company will be entitled to a deduction equal to the ordinary income that the participant recognizes. Also, the same amount will be subject to employment taxes. If the amount a participant receives when the participant disposes of any Common Shares acquired upon the exercise of a SAR is larger than the value of the Common Shares when the SAR was exercised, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the SAR was exercised. But, if the amount the participant receives when the participant disposes of these Common Shares is less than the value of the Common Shares when the SAR was exercised, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the SAR was exercised.

Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards

A participant will not recognize taxable income when the Company grants the participant restricted stock units, performance units, performance shares and/or cash-based awards and the Company will not receive a deduction at that time. However, if the participant earns the Plan Award, the participant will recognize ordinary income equal to the cash and/or the fair market value of the Common Shares the participant receives at the time of delivery. Also, the same amount will be subject to employment taxes. The Company generally will be entitled to a deduction equal to the ordinary income that the participant recognizes.

If the amount a participant receives when the participant disposes of the Common Shares acquired upon the settlement of a restricted stock unit, performance unit, performance share or cash-based award is larger than the value of the Common Shares when the participant received them, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after they were issued. But, if the amount the participant receives when the participant disposes of these Common Shares is less than the value of the Common Shares when they were issued, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after they were issued.

Section 409A of the Internal Revenue Code

As under the current Plan, if any Plan Award would be considered deferred compensation and if the Amended Plan fails to meet the requirement of Section 409A with respect to such Plan Award, then the Amended Plan Award will be null and void. However, other than in respect of options and SARs, the Administrator may permit deferrals of compensation pursuant to the terms of a participant’s award agreement, a separate plan or a subplan which meets the requirements of Section 409A. Additionally, to the extent any Plan Award is subject to Section 409A, the Amended Plan does not permit the acceleration or delay of the time or schedule of any distribution related to such Plan Award, except as permitted by Section 409A of the Internal Revenue Code, the Treasury Regulations thereunder and/or the Secretary of the United States Treasury.

Other Tax Consequences

State tax consequences may in some cases differ from those described above. In some instances, participants may be subject to tax in jurisdictions other than the United States and may result in tax consequences that differ from those described above.

Other Considerations

We recognize that many institutions look to advisory firms, such as Institutional Shareholder Services (“ISS”), in deciding how to vote on proxy proposals. Like ISS, both our Company and our Board are committed to responsibly balancing the financial cost and the potential dilutive impact of our equity-based grants. In fact, we believe our Company is uniquely aligned with shareholders’ interest to create long-term value because of the number of shares owned by the Hagedorn Partnership, L.P., our Board and our management team. When determining individual awards, we carefully consider the overall value of the award (both in absolute terms as well as in reference to competitive market data) and the appropriate mix of award types (i.e., options vs. full-value awards) in order to deliver an appropriate grant value while optimizing the number of shares required. Accordingly, we typically grant a mix of options and full-value awards that is adjusted from year to year based on an assessment of many factors, including the current business and economic conditions. In some cases, our assessment of current conditions leads us to the conclusion that the most efficient mechanism for delivering intended value is through a grant of full-value awards alone. For example, the Board may determine that the best approach to align the management team to the long-term value drivers of our business is to grant 100% of the intended award value as Performance Units (PUs). Such an award allows the Company to effectively balance the trade-offs between long-term and short-term performance while mitigating the dilution to existing shareholders because a grant of PUs requires considerably fewer shares than a grant of options to deliver the same incentive opportunity. Indeed, using the prior three years as an example, we have successfully managed our average “actual” burn rate (i.e., the dilution rate of our current shareholders) to a responsible 1.02%, which is far below the recommended ISS cap of 3.08%. In contrast, the current ISS methodology exhibits a strong bias toward options without regard to the current business and economic conditions — which we believe inevitably results in a higher burn rate.

While we anticipate that ISS will recommend a vote FOR Proposal Number 3, we are troubled by ISS’s inflexible methodology, which we believe unduly restricts the flexibility of our Board and Compensation Committee to exercise its independent business judgment to adapt to changing circumstances. Compliance with ISS policy guidelines can occasionally have counterintuitive results. For example, we believe that the ISS methodology of applying a multiplier to full-value awards unfairly distorts actual dilution rates and inflates the true economic cost of such awards. Treating each full-value award as anything other than the grant of one share makes it appear that a company granted more shares during the relevant period than it actually did, resulting in calculated dilution (what ISS refers to as “adjusted burn rate”) far in excess of actual dilution to existing shareholders. Because the policy effectively penalizes a company for granting full-value awards rather than options, the policy may induce companies to deliver an intended grant value exclusively in stock options in order to achieve a favorable ISS burn rate. This practice requires the use of more shares and thus subjects the shareholders to greater actual dilution than if the company delivered the intended grant value through a mix of options and full-value awards. In short, we believe that ISS’s current burn rate policy may actually encourage rather than discourage dilution — which is contrary to shareholder interests.

In terms of actual dilution, since there is no difference between granting one full value-award and one option, we believe a more appropriate measure of dilution would treat the grant of one full-value award and the grant of one option exactly the same — as the granting of one share. The ISS methodology of equalizing value between stock options and full-value awards does not reflect the true economic cost of equity grants to a company and its shareholders.

In terms of shareholder value transfer, because options are worth only a fraction of a full-value share, we believe it would be more appropriate to measure value transfer by applying a discount to option shares granted, rather than a premium to full-value shares. For example, rather than applying a three times multiplier to full-value awards, ISS should apply a 1/3 multiplier to option awards.

Lastly, in terms of alignment, we believe our compensation programs, including our long-term equity-based incentives, are aligned with our shareholder interests. Based on our simulated pay-for-performance modeling, we believe there is a demonstrated alignment between the Company's total shareholder return and total compensation of our chief executive officer.

We respect the good work that ISS does and the function it performs for institutional shareholders, but do not always agree with its policy positions. We will continue to participate in a dialogue with ISS in improving its policies on behalf of our shareholders.

Recommendation and Vote

The affirmative vote of holders of a majority of the Company’s Common Shares that are voted on the proposal is necessary to approve this proposal. Under applicable NYSE Rules, broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and will have the effect of a vote “against” this proposal.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE SCOTTS MIRACLE-GRO COMPANY AMENDED AND RESTATED 2006 LONG-TERM INCENTIVE PLAN.

PROPOSAL NUMBER 4

RATIFICATION OF THE SELECTION OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“Deloitte”) has served as the Company’s independent registered public accounting firm since 2005 and audited the Company’s consolidated financial statements as of and for the fiscal year ended September 30, 2012, and the Company’s internal control over financial reporting as of September 30, 2012. The Audit Committee is directly responsible for the selection of the Company’s independent registered public accounting firm and has selected Deloitte to audit the Company’s consolidated financial statements for the fiscal year ending September 30, 2013. Although it is not required to do so, the Board has determined to submit the Audit Committee’s selection of the independent registered public accounting firm to the Company’s shareholders for ratification as a matter of good corporate governance. In the event that the Audit Committee’s selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2013 is not ratified by the holders of a majority of the Common Shares represented at the Annual Meeting (with an abstention being treated the same as a vote “Against”), the Audit Committee will evaluate such shareholder vote when considering the selection of an independent registered public accounting firm for the fiscal year ending September 30, 2014. Even if the selection of Deloitte is ratified, the Audit Committee, in its discretion, could decide to terminate the engagement of Deloitte and to engage another independent registered public accounting firm if the Audit Committee determines such action is necessary or desirable.

Representatives of Deloitte are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

YOUR BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND THAT YOU VOTE FOR RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2013.

AUDIT COMMITTEE MATTERS

In accordance with applicable SEC Rules, the Audit Committee has issued the following report:

Report of the Audit Committee for the 2012 Fiscal Year

Role of the Audit Committee, Independent Registered Public Accounting Firm and Management

The Audit Committee consists of four directors, each of whom satisfies the applicable independence requirements set forth in the NYSE Rules and under SEC Rule 10A-3, and operates under a written charter adopted by the Board. A copy of the Audit Committee charter is posted under the “Corporate Governance” link on the Company’s Internet website at http://investor.scotts.com.

The role of the Audit Committee is to assist the Board in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States. The Audit Committee is responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by PCAOB AU 380, Communication With Audit Committees. In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence regarding the independent auditors’ communications with the Audit Committee concerning independence, has discussed with the independent auditors their independence from the Company and its management, and has considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.

The Audit Committee discussed with the Company’s internal auditors and independent auditors the overall scope and plans for their respective audits. The internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the Company’s Chief Internal Auditor, who is accountable to the Audit Committee. The Audit Committee met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee met with the Chief Financial Officer and other executive officers of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting.

Audit Committee Recommendation

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the Company’s audited financial statements be included in the Company’s 2012 Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year 2012 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors of the Company:

Stephanie M. Shern, Chair
Alan H. Barry
William G. Jurgensen
Nancy G. Mistretta

Fees of the Independent Registered Public Accounting Firm

Audit Fees

The aggregate audit fees billed by Deloitte, including expenses, for the 2012 fiscal year and the 2011 fiscal year were approximately $2,781,000 and $2,733,000, respectively. These amounts included fees for professional services rendered by Deloitte in connection with: (1) its audit of the Company’s consolidated financial statements, (2) its audit of the effectiveness of the Company’s internal control over financial reporting and (3) its review of the unaudited consolidated interim financial statements included in the Company’s Quarterly Reports on Form 10-Q, as well as fees for services performed in connection with consents related to SEC registration statements and reports related to statutory audits.

Audit-Related Fees

The aggregate fees for audit-related services rendered by Deloitte, including expenses, for the 2012 fiscal year and the 2011 fiscal year were approximately $334,000 and $1,100,000, respectively. The fees under this category related to: (1) internal control review projects, (2) audits of employee benefit plans, (3) assistance regarding Section 404 of the Sarbanes-Oxley Act of 2002 and (4) due diligence services related to potential dispositions and similar activities.

Tax Fees

The aggregate fees for tax services rendered by Deloitte, including expenses, for the 2012 fiscal year and the 2011 fiscal year were approximately $119,000 and $25,000, respectively. Tax fees related to tax compliance and advisory services and assistance with tax audits.

All Other Fees

No other services were rendered by Deloitte for the 2012 fiscal year. The aggregate fees for non-audit services rendered by Deloitte for the 2011 fiscal year were approximately $171,000. The fees under this category related to assistance with a significant technology-related project.

Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm

None of the services described under the headings “Audit-Related Fees,” “Tax Fees” or “All Other Fees” above were approved by the Audit Committee pursuant to the waiver procedure set forth in 17 C.F.R. § 210.2-01(c)(7)(i).

The Audit Committee’s “Policies and Procedures Regarding Approval of Services Provided by the Independent Registered Public Accounting Firm” are set forth below.

THE SCOTTS MIRACLE-GRO COMPANY
THE AUDIT COMMITTEE
POLICIES AND PROCEDURES REGARDING APPROVAL OF SERVICES
PROVIDED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Purpose and Applicability

We recognize the importance of maintaining the independent and objective viewpoint of our independent registered public accounting firm. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit Committee and the independent registered public accounting firm.

The Scotts Miracle-Gro Company (together with its consolidated subsidiaries, “the Company”) recognizes that the independent registered public accounting firm possesses a unique knowledge of the Company and can provide necessary and valuable services to the Company in addition to the annual audit. Consequently, this policy sets forth policies, guidelines and procedures to be followed by the Company when retaining the independent registered public accounting firm to perform audit and non-audit services.

Policy Statement

All services provided by the independent registered public accounting firm, both audit and non-audit, must be pre-approved by the Audit Committee or a designated member of the Audit Committee (“Designated Member”). Pre-approval may be of classes of permitted services, such as “audit services,” “merger and acquisition due diligence services” or similar broadly defined predictable or recurring services. Such classes of services could include the following illustrative examples:

•	Audits of the Company’s financial statements required by law, the SEC, lenders, statutory requirements, regulators and others.

•	Consents, comfort letters, reviews of registration statements and similar services that incorporate or include financial statements of the Company.

•	Employee benefit plan audits.

•	Tax compliance and related support for any tax returns filed by the Company.

•	Tax planning and support.

•	Merger and acquisition due diligence services.

•	Internal control reviews.

The Audit Committee may choose to establish fee thresholds for pre-approved services (for example: “merger and acquisition due diligence services with fees not to exceed $100,000 without additional pre-approval from the Audit Committee”).

The Audit Committee may delegate to a Designated Member, who must satisfy the applicable independence requirements set forth in the NYSE Rules, the authority to grant pre-approvals of permitted services, or classes of permitted services, to be provided by the independent registered public accounting firm. Any decision by a Designated Member to pre-approve a permitted service shall be reported to the Audit Committee at its next regularly scheduled meeting.

All fees (audit, audit-related, tax and other) paid to the independent registered public accounting firm are disclosed in accordance with applicable SEC Rules.

Prohibited Services

The Company may not engage the independent registered public accounting firm to provide the non-audit services described below:

1.     Bookkeeping or other services related to the accounting records or financial statements of the Company. The independent registered public accounting firm cannot maintain or prepare the Company’s accounting records, prepare the Company’s financial statements that are filed with the SEC or prepare or originate source data underlying the Company’s financial statements, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

2.     Financial information systems design and implementation. The independent registered public accounting firm cannot directly or indirectly operate, or supervise the operation of, the Company’s information system or manage the Company’s local area network, or design or implement a hardware or software system that aggregates source data underlying the Company’s financial statements or generates information that is significant to the Company’s financial statements or other financial information systems taken as a whole, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

3.     Appraisal or valuation services, fairness opinions or contribution-in-kind reports. The independent registered public accounting firm cannot provide any appraisal service, valuation service or any service involving a fairness opinion or contribution-in-kind report for the Company, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

4.     Actuarial services. The independent registered public accounting firm cannot provide any actuarially-oriented advisory service involving the determination of amounts recorded in the financial statements and related accounts for the Company other than assisting the Company in understanding the methods, models, assumptions and inputs used in computing an amount, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

5.    Internal audit outsourcing services. The independent registered public accounting firm cannot provide any internal audit service to the Company that relates to the Company’s internal accounting controls, financial systems or financial statements, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

6.     Management functions. Neither the independent registered public accounting firm, nor any of its partners or employees, can act, temporarily or permanently, as a director, officer or employee of the Company, or perform any decision-making, supervisory or ongoing monitoring function for the Company.

7.     Human resources. The independent registered public accounting firm cannot (A) search for or seek out prospective candidates for the Company’s managerial, executive or director positions; (B) engage in psychological testing, or other formal testing or evaluation programs, for the Company; (C) undertake reference checks of prospective candidates for executive or director positions with the Company; (D) act as a negotiator on the Company’s behalf, such as determining position, status or title, compensation, fringe benefits or other conditions of employment; or (E) recommend or advise the Company to hire a specific candidate for a specific job (except that the independent registered public accounting firm may, upon request by the Company, interview candidates and advise the Company on the candidate’s competence for financial accounting, administrative or control positions).

8.     Broker-dealer, investment advisor or investment banking services. The independent registered public accounting firm cannot act as a broker-dealer, promoter or underwriter on behalf of the Company, make investment decisions on behalf of the Company or otherwise have discretionary authority over the Company’s investments, execute a transaction to buy or sell the Company’s investment, or have custody of assets of the Company, such as taking temporary possession of securities purchased by the Company.

9.     Legal Services. The independent registered public accounting firm cannot provide any service to the Company that, under the circumstances in which the service is provided, could be provided only by someone licensed, admitted or otherwise qualified to practice law in the jurisdiction in which the service is provided.

10.     Expert services unrelated to the audit. The independent registered public accounting firm cannot provide an expert opinion or other expert service for the Company, or the Company’s legal representative, for the purpose of advocating the Company’s interests in litigation or in a regulatory or administrative proceeding or investigation. In any litigation or regulatory or administrative proceeding or investigation, the independent registered public accounting firm may provide factual accounts, including in testimony, of work performed or explain the positions taken or conclusions reached during the performance of any service provided by the independent registered public accounting firm to the Company.

Non-prohibited services shall be deemed to be permitted services and may be provided to the Company with the pre-approval of a Designated Member or the full Audit Committee, as described herein.

Audit Committee Review of Services

At each regularly scheduled Audit Committee meeting, the Audit Committee shall review the following:

•	A report summarizing the services, or group of related services, provided by the independent registered public accounting firm to the Company, and any fees associated therewith.

•	A listing of newly pre-approved services since the Audit Committee’s last regularly scheduled meeting.

•
An updated projection for the current fiscal year, presented in a manner consistent with required proxy disclosure requirements, of the estimated fees to be paid to the independent registered public accounting firm.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the $240,000 commuting allowance provided to James Hagedorn, the Company’s CEO and Chairman of the Board, during the 2012 fiscal year (see note 6 to the table captioned “All Other Compensation”), Scotts LLC maintains a “time sharing agreement,” as that term is defined in the provisions of 14 C.F.R. § 91.501(b)(6) and (c)(1), as amended, with Mr. Hagedorn. The agreement permits Mr. Hagedorn to purchase up to 100 flight hours on Company aircraft for personal use at a cost that is calculated as the lesser of the Company’s incremental direct operating cost per flight hour or the maximum charge allowed for such flight as set forth in 14 C.F.R. § 91.501(d), as amended. During the 2012 fiscal year, Mr. Hagedorn purchased 39 flight hours under his time sharing agreement at a cost of $132,633, plus applicable federal excise taxes. Under the terms of the time sharing agreement, which is governed by the rules of the Federal Aviation Administration, the Company remains responsible for providing licensed and qualified pilots, maintaining the aircraft in airworthy operating condition, and carrying in full force and effect public liability, property damage, “all-risk” hull and any other necessary policies of insurance in respect of the aircraft, naming Mr. Hagedorn as an additional insured.

From time to time, Scotts LLC leases aircraft for business use from Hagedorn Aviation, Inc. (“Hagedorn Aviation”), an aircraft operating company of which James Hagedorn is the majority shareholder. During the 2012 fiscal year, the Company leased Hagedorn Aviation aircraft at a cost of $171,167. Because fuel that has been purchased on a Company account is sometimes used in Hagedorn Aviation aircraft, Hagedorn Aviation is obligated to reimburse the Company for fuel used during the 2012 fiscal year in the amount of $472,822. The Company also has agreements with Hagedorn Aviation pursuant to which the Company, for a fee, provides Hagedorn Aviation with access to the services of the Company’s aviation mechanics and/or pilots in circumstances involving non-business, non-commuting flights on personal aircraft. The agreements were approved by the Governance Committee based on the Company’s interest in insuring the safety and security of Mr. Hagedorn and provide that if Hagedorn Aviation uses the Company’s aviation mechanics and/or pilots from time to time, Hagedorn Aviation must reimburse the Company at annually established rates reflecting the costs to the Company of employing the aviation mechanics or pilots, as appropriate. During the 2012 fiscal year, Hagedorn Aviation accessed the services of pilots and mechanics in the amount of $9,474 and $35,362, respectively.

Scotts LLC subleases a portion of one of the Company’s regional offices to the Hagedorn Partnership, L.P. at a rate of $1,437 per month, plus a $2,373 monthly payment for communication services. Under this arrangement, the Hagedorn Partnership, L.P. paid Scotts LLC $45,725 during the 2012 fiscal year.

Michael E. Porter, Ph.D., one of our director nominees, provides consulting services to the Company on strategic matters. During the 2012 fiscal year period, we paid him $300,000 in exchange for consulting services. Professor Porter also received $295,837 in fiscal year 2012 following his exercise of phantom stock appreciation rights on September 30, 2011. The phantom stock appreciation rights were granted to Professor Porter during the 2002 fiscal year in conjunction with a prior consulting arrangement. During the first quarter of the 2013 fiscal year, we paid Professor Porter $75,000 for consulting services. We anticipate paying Professor Porter an additional $75,000 during the 2013 fiscal year in exchange for ongoing consulting services. Such amounts paid for his consulting services will be in addition to the cash, equity or other compensation Professor Porter would receive for his services as a director if he is elected to our Board.

Policies and Procedures with Respect to Related Person Transactions

The Board has adopted a written Related Person Transaction Policy (the “Related Person Policy”) to assist it in reviewing and approving or ratifying transactions with persons who are deemed “related persons” for purposes of Item 404(a) of SEC Regulation S-K (collectively, “related persons”), and to assist the Company in the preparation of the related person transaction disclosures required by the SEC. The Related Person Policy supplements the Company’s other policies that may apply to transactions with related persons, such as the Corporate Governance Guidelines and the Code of Business Conduct and Ethics. Any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company or one of its subsidiaries is a participant and (iii) any related person has or will have a direct or indirect interest, is within the scope of the Related Person Policy.

The Company’s directors and executive officers are required to provide prompt and detailed notice of any potential Related Person Transaction (as defined in the Related Person Policy) to the Chair of the Governance Committee so that the Chair can analyze the particular transaction and determine whether the transaction constitutes a Related Person Transaction requiring compliance with the Related Person Policy. If the Chair determines that the transaction constitutes a Related Person Transaction, then the analysis and the Chair’s recommendation regarding the Related Person Transaction are presented to the Governance Committee for consideration at its next regularly scheduled meeting. If advance approval of a Related Person Transaction by the Governance Committee is not feasible, then the Related Person Transaction is to be considered, and if the Governance Committee determines it to be appropriate, ratified, at the Governance Committee’s next regularly scheduled meeting. In addition, the Chair of the Governance Committee has the authority to pre-approve or ratify (as applicable) any Related Person Transaction in which the aggregate amount expected to be involved is less than $1.0 million.

In reviewing a Related Person Transaction for approval or ratification, the Governance Committee will take into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable to the Company or the applicable subsidiary than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

No director may participate in the discussion or approval of any Related Person Transaction in which such director has a direct or indirect interest, other than to provide material information about the Related Person Transaction to the Governance Committee.

The Governance Committee will not approve or ratify a Related Person Transaction unless, after considering all relevant information, it has determined that the transaction is in, or is not inconsistent with, the Company’s or the applicable subsidiary’s best interests and the best interests of the Company’s shareholders. If a Related Person Transaction is ongoing, the Governance Committee may establish guidelines for the Company’s management to follow in the ongoing dealings of the Company or the applicable subsidiary with the related person. Further, on at least an annual basis, the Governance Committee will review and assess each ongoing Related Person Transaction to ensure that such Related Person Transaction remains appropriate and any established guidelines for the Related Person Transaction are being complied with.

The following transactions have been deemed to be pre-approved for purposes of the Related Person Policy:

•	ordinary course transactions not exceeding $120,000;

•
executive officer compensation arrangements, provided that: (a) the related compensation is required to be reported in the Company’s proxy statement pursuant to the compensation disclosure requirements of the SEC or (b) the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would have been reported in the Company’s proxy statement pursuant to the compensation disclosure requirements of the SEC if the executive officer was a “NEO,” and the Compensation Committee approved the compensation;

•
director compensation arrangements approved by the Board, provided that the related compensation is required to be reported in the Company’s proxy statement pursuant to the compensation disclosure requirements of the SEC;

•
transactions with other companies where the related person’s interest is solely as an employee (other than an executive officer), a director or less than 10% owner of the other company, if the aggregate amount is less than $1.0 million or 2% of the other company’s total annual revenues;

•
charitable contributions where the related person’s only relationship to the charitable organization, foundation or university is as an employee (other than an executive officer) or a director, if the aggregate amount is less than $1.0 million or 2% of the charitable organization’s total annual receipts;

•	transactions where the related person’s interest arises solely from the ownership of Common Shares and all shareholders receive a proportional benefit (e.g., dividends);

•	transactions involving competitive bids;

•	regulated transactions; and

•	certain banking-related services.

The Governance Committee reviewed each of the Related Person Transactions discussed above and, after considering all of their relevant facts and circumstances, approved or ratified them for the 2012 fiscal year.

EQUITY COMPENSATION PLAN INFORMATION

There are five equity compensation plans under which the Common Shares are authorized for issuance to eligible directors, officers, employees or third-party service providers:

•	the 1996 Stock Option Plan;

•	the 2003 Equity Plan;

•	the 2006 Long-Term Plan;

•	the Discounted Stock Purchase Plan; and

•	the ERP.

The following table summarizes equity compensation plan information for the 1996 Stock Option Plan, the 2003 Equity Plan, the 2006 Long-Term Plan and the Discounted Stock Purchase Plan, all of which are shareholder approved, as a group and for the ERP, which is not subject to shareholder approval, in each case as of September 30, 2012. No disclosure is included in respect of the RSP as it is intended to meet the qualification requirements of IRC § 401(a). The information is shown with adjustments for: (i) the 2-for-1 stock split of the Common Shares distributed on November 9, 2005 to shareholders of record at the close of business on November 2, 2005 and (ii) the Special Dividend paid on March 5, 2007.

Plan Category	(a) Number of Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Common Shares Reflected In Column(a))
Equity compensation plans approved by shareholders	4,014,772(1)	$37.28(2)	203,865(3)
Equity compensation plans not approved by shareholders	n/a(4)	n/a(5)	n/a(5)
Total	4,014,772	$37.28(2)	203,865
________________________

(1)
Includes 191,584 Common Shares issuable upon exercise of NSOs granted under the 1996 Stock Option Plan (all of which are fully vested as of September 30, 2012); 776,710 Common Shares issuable upon exercise of NSOs and SARs granted under the 2003 Equity Plan (all of which are fully vested as of September 30, 2012); 2,345,865 Common Shares issuable upon exercise of NSOs granted under the 2006 Long-Term Plan (1,266,755 of which are fully vested as of September 30, 2012); 362,817 Common Shares issuable upon vesting of RSUs granted under the 2006 Long-Term Plan; 134,382 Common Shares issuable upon vesting of DSUs granted under the 2006 Long-Term Plan (49,902 of which are fully vested as of September 30, 2012) and 203,414 Common Shares representing the maximum number of PUs granted under the 2006 Long-Term Plan that may be earned if the applicable performance goals are satisfied. This amount includes 53,705 Common Shares issuable if the maximum level of performance is achieved for the 2012 to 2014 fiscal year performance period. No PUs were earned during the 2012 fiscal year and, as of September 30, 2012, all of the outstanding PUs remain subject to future performance goals.

(2)
Represents the weighted-average exercise price of outstanding NSOs granted under the 1996 Stock Option Plan, of outstanding NSOs and SARs granted under the 2003 Equity Plan and of outstanding NSOs granted under the 2006 Long-Term Plan, together with the weighted-average price of outstanding stock units held in the accounts of non-employee directors under the 2003 Equity Plan. Also see the discussion in note (1) above with respect to DSUs and PUs granted under the 2006 Long-Term Plan. The weighted-average exercise price does not take the DSUs and PUs into account.

(3)
Includes 112,267 Common Shares authorized and remaining available for issuance under the 2006 Long-Term Plan, as well as 91,598 Common Shares remaining available for issuance under the Discounted Stock Purchase Plan. Of these 91,598 Common Shares, 1,418 Common Shares were subject to purchase rights as of September 30, 2012 and were purchased on October 4, 2012.

(4)
As of September 30, 2012, the Company is holding 190,082 Common Shares which were credited to the respective bookkeeping accounts of participants in the ERP. This number has been rounded to the nearest whole Common Share. Such shares were acquired by the Company at fair market value in the open market, based on a participant directed election to designate a portion of its respective salary and bonus deferrals to be invested in shares of the Company and distributed to the participant at the applicable distribution date(s). The shares, which are held in a trust account for the benefit of the participant, are already included as part of the Company’s issued and outstanding shares balance as of September 30, 2012.

(5)
Since the Common Shares held in the ERP are acquired by the plan as market shares, the ERP does not provide for a specified limit on the number of Common Shares that may be credited to participants’ bookkeeping accounts. Please see the description of the ERP in the section captioned “Elements of Executive Compensation — Retirement Plans and Deferred Compensation Benefits” within the CD&A. Participant account balances in the ERP may be credited to one or more benchmarked investment funds, including a Company stock fund and mutual fund investments, which are substantially consistent with the investment options permitted under the RSP. The amount credited to the benchmark Company stock fund is recorded as Common Shares. The weighted-average price of amounts credited to the benchmark Company stock fund within participants’ bookkeeping accounts under the ERP is not readily calculable. The amount credited to one of the benchmark mutual fund investments is recorded as mutual fund shares.

Discounted Stock Purchase Plan

The Company currently maintains a Discounted Stock Purchase Plan, which provides a means for eligible associates to purchase Common Shares at a price (the “DSPP Purchase Price”) equal to at least 90% of the fair market value of the Common Shares at the end of the applicable offering period, which generally consists of one calendar month. Participants in the Discounted Stock Purchase Plan may elect to purchase Common Shares at a rate of not less than $10 per offering period or more than $24,000 per plan year.

Any U.S.-based full-time or permanent part-time employee of the Company (or a designated subsidiary of the Company) who has reached age 18 and has been an employee for at least 15 days before the first day of the applicable offering period is eligible to participate in the Discounted Stock Purchase Plan. Any non-U.S.-based employee of the Company (or a designated subsidiary of the Company) who meets certain eligibility criteria is also eligible to participate in the Discounted Stock Purchase Plan.

Common Shares acquired through the Discounted Stock Purchase Plan are held in a custodial account maintained on the participant’s behalf, and may not be sold until the earliest of: (1) the beginning of the offering period following the date the participant terminates employment; (2) 12 months after the end of the offering period in which the Common Shares were purchased; or (3) the date on which a change in control affecting the Company occurs. Upon any such event, all whole Common Shares and cash held in a participant’s custodial account will be made available to the participant under procedures developed by the custodian for the Discounted Stock Purchase Plan and the committee appointed by the Board to administer the Discounted Stock Purchase Plan. Any fractional Common Shares that are to be withdrawn from a custodial account will be distributed in cash equal to the fair market value of the fractional Common Share on the termination date.

Participants are entitled to vote the number of whole and fractional Common Shares credited to their respective custodial accounts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Common Shares are the only outstanding class of voting securities of the Company. The following table furnishes certain information regarding the beneficial ownership of the Common Shares as of November 21, 2012 by each of the current directors of the Company, by each nominee for election as a director, by each NEO listed in the Summary Compensation Table and by all current directors and executive officers as a group, as well as by persons known to the Company to beneficially own more than 5% of the outstanding Common Shares.

	Amount and Nature of Beneficial Ownership(1)(2)
Name of Beneficial Owner	Common Shares Presently Held	Common Share Equivalents Presently Held(3)	Options/ SARs(4)	Total	Percent of Class
Alan H. Barry	—	2,606(5)	—	2,606	(6)
Vincent C. Brockman(7)	14(8)	24,632(9)	11,000	35,646	(6)
David C. Evans(7)	17,795	28,332(10)	19,000	65,127	(6)
Joseph P. Flannery	4,000	12,951(11)	59,512	76,463	(6)
James Hagedorn(7)	18,599,454(12)	145,642(13)	1,388,842(14)	20,133,938	32.01%
Adam Hanft(15)	—	2,175(16)	—	2,175	(6)
Stephen L. Johnson(15)	—	1,064(17)	—	1,064	(6)
William G. Jurgensen	12,500	2,198(18)	—	14,698	(6)
Thomas N. Kelly Jr.	—	6,848(19)	21,442	28,290	(6)
Carl F. Kohrt, Ph.D.	2,000	7,571(20)	—	9,571	(6)
Katherine Hagedorn Littlefield(15)	18,485,680(21)	14,639(22)	71,406	18,571,725	30.22%
Nancy G. Mistretta	—	6,898(23)	—	6,898	(6)
Michael E. Porter, Ph.D.(15)	16,880	—	19,691	36,571	(6)
Barry W. Sanders(7)	462(24)	28,332(25)	79,276	108,070	(6)
Stephanie M. Shern	2,000	14,792(26)	46,431	63,223	(6)
John S. Shiely	2,000	6,044(27)	14,300	22,344	(6)
Denise S. Stump(7)	7,894(28)	32,922(29)	104,263(30)	145,079	(6)
All current directors and executive officers as a group (17 individuals)	18,648,119	337,969	1,815,472	20,801,560	32.75%
Hagedorn Partnership, L.P.	18,485,680(31)	—	—	18,485,680	30.12%
800 Port Washington Blvd., Port Washington, NY 11050
M&G Investment Management Limited(32)	6,150,000(33)	—	—	6,150,000	10.02%
Governor’s House, Laurence Pountney Hill, London, England, EC4R OHH
Independent Franchise Partners, LLP(34)	3,414,081(35)	—	—	3,414,081	5.56%
20 Balderton Street London, UK W1K 6TL
________________________

(1)
Unless otherwise indicated, the beneficial owner has sole voting and dispositive power as to all Common Shares reflected in the table. All fractional Common Shares have been rounded to the nearest whole Common Share. The mailing address of each of the current executive officers and directors of the Company is 14111 Scottslawn Road, Marysville, Ohio 43041.

(2)	All Common Share amounts have been adjusted to account for the Special Dividend paid on March 5, 2007.

(3)
Common Share Equivalents Presently Held figures include: (a) Common Shares represented by amounts credited to the benchmark Company stock fund within the named executive’s bookkeeping account under the ERP; (b) Common Shares subject to RSUs and/or PUs granted to executive officers under the 2006 Long-Term Plan; and (c) Common Shares subject to DSUs granted to directors (together with related dividend equivalents) under the 2006 Long-Term Plan, in each case to the extent such Common Shares may be acquired within 60 days of November 21, 2012. The individual has no voting or dispositive power with respect to the Common Shares attributable to the individual’s bookkeeping account under the ERP or the Common Shares subject to RSUs, PUs or DSUs.

Amounts credited to the benchmark Company stock fund under the ERP are to be distributed in Common Shares. The vesting and settlement schedule associated with the retention awards granted under the ERP is discussed in the section captioned “Elements of Executive Compensation — Executive Retention Awards” within the CD&A.

Each whole RSU or PU represents a contingent right to receive one Common Share. In general, both RSUs and PUs vest on the third anniversary of the grant date. PUs are also subject to the achievement of a three-year performance goal. Both RSUs and PUs are subject to earlier vesting in the event of retirement, death or disability of the individual or a change in control of the Company in certain circumstances, but otherwise will be forfeited in the event of termination prior to the third anniversary of the grant date. Subject to the terms of the 2006 Long-Term Plan, whole vested RSUs and PUs will be settled in a lump sum as soon as administratively practicable, but in no event later than 90 days following the earliest to occur of: (i) termination; (ii) death; (iii) disability; or (iv) the third anniversary of the grant date.

Each whole DSU represents a contingent right to receive one Common Share. Each dividend equivalent represents the right to receive additional DSUs in respect of dividends that are declared and paid during the period beginning on the grant date and ending on the settlement date with respect to the Common Share represented by the related DSU. The vesting and settlement schedule associated with DSUs is discussed in the section captioned “NON-EMPLOYEE DIRECTOR COMPENSATION — Equity-Based Compensation — Vesting and Settlement.” With respect to Mr. Hanft and Mr. Johnson, amounts represent fully vested DSUs granted in connection with their elections to defer a portion of the cash retainer received for services as a director.

(4)	Amounts represent Common Shares that can be acquired upon exercise of options and SARs that are currently exercisable or will first become exercisable within 60 days of November 21, 2012.

(5)	Represents Common Shares that are the subject of DSUs granted to Mr. Barry.

(6)	Represents ownership of less than 1% of the outstanding Common Shares.

(7)	Individual named in the Summary Compensation Table.

(8)	Represents Common Shares held in a custodial account under the Discounted Stock Purchase Plan.

(9)
Represents the aggregate of: (a) 19,632 Common Shares credited to the benchmark Company stock fund within Mr. Brockman’s bookkeeping account under the ERP; and (b) 5,000 Common Shares that are the subject of RSUs granted to Mr. Brockman.

(10)
Represents the aggregate of: (a) 19,632 Common Shares credited to the benchmark Company stock fund within Mr. Evans’ bookkeeping account under the ERP; and (b) 8,700 Common Shares that are the subject of RSUs granted to Mr. Evans.

(11)
Represents Common Shares that are the subject of DSUs granted to Mr. Flannery. Based on the terms of his award agreements, the DSUs granted to Mr. Flannery are not subject to risk of forfeiture because he has completed at least two terms of continuous service on the Board and has reached age 50, making him retirement eligible under his award agreements.

(12)
Mr. Hagedorn is a general partner of Hagedorn Partnership, L.P. (the “Hagedorn Partnership”), and has shared voting and dispositive power with respect to the Common Shares held by the Hagedorn Partnership. See note (31) below for additional disclosures regarding the Hagedorn Partnership. Includes, in addition to those Common Shares described in note (31) below, (a) 74,805 Common Shares held by Mr. Hagedorn directly; (b) 33,747 Common Shares that are allocated to his account and held by the trustee under the RSP; and (c) 5,222 Common Shares held in a custodial account under the Discounted Stock Purchase Plan.

(13)
Represents the aggregate of: (a) 32,121 Common Shares credited to the benchmark Company stock fund within Mr. Hagedorn’s bookkeeping account under the ERP; (b) 63,812 Common Shares that are the subject of RSUs granted to Mr. Hagedorn; and (c) 49,709 Common Shares that are the subject of PUs granted to Mr. Hagedorn. Because Mr. Hagedorn is retirement eligible, all RSUs and PUs are subject to accelerated vesting should he retire prior to the normal vesting dates. With respect to PUs, all performance goals associated with outstanding awards will be deemed to have been met on the date of his retirement.

(14)	Because Mr. Hagedorn is retirement eligible, all NSOs and SARs are subject to accelerated vesting should he retire prior to the normal vesting dates.

(15)	Nominee for election as a director of the Company.

(16)	Represents Common Shares that are the subject of fully vested DSUs granted to Mr. Hanft in connection with his election to defer 50% of his cash retainer for services as a director.

(17)	Represents Common Shares that are the subject of fully vested DSUs granted to Mr. Johnson in connection with his election to defer 25% of his cash retainer for services as a director.

(18)	Represents Common Shares that are the subject of DSUs granted to Mr. Jurgensen.

(19)	Represents Common Shares that are the subject of DSUs granted to Mr. Kelly.

(20)	Represents Common Shares that are the subject of DSUs granted to Dr. Kohrt.

(21)
Ms. Littlefield is a general partner and Chair of the Hagedorn Partnership and has shared voting and dispositive power with respect to the Common Shares held by the Hagedorn Partnership. See note (31) below for additional disclosures regarding the Hagedorn Partnership.

(22)
Represents Common Shares that are the subject of DSUs granted to Ms. Littlefield. Based on the terms of her award agreements, the DSUs granted to Ms. Littlefield are not subject to risk of forfeiture because she has completed at least two terms of continuous service on the Board and has reached age 50, making her retirement eligible under her award agreements.

(23)	Represents Common Shares that are the subject of DSUs granted to Ms. Mistretta.

(24)	Represents Common Shares held in a custodial account under the Discounted Stock Purchase Plan.

(25)
Represents the aggregate of: (a) 19,632 Common Shares credited to the benchmark Company stock fund within Mr. Sanders’ bookkeeping account under the ERP; and (b) 8,700 Common Shares that are the subject of RSUs granted to Mr. Sanders.

(26)
Represents Common Shares that are the subject of DSUs granted to Mrs. Shern. Based on the terms of her award agreements, the DSUs granted to Mrs. Shern are not subject to risk of forfeiture because she has completed at least two terms of continuous service on the Board and has reached age 50, making her retirement eligible under her award agreements.

(27)	Represents Common Shares that are the subject of DSUs granted to Mr. Shiely.

(28)	Represents Common Shares held in a custodial account under the Discounted Stock Purchase Plan.

(29)
Represents the aggregate of: (a) 20,079 Common Shares credited to the benchmark Company stock fund within Ms. Stump’s bookkeeping account under the ERP; (b) 7,632 Common Shares that are the subject of RSUs granted to Ms. Stump; and (c) 5,211 Common Shares that are the subject of PUs granted to Ms. Stump. Because Ms. Stump is retirement eligible, all RSUs and PUs are subject to accelerated vesting should she retire prior to the normal vesting dates. With respect to PUs, all performance goals associated with outstanding awards will be deemed to have been met on the date of her retirement.

(30)	Because Ms. Stump is retirement eligible, all NSOs are subject to accelerated vesting should she retire prior to the normal vesting dates.

(31)
The Hagedorn Partnership is the record owner of 18,485,680 Common Shares. Of those Common Shares, 5,000,000 are pledged as security for a line of credit with a bank. James Hagedorn, Katherine Hagedorn Littlefield, Paul Hagedorn, Peter Hagedorn, Robert Hagedorn and Susan Hagedorn are siblings, general partners of the Hagedorn Partnership and former shareholders of Stern’s Miracle-Gro Products, Inc. (“Miracle-Gro Products”). The general partners share voting and dispositive power with respect to the securities held by the Hagedorn Partnership. James Hagedorn and Katherine Hagedorn Littlefield are directors of the Company. Community Funds, Inc., a New York not-for-profit corporation (“Community Funds”), is a limited partner of the Hagedorn Partnership.

The Amended and Restated Agreement and Plan of Merger, dated as of May 19, 1995 (the “Miracle-Gro Merger Agreement”), among The Scotts Company, ZYX Corporation, Miracle-Gro Products, Stern’s Nurseries, Inc., Miracle-Gro Lawn Products Inc., Miracle-Gro Products Limited, the Hagedorn Partnership, the general partners of the Hagedorn Partnership, Horace Hagedorn, Community Funds and John Kenlon, as amended by the First Amendment to Amended and Restated Agreement and Plan of Merger, made and entered into as of October 1, 1999 (the “First Amendment”), limits the ability of the Hagedorn Partnership, Community Funds, Horace Hagedorn and John Kenlon (the “Miracle-Gro Shareholders”) to acquire additional voting securities of the Company. Under the terms of the Merger Agreement, as amended by the First Amendment, the Miracle-Gro Shareholders may not collectively acquire, directly or indirectly, beneficial ownership of Voting Stock (defined in the Miracle-Gro Merger Agreement, as amended by the First Amendment, to mean the Common Shares and any other securities issued by the Company that are entitled to vote generally for the election of directors of the Company) representing more than 49% of the total voting power of the outstanding Voting Stock, except pursuant to a tender offer for 100% of that total voting power, which tender offer is made at a price per share that is not less than the market price per share on the last trading day before the announcement of the tender offer and is conditioned upon the receipt of at least 50% of the Voting Stock beneficially owned by shareholders of the Company other than the Miracle-Gro Shareholders and their affiliates and associates.

(32)
All information presented in this table regarding M&G Investment Management Limited (“M&G”) was derived from the Schedule 13G, dated May 22, 2012 (the “M&G Schedule 13G”), filed by M&G with the SEC on May 22, 2012 to report beneficial ownership of the Company’s common shares as of May 15, 2012.

(33)	In the M&G Schedule 13G, Independent Franchise Partners reported shared voting power with respect to 6,150,000 common shares and shared dispositive power with respect to 6,150,000 common shares.

(34)
All information presented in this table regarding Independent Franchise Partners, LLP (“Independent Franchise Partners”) was derived from the Schedule 13G, dated February 7, 2012 (the “Independent Franchise Partners Schedule 13G”), filed by Independent Franchise Partners with the SEC on February 7, 2012 to report beneficial ownership of the Company’s common shares as of December 31, 2011.

(35)
In the Independent Franchise Partners Schedule 13G, Independent Franchise Partners reported sole voting power with respect to 3,290,909 common shares, shared voting power with respect to 123,172 common shares, sole dispositive power with respect to 3,414,081 common shares and shared dispositive power with respect to no common shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and any persons beneficially holding more than 10% of the Company’s outstanding Common Shares to file statements reporting their initial beneficial ownership of Common Shares, and any subsequent changes in beneficial ownership, with the SEC by specified due dates that have been established by the SEC. Based solely upon the Company’s review of: (a) Section 16(a) statements filed on behalf of these persons for their respective transactions during the Company’s 2012 fiscal year and (b) representations received from these persons that no other Section 16(a) statements were required to be filed by them for their respective transactions during the Company’s 2012 fiscal year, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers and persons beneficially holding more than 10% of the Company’s outstanding Common Shares were complied with during the Company’s 2012 fiscal year.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals must be received by the Corporate Secretary of the Company no later than August 9, 2013 to be eligible for inclusion in the Company’s form of proxy, notice of meeting and proxy statement relating to the 2014 Annual Meeting of Shareholders. The Company will not be required to include in its proxy materials a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by applicable SEC Rules.

The SEC has promulgated rules relating to the exercise of discretionary voting authority pursuant to proxies solicited by the Board. If a shareholder intends to present a proposal at the 2014 Annual Meeting of Shareholders without including that proposal in the Company’s proxy materials and written notice of the proposal is not received by the Corporate Secretary of the Company by October 23, 2013, or if the Company meets other requirements of the applicable SEC Rules, then the proxies solicited by the Board for use at the 2014 Annual Meeting of Shareholders will confer discretionary authority to the individuals acting under the proxies to vote on the proposal at the 2014 Annual Meeting of Shareholders.

In each case, written notice must be given to the Company’s Corporate Secretary at the following address: The Scotts Miracle-Gro Company, 14111 Scottslawn Road, Marysville, Ohio 43041, Attn: Corporate Secretary.

The Company’s 2014 Annual Meeting of Shareholders is currently scheduled to be held on January 23, 2014.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board knows of no matter that will be presented for action at the Annual Meeting other than those matters discussed in this Proxy Statement. However, if any other matter requiring a vote of the shareholders properly comes before the Annual Meeting, the individuals acting under the proxies solicited by the Board will vote and act according to their best judgments in light of the conditions then prevailing, to the extent permitted under applicable law.

ANNUAL REPORT ON FORM 10-K

Audited consolidated financial statements for the Company and its subsidiaries for the 2012 fiscal year are included in the Company’s 2012 Annual Report. Copies of the Company’s 2012 Annual Report and the Company’s Annual Report on Form 10-K for the 2012 fiscal year (excluding exhibits, unless such exhibits have been specifically incorporated by reference therein) may be obtained, without charge, from the Company’s Investor Relations Department at 14111 Scottslawn Road, Marysville, Ohio 43041. The Company’s Annual Report on Form 10-K for the 2012 fiscal year is also available on the Company’s Internet website located at http://investor.scotts.com and is on file with the SEC, Washington, D.C. 20549.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

Registered shareholders can further save the Company expense by consenting to receive all future proxy statements, forms of proxy and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please access the Internet website www.proxyvote.com when transmitting your voting instructions and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. Your choice will remain in effect unless and until you revoke it.

To revoke your decision to receive or access shareholder communications electronically, access the Internet website www.proxyvote.com, enter your current PIN, select “Cancel my Enrollment” and click on the Submit button. After submitting your entry, the Cancel Enrollment Confirmation screen will be displayed. This screen will show your current Enrollment Number. To confirm your enrollment cancellation, click on the Submit button. Otherwise, click on the Back button to return to the Enrollment Maintenance screen. After submitting your entry, the Cancel Enrollment Complete screen will be displayed. This screen will indicate that your enrollment has been cancelled. You may be asked to complete a brief survey to help us understand why you opted out of electronic delivery. You will be sent an e-mail message confirming the cancellation of your enrollment. No further electronic communications will be conducted for your account and your Enrollment Number will be marked as “Inactive.” You may at any time reactivate your enrollment. You will be responsible for any fees or charges that you would typically pay for access to the Internet.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports to shareholders, proxy statements and Notices of Internet Availability of Proxy Materials) to households. This method of delivery, often referred to as “householding,” permits the Company to send: (a) a single annual report and/or a single proxy statement or (b) a single Notice of Internet Availability of Proxy Materials to multiple registered shareholders who share an address. In each case, each registered shareholder at the shared address must consent to the householding process in accordance with applicable SEC Rules. Each registered shareholder would continue to receive a separate proxy card with proxy materials delivered by mail or e-mail.

Only one copy of this Proxy Statement and the Company’s 2012 Annual Report or one copy of the Notice of Internet Availability of Proxy Materials is being delivered to multiple registered shareholders at a shared address who have affirmatively consented, in writing, to the householding process, unless the Company has subsequently received contrary instructions from one or more of such registered shareholders. A separate proxy card is being included for each account at the shared address to which paper copies of this Proxy Statement and the Company’s 2012 Annual Report have been delivered. The Company will promptly deliver, upon written or oral request, a separate copy of this Proxy Statement and the Company’s 2012 Annual Report or a separate copy of the Notice of Internet Availability of Proxy Materials to a registered shareholder at a shared address to which a single copy of these documents was delivered. A registered shareholder at a shared address may contact the Company by mail addressed to The Scotts Miracle-Gro Company, Investor Relations Department, 14111 Scottslawn Road, Marysville, Ohio 43041, or by phone at (937) 644-0011, to: (a) request additional copies of this Proxy Statement and the Company’s 2012 Annual Report or the Notice of Internet Availability of Proxy Materials or (b) notify the Company that such registered shareholder wishes to receive a separate annual report to shareholders, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, in the future.

Registered shareholders who share an address may request delivery of a single copy of annual reports to shareholders, proxy statements or Notices of Internet Availability of Proxy Materials, as applicable, in the future, if they are currently receiving multiple copies, by contacting the Company as described in the preceding paragraph.

Many brokerage firms and other holders of record have also instituted householding. If your family or others with a shared address have one or more “street name” accounts under which you beneficially own Common Shares, you may have received householding information from your broker/dealer, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement and the Company’s 2012 Annual Report or the Notice of Internet Availability of Proxy Materials or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding.

By Order of the Board of Directors,

JAMES HAGEDORN
Chief Executive Officer and
Chairman of the Board

Annex A

The Scotts Miracle-Gro Company

Long-Term Incentive Plan

Effective as of January 17, 2013

THE SCOTTS MIRACLE-GRO COMPANY
LONG-TERM INCENTIVE PLAN
(EFFECTIVE AS OF JANUARY 17, 2013)

Article 1.

Establishment, Purpose, and Duration

1.1    Establishment. This Plan, an incentive compensation plan, was established by The Scotts Miracle-Gro Company. This Plan was originally effective on January 26, 2006 (the “Effective Date”), was amended and restated effective as of October 30, 2007, was further amended effective as of January 20, 2010, and is hereby further amended and restated effective as of January 17, 2013, as set forth in this document. This Plan shall remain in effect as provided in Section 1.3 hereof.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.

1.2    Purpose of this Plan. The purpose of this Plan is to provide a means whereby Employees, Directors, and Third Party Service Providers develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Directors or Third Party Service Providers and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3    Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate on January 16, 2023. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted after December 4, 2022.

Article 2.

Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1    “Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company), that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.2    “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.3    “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.4    “Award Agreement” means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including in each case any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6    “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7    “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.

2.8    “Cause” means, unless otherwise specified in an Award Agreement or in an applicable employment agreement between the Company and a Participant, with respect to any Participant:

(a)    Willful failure to substantially perform his or her duties as an Employee (for reasons other than physical or mental illness) or director after reasonable notice to the Participant of that failure;

(b)     Misconduct that materially injures the Company or any Subsidiary or Affiliate;

(c)     Conviction of, or entering into a plea of nolo contendere to, a felony; or

(d)     Breach of any written covenant or agreement with the Company or any Subsidiary or Affiliate.

2.9    “Change in Control” means any of the following events:

(a)    The members of the Board on the Effective Date (“Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the then Incumbent Directors also will be treated as an Incumbent Director; or

(b)    Any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act, but excluding the Company, any of its Subsidiaries, any employee benefit plan of the Company or any of its Subsidiaries or Hagedorn Partnership, L.P. or any party related to Hagedorn Partnership, L.P. as determined by the Committee) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities; or

(c)     (i) The merger or other business combination of the Company with or into another entity in which the shareholders of the Company immediately before the effective date of such merger or other business combination own less than fifty percent (50%) of the voting power in such entity; or (ii) the sale or other disposition of all or substantially all of the assets of the Company; or

(d)    The adoption by the shareholders of the Company of a plan relating to the liquidation or dissolution of the Company; or

(e)    For any reason, Hagedorn Partnership, L.P. or any party related to Hagedorn Partnership, L.P. as determined by the Committee becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than forty-nine percent (49%) of the combined voting power of the Company’s then outstanding securities.

Notwithstanding the foregoing, an Award that is subject to Code Section 409A will not be paid or settled upon a Change in Control unless the Change in Control also constitutes a “change in control event” under Code Section 409A and Treasury Regulation Section 1.409A-3(i)(5).

2.10     “Change in Control Price” means the price per Share paid in conjunction with any transaction resulting in a Change in Control (as determined in good faith by the Committee if any part of the offered price is payable other than in cash) or, in the case of a Change in Control occurring solely by reason of events not related to a transfer of Shares, the highest Fair Market Value of a Share on any of the thirty (30) consecutive trading days ending on the last trading day before the Change in Control occurs.

2.11     “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision, as well as any applicable interpretative guidance issued related thereto.

2.12     “Committee” means the Compensation and Organization Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.13    “Company” means The Scotts Miracle-Gro Company, an Ohio corporation, and any successor thereto as provided in Article 20 herein.

2.14    “Covered Employee” means any key Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) ninety (90) days after the beginning of the Performance Period, or (ii) twenty-five percent (25%) of the Performance Period having elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.15    “Director” means any individual who is a member of the Board of Directors of the Company.

2.16    “Effective Date” has the meaning set forth in Section 1.1.

2.17    “Employee” means any individual who performs services for and is designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, and/or Subsidiary during such period.

2.18    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.19    “Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the closing price of a Share on the relevant date if it is a trading day or, if such date is not a trading day, on the next trading day. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder (a) with respect to NQSOs, SARs and Awards that are subject to Code Section 409A, “Fair Market Value” shall mean the value as determined by the Committee through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, within the meaning of Code Section 409A and (b) with respect to all other Awards, the determination of “Fair Market Value” shall be made by the Committee in such manner as it deems appropriate. Such definition(s) of FMV shall be specified in each Award Agreement and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement, or payout of an Award.

2.20    “Full-Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of Shares.

2.21    “Full-Value Factor” has the meaning set forth in Section 4.1(b).

2.22    “Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

2.23    “Grant Price” means the price established at the time of grant of a SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.24    “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.25    “Insider” shall mean an individual who is, on the relevant date, an officer or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board or Committee in accordance with Section 16 of the Exchange Act.

2.26    “Non-employee Director” means a Director who is not an Employee on the Grant Date.

2.27    “Non-employee Director Award” means any NQSO, SAR, or Full-Value Award granted to a Participant who is a Non-employee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

2.28    “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.29    “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

2.30    “Option Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.31    “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.32    “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.33    “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.34    “Performance Measures” means measures as described in Article 12 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.35    “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.36    “Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria or Performance Measure(s), as applicable, have been achieved.

2.37    “Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria or Performance Measure(s), as applicable, have been achieved.

2.38    “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.39    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.40    “Plan” means The Scotts Miracle-Gro Company Long-Term Incentive Plan.

2.41    “Plan Year” means the Company’s fiscal year.

2.42    “Prior Plans” means The Scotts Miracle-Gro Company Amended and Restated 2003 Stock Option and Incentive Equity Plan, as amended, and The Scotts Miracle-Gro Company Amended and Restated 1996 Stock Option Plan, as amended.

2.43    “Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

2.44    “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the Grant Date.

2.45    “Share” means a common share of the Company, without par value per share.

2.46    “Stock Appreciation Right” or “SAR” means an Award, designated as a SAR, pursuant to the terms of Article 7 herein.

2.47    “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.48    “Termination” or “Terminate” means: (a) if a Participant is an Employee, cessation of the employee-employer relationship between a Participant and the Company and all Affiliates and Subsidiaries for any reason; (b) if a Participant is a Non-employee Director, termination of the Non-employee Director’s service on the Board for any reason; and (c) if a Participant is a Third Party Service Provider, termination of the Third Party Service Provider’s service relationship with the Company and all Affiliates and Subsidiaries for any reason. Notwithstanding the foregoing, with respect to any Award subject to Code Section 409A, any such cessation or termination also must constitute a “separation from service” as defined under Treasury Regulation Section 1.409A-1(h). Effective for Awards granted on or after January 20, 2010, an Award Agreement may specify a different definition of “Termination” or “Terminate,” that will apply to such Award Agreement; provided that no such different definition shall cause the term of the Award to which it relates to extend beyond the maximum possible term for such Award contemplated under the applicable provisions of this Plan and any applicable law, regulation or stock exchange rule.

2.49    “Third Party Service Provider” means any consultant, agent, advisor, or independent contractor who renders services to the Company, a Subsidiary, or an Affiliate that (a) are not in connection with the offer or sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

Article 3.

Administration

3.1    General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2    Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any provision of the Plan or any Award Agreement, and, subject to Article 18, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.

3.3    Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4.

Shares Subject to this Plan and Maximum Awards

4.1    Number of Shares Available for Awards.

(a)    Subject to adjustment as provided in Section 4.4 herein, the maximum number of Shares available for issuance to Participants pursuant to Awards granted under this Plan on or after January 17, 2013 (the “Share Authorization”) shall be three million seven hundred twelve thousand two hundred sixty-seven (3,712,267) Shares, plus any additional Shares that become available for issuance as provided in Section 4.2. The limit in this Section 4.1(a) does not apply to the issuance of Shares in connection with Awards (or awards under Prior Plans) granted prior to January 17, 2013, which shall be subject to Article 4 of the Plan as in effect immediately before January 17, 2013. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

(b)    Subject to the provisions of Section 4.2, in determining the number of Shares that remain available for issuance to Participants pursuant to Awards granted under this Plan on or after January 17, 2013, the Share Authorization shall be reduced by one Share for each Share covered by an Option or Stock Appreciation Right granted on or after January 17, 2013, and the Share Authorization shall be reduced by two Shares (the “Full Value Factor”) per each Share subject to an Award, other than an Option or Stock Appreciation Right, granted on or after January 17, 2013. If a Stock Appreciation Right is settled by the issuance of Shares, the Share Authorization shall be reduced by the number of Shares covered by the Stock Appreciation Right rather than the number of Shares issued in settlement of the Stock Appreciation Right.

(c)    The maximum number of Shares of the Share Authorization that may be issued pursuant to the exercise of ISOs granted on or after January 17, 2013, shall be three million seven hundred twelve thousand two hundred sixty-seven (3,712,267) Shares.

(d)    The maximum number of Shares of the Share Authorization that may be issued pursuant to Awards granted to Non-employee Directors on or after January 17, 2013, shall be one million (1,000,000) Shares.

4.2    Reallocation of Shares. To the extent that Awards (or awards under the Prior Plans) terminate on or after September 30, 2012, by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, then the Shares subject to such Award (or award under a Prior Plan) shall be available again for grant under Section 4.1(a) of this Plan and for purposes of the limitations prescribed by Sections 4.1(c) and (d) of this Plan; provided, however, that the number of Shares that shall again be available shall be based on the Full Value Factor (if the previous Award was not an Option or Stock Appreciation Right (or if the Prior Plan award was not an option or stock appreciation right). If any Shares are withheld by the Company or are tendered (either actually or by attestation) by a Participant to satisfy any tax withholding obligation with respect to an Award (other than an Option or Stock Appreciation Right) or a Prior Plan award (other than an option or stock appreciation right), then the Shares so tendered or withheld shall again be available for issuance under the Plan and correspondingly increase the total number of shares available for issuance under Section 4.1(a) of the Plan and the limitations prescribed by Sections 4.1(c) and (d) based on the Full Value Factor. Notwithstanding anything to the contrary in this Section 4.2, the following Shares will not again become available for issuance under the Plan: (i) any Shares which would have been issued upon any exercise of an Option (or an option granted under a Prior Plan) but for the fact that the exercise price was paid by a “net exercise” or any Shares tendered (either actually or by attestation) by a Participant in payment of the exercise price of an Option (or an option granted under a Prior Plan); (ii) any Shares withheld by the Company or Shares tendered (either actually or by attestation) by a Participant to satisfy any tax withholding obligation with respect to an Option (or an option granted under a Prior Plan) or a Stock Appreciation Right or stock appreciation right granted under a Prior Plan (but not other Awards); (iii) Shares covered by a Stock Appreciation Right or a stock appreciation right granted under a Prior Plan that are not issued in connection with the stock settlement upon its exercise; or (iv) Shares that are repurchased by the Company using Option exercise proceeds.

4.3    Annual Award Limits. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of such Awards under this Plan:

(a)    Options: The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be five hundred thousand (500,000), as adjusted pursuant to Sections 4.4 and/or 18.2.

(b)    SARs: The maximum aggregate number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be five hundred thousand (500,000), as adjusted pursuant to Sections 4.4 and/or 18.2.

(c)    Restricted Stock or Restricted Stock Units: The maximum aggregate Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be three hundred thousand (300,000) Shares, as adjusted pursuant to Sections 4.4 and/or 18.2.

(d)    Performance Units or Performance Shares: The maximum aggregate Awards of Performance Units or Performance Shares that a Participant may receive in any one Plan Year shall be three hundred thousand (300,000) Shares, as adjusted pursuant to Sections 4.4 and/or 18.2, or equal to the value of three hundred thousand (300,000) Shares, as adjusted pursuant to Sections 4.4 and/or 18.2, determined as of the date of vesting or payout, as applicable.

(e)    Cash-Based Awards: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed the greater of the value of five million dollars ($5,000,000) or one hundred thousand (100,000) Shares, as adjusted pursuant to Sections 4.4 and/or 18.2, determined as of the date of vesting or payout, as applicable.

(f)    Other Stock-Based Awards: The maximum aggregate grants with respect to Other Stock-Based Awards pursuant to Section 10.2 in any one Plan Year to any one Participant shall be one hundred fifty thousand (150,000) Shares, as adjusted pursuant to Sections 4.4 and/or 18.2.

4.4    Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the Full Value Factor set forth in Section 4.1, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Notwithstanding anything to the contrary in this Section 4.4, an adjustment to an Option or SAR shall be made only to the extent such adjustment complies with the requirements of Code Section 409A.

Subject to the provisions of Article 18 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with paragraph 53 of FASB Interpretation No. 44), subject to compliance with the rules under Code Sections 409A, 422 and 424, as and where applicable.

Article 5.

Eligibility and Participation

5.1    Eligibility. Individuals eligible to participate in this Plan include all Employees, Directors, and Third Party Service Providers.

5.2    Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of, each Award.

Article 6.

Stock Options

6.1    Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted under Code Sections 422 and 424).

6.2    Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which the Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3    Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date; provided, further, however, that the Option Price must be at least equal to one hundred and ten percent (110%) of the FMV of a Share on the Grant Date with respect to any ISO issued to a Participant who, on the Grant Date, owns (as defined in Code §424(d)) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its subsidiary corporation (as defined in Code §424(f)) (a “10% Shareholder”).

6.4    Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the day before the tenth (10th) anniversary date of its grant; provided, further, however, that no ISO granted to a 10% Shareholder shall be exercisable later than the day before the fifth (5th) anniversary of its Grant Date. Notwithstanding the foregoing, for Nonqualified Stock Options granted to Participants outside the United States, the Committee has the authority to grant Nonqualified Stock Options that have a term greater than ten (10) years.

6.5    Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant. Notwithstanding anything in this Plan to the contrary, to the extent that the aggregate FMV of the Shares (determined as of the Grant Date of the applicable ISO) with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and its subsidiary corporations (as defined in Code §424(f)) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.

6.6    Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other period, if any, as the Committee may permit) prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) by a cashless (broker-assisted) exercise; (d) by a combination of (a), (b) and/or (c); or (e) any other method approved or accepted by the Committee in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8    Termination of Employment or Service. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following the Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for Termination.

6.9    Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) calendar days thereof.

Article 7.

Stock Appreciation Rights

7.1    Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee.

Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

The Grant Price for each grant of a SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the Grant Date must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date.

7.2    SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3    Term of SAR. The term of a SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee has the authority to grant SARs that have a term greater than ten (10) years.

7.4    Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.5    Settlement of SARs. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)    The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)    The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout may be set forth in the Award Agreement pertaining to the grant of the SAR.

7.6    Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following the Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for Termination.

7.7    Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of a SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of a SAR for a specified period of time.

Article 8.

Restricted Stock and Restricted Stock Units

8.1    Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan or an Award Agreement, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the Grant Date.

8.2    Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8.3    Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

8.4    Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

The sale or transfer of the common shares of The Scotts Miracle-Gro Company represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in The Scotts Miracle-Gro Company Long-Term Incentive Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement will be provided by The Scotts Miracle-Gro Company, without charge, within five (5) days after receipt of a written request therefor.

8.5    Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.6    Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following the Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for Termination.

8.7    Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9.

Performance Units/Performance Shares

9.1    Grant of Performance Units/Performance Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

9.2    Value of Performance Units/Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

9.3    Earning of Performance Units/Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.4    Form and Timing of Payment of Performance Units/Performance Shares. Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5    Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following the Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for Termination.

Article 10.

Cash-Based Awards and Other Stock-Based Awards

10.1    Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

10.2    Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3    Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.4    Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines and as specified in the Award Agreement.

10.5    Termination of Employment or Service. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following the Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in an agreement entered into with each Participant, need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for Termination.

Article 11.

Transferability of Awards

11.1    Transferability. Except as provided in Section 11.2 below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant or the Participant’s legal representative. Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death, may be provided.

11.2    Committee Action. The Committee may, in its discretion, determine that notwithstanding Section 11.1, any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8).

Article 12.

Performance Measures

12.1    Performance Measures. The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share (basic or diluted);

(c)	Net sales or revenue growth;

(d)	Net operating profit;

(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)	Gross or operating margins;

(i)	Productivity ratios;

(j)	Share price (including, but not limited to, growth measures and total shareholder return);

(k)	Expense targets;

(l)	Margins;

(m)	Operating efficiency;

(n)	Market share;

(o)	Customer satisfaction;

(p)	Working capital targets;

(q)	Economic value added or EVA(R) (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

(r)	Developing new products and lines of revenue;

(s)	Reducing operating expenses;

(t)	Developing new markets;

(u)	Meeting completion schedules;

(v)	Developing and managing relationships with regulatory and other governmental agencies;

(w)	Managing cash;

(x)	Managing claims against the Company, including litigation; and

(y)	Identifying and completing strategic acquisitions.

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (j) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12.

12.2    Evaluation of Performance. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

12.3    Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

12.4    Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 12.1.

Article 13.

Non-employee Director Awards

The Board shall determine all Awards to Non-employee Directors. The terms and conditions of any grant to any such Non-employee Director shall be set forth in an Award Agreement.

Article 14.

Dividend Equivalents

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award (other than Options or SARs), to be credited as of dividend payment dates, during the period between the Grant Date and the date the Award vests or expires, as determined by the Committee; provided, however, that dividend equivalents on Performance Shares shall be payable only when and to the extent that the Performance Shares vest. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee.

Article 15.

Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s spouse, executor, administrator, or legal representative.

Article 16.

Rights of Participants

16.1    Employment or Service. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to Terminate any Participant at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director or Third Party Service Provider for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 18, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

16.2    Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

16.3    Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 17.

Change in Control

17.1    Accelerated Vesting and Settlement. Subject to Section 17.2, on the date of any Change in Control:

(a)    Each Option and SAR (other than Options and SARs of Non-employee Directors) outstanding on the date of a Change in Control (whether or not exercisable) will be cancelled in exchange (i) for cash equal to the excess of the Change in Control Price over the Option Price or Grant Price, as applicable, associated with the cancelled Option or SAR or, (ii) at the Committee’s discretion, for whole Shares with a Fair Market Value equal to the excess of the Change in Control Price over the Option Price or Grant Price, as applicable, associated with the cancelled Option or SAR and the Fair Market Value of any fractional Share will be distributed in cash. However, the Committee, in its sole discretion, may offer the holders of the Options or SARs to be cancelled a reasonable opportunity (not longer than 15 days beginning on the date of the Change in Control) to exercise all their outstanding Options and SARs (whether or not otherwise then exercisable);

(b)    All performance goals associated with Awards for which performance goals have been established will be deemed to have been met on the date of the Change in Control, all Performance Periods accelerated to the date of the Change in Control and all outstanding Awards for which performance goals have been established (including those subject to the acceleration described in this subsection) will be distributed in a single lump sum cash payment within thirty (30) days following such Change in Control; and

(c)    All other then-outstanding Awards whose exercisability or vesting depends merely on the satisfaction of a service obligation by a Participant to the Company, Subsidiary, or Affiliate (“Service Award”) shall vest in full and be free of restrictions related to the vesting of such Awards. All Service Awards whose vesting is so accelerated will be distributed, if not already held by a Participant and to the extent applicable, (i) in a single lump-sum cash payment within thirty (30) days following such Change in Control based on the Change in Control Price or, (ii) at the Committee’s discretion, in the form of whole Shares based on the Change in Control Price.

17.2    Alternative Awards. Section 17.1 will not apply to the extent that the Committee reasonably concludes in good faith before the Change in Control occurs that Awards will be honored or assumed or new rights substituted for the Award (collectively, “Alternative Awards”) by the Employee’s employer (or the parent or a subsidiary of that employer) immediately after the Change in Control, provided that any Alternative Award must:

(a)    Be based on stock that is (or, within 60 days of the Change in Control, will be) traded on an established securities market;

(b)    Provide the Employee with the rights and entitlements substantially equivalent to or better than the rights, terms and conditions of each Award for which it is substituted, including an identical or better exercise or vesting schedule and identical or, in the case of an Award that is not subject to Section 409A of the Code, better timing and methods of payment;

(c)    Have substantially equivalent economic value to the Award (determined at the time of the Change in Control) for which it is substituted; and

(d)    Provide that, if the Employee is involuntarily Terminated without Cause or the Employee constructively Terminates, any conditions on the Employee’s rights under, or any restrictions on transfer or exercisability applicable to, each Alternative Award will be waived or lapse. For purposes of this section, a constructive Termination means a Termination by an Employee following a material reduction in the Employee’s compensation or job responsibilities (when compared to the Employee’s compensation and job responsibilities on the date of the Change in Control) or the relocation of the Employee’s principal place of employment to a location at least fifty (50) miles from his or her principal place of employment on the date of the Change in Control (or other location to which the Employee has been reassigned with his or her written consent), in each case without the Employee’s written consent.

Notwithstanding anything herein to the contrary, no Alternative Award shall be made with respect to an Option or SAR if it would cause the Option or SAR to fail to comply with the requirements of Code Section 409A.

17.3    Non-employee Directors’ Awards. Upon a Change in Control, each outstanding:

(a)    Option or SAR held by a Non-employee Director will be cancelled unless (i) the Shares continues to be traded on an established securities market after the Change in Control or (ii) the Non-employee Director continues to be a Board member after the Change in Control. In the situations just described, the Options or SARs held by a Non-employee Director will be unaffected by a Change in Control. Any Options and SARs held by a Non-employee Director to be cancelled under the next preceding sentence will be exchanged (iii) for cash equal to the excess of the Change in Control Price over the Option Price or Grant Price, as applicable, associated with the cancelled Option or SAR held by a Non-employee Director or, (iv) at the Board’s discretion, for whole Shares with a Fair Market Value equal to the excess of the Change in Control Price over the Option Price or Grant Price, as applicable, associated with the cancelled Option or SAR held by a Non-employee Director and the Fair Market Value of any fractional Share will be distributed in cash. However, the Board, in its sole discretion, may offer Non-employee Directors holding Options or SARs to be cancelled a reasonable opportunity (not longer than 15 days beginning on the date of the Change in Control) to exercise all their outstanding Options and SARs (whether or not otherwise then exercisable).

(b)    Restricted Stock or Restricted Stock Unit held by a Non-employee Director will be settled within thirty (30) days following such Change in Control for a lump sum cash payment equal to the Change in Control Price.

(c)    All other types of Awards held by a Non-employee Director will be settled within thirty (30) days following such Change in Control for a lump sum cash payment equal to the Change in Control Price less any amount the Non-employee Director would be required to pay in order for the Award to be exercised or settled, other than any such amount related to taxes.

Article 18.

Amendment, Modification, Suspension, and Termination

18.1    Amendment, Modification, Suspension, and Termination. Subject to Section 18.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders and except as provided in Section 4.4, (a) Options or SARs issued under this Plan will not be repriced, replaced, or regranted through cancellation, or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, and (b) no payment shall be made to cancel an Option or SAR when the Option Price or Grant Price, as the case may be, exceeds the Fair Market Value. No material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

18.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. Notwithstanding anything to the contrary in this Section 18.2, an adjustment to an Option or SAR shall be made only to the extent such adjustment complies with the requirements of Code Section 409A.

18.3    Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 18.4), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

18.4    Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, each Participant agrees to any amendment made pursuant to this Section 18.4 to any Award granted under the Plan without further consideration or action.

Article 19.

Withholding

19.1    Tax Withholding. The Company shall have the power and the right to deduct or withhold at the time amounts under the Plan are distributed, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

19.2    Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, a Participant may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable to the Participant at the time of the withholding. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 20.

Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 21.

General Provisions

21.1    Forfeiture Events.

(a)    The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for Cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b)    If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12)-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement.

21.2    Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

21.3    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

21.4    Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.5    Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchange as may be required.

21.6    Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)    Obtaining any approvals from governmental agencies that the Company determines are necessary; and

(b)    Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary.

21.7    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.8    Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

21.9    Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees, Directors, or Third Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)    Determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b)    Determine which Employees, Directors, and/or Third Party Service Providers outside the United States are eligible to participate in this Plan;

(c)    Modify the terms and conditions of any Award granted to Employees and/or Third Party Service Providers outside the United States to comply with applicable foreign laws;

(d)    Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 21.9 by the Committee shall be attached to this Plan document as appendices; and

(e)    Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

21.10    Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

21.11    Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

21.12    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

21.13    Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

21.14    Deferred Compensation. If any Award would be considered deferred compensation as defined under Code Section 409A and if this Plan fails to meet the requirements of Code Section 409A with respect to such Award, then such Award shall be null and void. However, other than with respect to Options and SARs, the Committee (or, with respect to Non-employee Directors, the Board) may permit deferrals of compensation pursuant to the terms of a Participant’s Award Agreement, a separate plan or a subplan which meets the requirements of Code Section 409A and any related guidance. Additionally, to the extent any Award is subject to Code Section 409A, notwithstanding any provision herein to the contrary, the Plan does not permit the acceleration or delay of the time or schedule of any distribution related to such Award, except as permitted by Code Section 409A, the Treasury Regulations thereunder, and/or the Secretary of the United States Treasury.

21.15    Company Policies. All Awards granted under the Plan shall be subject to any applicable Company clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company from time to time.

21.16    Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

21.17    No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

21.18    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Ohio, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

21.19    Indemnification. Subject to requirements of Ohio law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or Code of Regulations, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

21.20    Controlling Language. Unless otherwise specified herein, in the event of a conflict between the terms of the Plan and the terms of an Award Agreement, the terms of the Plan shall control.

The Scotts Miracle-Gro Company

2013 Annual Meeting of Shareholders

The Berger Learning Center
14111 Scottslawn Road
Marysville, Ohio 43041
Telephone: 937-644-0011
Fax: 937-644-7568

January 17, 2013, at 9:00 A.M. Eastern Time

Directions

From Port Columbus to The Scotts Miracle-Gro Company World Headquarters, The Berger Learning Center:

Leaving Port Columbus, follow signs to I-270 North. Take I-270 around the city to Dublin. Exit Route 33 to Marysville (northwest) and continue approximately 15 miles.

Take the Scottslawn Road exit. Make a left and cross over the highway. The Scotts Miracle-Gro Company World Headquarters — Horace Hagedorn Building is the first left. Follow signs for entry into The Berger Learning Center.

THE Scotts Miracle-Gro COMPANY

14111 SCOTTSLAWN ROAD
MARYSVILLE, OH 43041

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time on January 16, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by The Scotts Miracle-Gro Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on January 16, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Scotts Miracle-Gro Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M50925-P31578-Z59104 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE SCOTTS MIRACLE-GRO COMPANY

	For All	Withhold All	For All Except
1. Election of four directors, each to serve for a term of three years to expire at the 2016 Annual Meeting of Shareholders:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Adam Hanft
02) Stephen L. Johnson
03) Katherine Hagedorn Littlefield
04) Michael E. Porter, Ph.D.

The undersigned shareholder(s) authorize the individuals designated to vote this proxy to vote, in their discretion, to the extent permitted by applicable law, upon such other matters (none known by the Company at the time of solicitation of this proxy) as may properly come before the Annual Meeting or any adjournment or postponement.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name appears hereon. The signer hereby revokes all prior proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Note: Please fill in, sign, date and return this proxy card in the enclosed envelope. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full title as such. If shareholder is a corporation, please sign the full corporate name by an authorized officer. If shareholder is a partnership or other entity, an authorized person should sign in the entity's name. Joint Owners must each sign individually.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

M50926-P31578-Z59104

THE SCOTTS MIRACLE-GRO COMPANY

The holder(s) of common shares of The Scotts Miracle-Gro Company (the "Company") identified on this proxy card hereby appoint(s) James Hagedorn and Vincent C. Brockman, and each of them, the proxies of the shareholder(s), with full power of substitution in each, to attend the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at The Berger Learning Center, 14111 Scottslawn Road, Marysville, Ohio 43041, on Thursday, January 17, 2013, at 9:00 a.m. Eastern Time, and any adjournment or postponement, and to vote all of the common shares which the shareholder(s) is/are entitled to vote at such Annual Meeting or any adjournment or postponement.

Where a choice is indicated, the common shares represented by this proxy card, when properly executed and returned, will be voted or not voted as specified. If no choice is indicated, the common shares represented by this proxy card when properly executed and returned will be voted "FOR" the election of the nominees listed in Proposal Number 1 as directors of the Company, to the extent permitted by applicable law, "FOR" approval, on an advisory basis, of the compensation of the Company's named executive officers as set forth in Proposal Number 2, "FOR" approval of an amendment and restatement of The Scotts Miracle-Gro Company Amended and Restated 2006 Long-Term Incentive Plan to, among other things, increase the maximum number of common shares available for grant to participants under the plan as described under Proposal Number 3, and "FOR" the ratification of the selection of the independent registered public accounting firm listed in Proposal Number 4. If any other matters are properly brought before the Annual Meeting or any adjournment or postponement, or if a nominee for election as a director named in the Proxy Statement who would have otherwise received the required number of votes is unable to serve or for good cause will not serve, the common shares represented by this proxy card will be voted in the discretion of the individuals designated to vote this proxy card, to the extent permitted by applicable law, on such matters or for such substitute nominee(s) as the directors of the Company may recommend.

If common shares are allocated to the account of a shareholder under The Scotts Company LLC Retirement Savings Plan (the "RSP"), then the shareholder hereby directs the Trustee of the RSP to vote all common shares of the Company allocated to such account under the RSP in accordance with the instructions given herein, at the Company's Annual Meeting and at any adjournment or postponement, on the matters set forth on the reverse side. If no instructions are given, the proxy will not be voted by the Trustee of the RSP.

The shareholder(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement for the January 17, 2013 Annual Meeting, as well as the Company's 2012 Annual Report. Any proxy heretofore given to vote the common shares which the shareholder(s) is/are entitled to vote at the Annual Meeting is hereby revoked.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE SCOTTS MIRACLE-GRO COMPANY.

(This proxy card continues and must be signed and dated on the reverse side.)

— Before You Vote —

How to Access the Proxy Materials

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NOTICE OF THE 2013 ANNUAL MEETING AND PROXY STATEMENT   2012 ANNUAL REPORT

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M50928-P31578

Voting Items

1. Election of four directors, each to serve for a term of three years to expire at the 2016 Annual Meeting of Shareholders:

   Nominees:

   01) Adam Hanft
   02) Stephen L. Johnson
   03) Katherine Hagedorn Littlefield
   04) Michael E. Porter, Ph.D.

M50929-P31578